Exhibit 99.4

Draft for discussion purposes only dated May 24rd, 2010 Subject to revision and comment Subject to final CCAA Plan and Creditors Meeting Order

NOTICE OF MEETING AND

INFORMATION CIRCULAR

PERTAINING TO A

PLAN OF REORGANIZATION AND

COMPROMISE

UNDER

THE COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA)

AND THE CANADA BUSINESS CORPORATIONS ACT

INVOLVING ABITIBIBOWATER INC.

AND CERTAIN OF ITS SUBSIDIARIES LISTED IN APPENDIX A

– AND –

A RIGHTS OFFERING

OF

REORGANIZED ABH IN CONNECTION THEREWITH

—, 2010

This information circular is being distributed to creditors of certain subsidiaries of AbitibiBowater Inc. listed in Appendix A hereto by and on behalf of such entities and AbitibiBowater Inc. in connection with the meeting called to consider the reorganization and compromise proposed by them which is scheduled to be held at [10:00 a.m.] (Montreal time) on —, 2010 at —, Montreal, Québec, Canada and a rights offering of Reorganized ABH in connection therewith.

These materials require your immediate attention. You should consult your professional advisors in connection with the contents of these documents. Should you have any questions regarding voting, the rights offering or other procedures or should you wish to obtain additional copies of these materials, you may contact Ernst & Young Inc., which acts as the Monitor, at 800 René-Lévesque Blvd. West, Suite 2000, Montreal, Québec, H3B 1X9 Canada (Attention: the Monitor), facsimile number: 1-514-879-3992 and telephone number: 1-866-246-7889.

TABLE OF CONTENTS

LETTER TO AFFECTED UNSECURED CREDITORS	1

NOTICE TO UNITED STATES CREDITORS	3

NOTICE TO NEW HAMPSHIRE RESIDENTS	3

NOTICE OF CREDITORS’ MEETING	4

IMPORTANT INFORMATION	7

WHERE YOU CAN FIND MORE INFORMATION	7

FORWARD-LOOKING STATEMENTS	8

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES	8

EXCHANGE RATES	9

SUMMARY	10

Meeting	10
AbitibiBowater Inc	11
Abitibi-Consolidated Company of Canada	11
Abitibi-Consolidated Inc	11
Bowater Canadian Forest Products Inc	12
Background to the CCAA Plan	12
Status of Claims Process	12
The CCAA Plan	12
Treatment of Affected Unsecured Creditors	13
Treatment of Unaffected Creditors	13
Claims not Subject to the CCAA Plan	14
Separate Plans	14
Conditions to Implementation of the CCAA Plan	14
Court Approval and Sanction Hearing	14
Liquidation Analysis	15
Exit Loan Facilities	15
Rights Offering	15
Reorganized ABH	15
Risk Factors	15
Income Tax Considerations	15
Exchange Listings	15
Recommendations of the Monitor and the Applicants	16
Additional Information and Inquiries	16

GLOSSARY OF TERMS	17

I. INTRODUCTION	41

II. CREDITORS’ MEETING AND VOTING INSTRUCTIONS	41

A. PROCEDURE FOR CREDITORS’ MEETING	41
B. ENTITLEMENT TO VOTE	42
Claims Bar Dates	42
Examination of Proofs of Claim	44
C. VOTING AT CREDITORS’ MEETING	44
Classes of Affected Claims	44
Voting Claims	45
Transfer of Voting Claims	45
Transfer or Assignment of Affected Claims	45
Solicitation of Proxies	45
Voting by Proxy	46
Revocation of Proxies	47
Election Notice	47
Non-registered Noteholders	47
D. RIGHTS OFFERING	48

III. INFORMATION ABOUT ABH, THE APPLICANTS AND THE BUSINESS	48

A. CORPORATE STRUCTURE	48
B. OVERVIEW OF BUSINESS OPERATIONS	51
C. INDUSTRY OVERVIEW	54
D. EMPLOYEES	55
E. MANAGEMENT	55
Board	55
Executive Officers	55
F. LEASES	56
G. ENVIRONMENTAL MATTERS	56

IV. CAPITALIZATION OF ABH AND THE APPLICANTS	56

A. SHARE CAPITAL	56
B. CANCELLATION OF ABH EXISTING SHARES	56
C. INDEBTEDNESS	56
Canadian Unsecured Notes	56
Canadian Secured Notes	57
ACCC Term Loan Facility	57
Abitibi Securitization Program	57
ACH Limited Partnership Credit Agreement	58
Investissement Québec Financing	59
Bowater Notes and Debentures	59
ABH Convertible Notes	60
BCFPI Secured Credit Agreement	60
Inter-company Debt	60

V. THE CCAA PLAN	61

A. EVENTS LEADING TO THE CCAA PROCEEDINGS	61
B. EVENTS SUBSEQUENT TO THE CCAA PROCEEDINGS	61
CCAA Filing	61
DIP Credit Facilities	61
Appointment of the Official Committee of Unsecured Creditors	64
Ad Hoc Unsecured Noteholders Committee	64
Sale of Manicouagan Power Company	64
AbitibiBowater U.S. Holding LLC Note Repayment Transactions	64
Other Sale of Assets and Cost Savings Initiatives	65
Other Cost Savings Initiatives	66
Adversary Proceedings	66
Other Significant Actions	67
C. CLAIMS AND VOTING PROCESS	67
Claims Procedure Orders	67

Cross-border Insolvency Protocol	67
Cross-border Claims Protocol	68
Cross-border Voting Protocol	68
Status of Claims Process	68
D. IMPACT OF THE CCAA PLAN	70
Debt and Capital Structure	70
E. ILLUSTRATIVE RECOVERIES	70
F. DESCRIPTION OF THE CCAA PLAN	71
Purpose of the CCAA Plan	71
Timing for the CCAA Plan to Become Effective	72
Compromise and Arrangement	72
Implementation of the CCAA Plan	82
Distributions under the CCAA Plan	84
Required Approvals	87
Conditions Precedent to Implementation of CCAA Plan	88
CCAA Plan Releases	91
Cancellation, Assignment, Transfer or Other Alienation of Canadian Unsecured Notes, Canadian Secured Notes, ACCC Term Loan Documents, BCFPI Secured Bank Documents and Agreements	93
Cancellation of Liens	94
Treatment of Executory Contracts and Unexpired Leases	94
Confirmation of CCAA Plan	94
Paramountcy	95
Modifications to the CCAA Plan	95
Failure to Implement the CCAA Plan	95
G. ARRANGEMENT WITH UNIONS	95
H. PENSION PLAN ARRANGEMENTS	96
I. SUMMARY OF U.S. PLAN	96

VI. EXIT LOAN FACILITIES	96

ABL Exit Financing Facility	96
Term Loan Exit Financing Facility	96

VII. RIGHTS OFFERING	96

Withdrawal or Reduction of Rights Offering	97
Subscription Period	97
Subscription Procedures	97
No Transfer; Detachment Restrictions; No Revocation	97
Undersubscription; Backstop Agreement	97
Distribution of Rights Offering Notes	98

VIII. REORGANIZED ABH	98

Reorganized ABH	98
Corporate Governance	98
Management and Director Compensation and Incentive Plans and Programs	98
Employee Compensation and Benefit Programs	99
Litigation Committee	99

IX. RISK FACTORS	99

Risks Relating to the CCAA Plan and its Implementation	99
Risks Relating to the Company’s Financial Condition	101
Risks Related to the Company’s Business	102
Risks Relating to the New ABH Common Stock	109
Risk Factors Relating to the Rights Offering – Generally	111
Risk Factors Relating to the Rights Offering Notes	111

X. INCOME TAX CONSIDERATIONS	111

A. CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	111
Residents of Canada	112
Non-Residents of Canada	116
Consequences to the Company	117
B. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	117
U.S. Federal Income Tax Consequences to the Company	119
U.S. Federal Income Tax Considerations for U.S. Holders	119
U.S. Federal Income Tax Considerations for Non-U.S. Holders	126

XI. OTHER CONSIDERATIONS	128

A. NEW ABH COMMON STOCK AND RIGHTS OFFERING NOTES	128
B. CANADIAN SECURITIES LAW CONSIDERATIONS	129
C. UNITED STATES SECURITIES LAW CONSIDERATIONS	130
Federal	130
State	131
D. STOCK EXCHANGE LISTING	131

XII. RECOMMENDATION OF THE MONITOR	131

XIII. RECOMMENDATION OF THE APPLICANTS	131

XIV. LEGAL MATTERS	131

XV. QUESTIONS AND FURTHER ASSISTANCE	131

XVI. AUDITORS, TRANSFER AGENTS AND REGISTRAR	131

Appendix A Applicants	A-1
Appendix B Resolution	B-1
Appendix C Plan of Reorganization and Compromise	C-1
Appendix D Creditors’ Meeting Order	D-1
Appendix E Claims Procedure Orders	E-1
Appendix F Liquidation Analysis	F-1
Appendix G Financial Projections	G-1
Appendix H Enterprise Valuation	H-1

LETTER TO AFFECTED UNSECURED CREDITORS

—, 2010

TO: Affected Unsecured Creditors of certain subsidiaries of AbitibiBowater Inc. listed in Appendix A hereto.

AbitibiBowater Inc. (“ABH”) and certain of its subsidiaries listed in Appendix A – “Applicants” to the Notice of Meeting and Information Circular accompanying this letter (collectively, the “Applicants”) are inviting you to a meeting (the “Creditors’ Meeting”) which is scheduled to be held at — Montreal, Québec, Canada, at [10:00 a.m.] (Montreal time), on —, 2010, to present, for your approval, a resolution relating to a proposed plan of reorganization and compromise (as amended from time to time, the “CCAA Plan”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the Canada Business Corporations Act (“CBCA”). Certain subsidiaries of ABH are also pursuing a parallel reorganization in the United States and have submitted a separate joint plan of reorganization under applicable United States bankruptcy laws (the “U.S. Plan” and, together with the CCAA Plan, the “Plans”). Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S. Plan, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

Purpose of the CCAA Plan

The CCAA Plan is designed to:

(i)	provide for a coordinated restructuring and compromise of the Applicants’ debt obligations; and

(ii)	reorganize and simplify the Applicants’ corporate and capital structure.

The Plans are the result of an extensive review of the available alternatives by the Applicants and their financial and legal advisors, with the assistance of Ernst & Young Inc., which is acting as the Monitor (as defined in the CCAA Plan), and lengthy negotiations with the various creditor groups, regulators and other stakeholders.

We are now asking you to approve the CCAA Plan so that the Applicants or their successors can emerge as a viable going concern and focus their resources on serving their customers and building value for their stakeholders. We believe that the implementation of the Plans will contribute to ABH’s positioning as a stable and long-term competitor in the forest products industry.

Most Likely Alternative is Liquidation

[NTD: To follow.]

Rights Offering

In connection with the CCAA Plan, Affected Unsecured Creditors also have the right to participate in a rights offering (the “Rights Offering“) and will be eligible to subscribe for up to US$500 million of convertible unsecured subordinated notes.

Creditors’ Meeting

The attached Notice of Meeting and Information Circular contains information to allow you to make a decision in respect of your vote at the Creditors’ Meeting and whether to participate in the Rights Offering. To have your vote counted in respect of the resolution for each of the classes of Affected Unsecured Creditors to which you belong and to participate in the Rights Offering, please complete each of the applicable enclosed Form(s) of Proxy and subscription notice, and, if applicable, the election notice included in the Form of Proxy. These must be received by the Monitor prior to 5:00 p.m. (Montreal time) on or before —, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of the Creditors’ Meeting, or deposited with the chair of the Creditors’ Meeting prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Should you have any questions regarding the vote or other procedures or matters with respect to the Creditors’ Meeting or the CCAA Plan, please contact the Monitor as follows:

By telephone (toll-free):	1-866-246-7889

By registered mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meeting

By facsimile:	1-514-879-3992

By email:	abitibibowater@ca.ey.com

Your vote at the Creditors’ Meeting is important. Whether or not you expect to attend, please complete and return each of the applicable enclosed Form of Proxy and, if applicable, the election notice included in the Form of Proxy, which will ensure that you are represented at the Creditors’ Meeting.

We thank you for your continued support, cooperation and confidence in ABH throughout our restructuring process.

Yours truly,

David J. Paterson
President and Chief Executive Officer

NOTICE TO UNITED STATES CREDITORS

This Circular has been prepared in accordance with disclosure requirements and standards applicable in proceedings under the CCAA. Affected Unsecured Creditors should be aware that such requirements are different from those of the United States. The historical financial statements of ABH which are incorporated by reference into this Circular have been prepared in accordance with United States generally accepted accounting principles. The financial information contained in Appendix G – “Financial Projections” is based, in part, on estimates of values and assumptions and does not purport to represent what the Company’s actual financial position will be upon emergence from the CCAA Proceedings or represent what the fair value of the Company’s assets and liabilities will be at the Implementation Date.

Affected Unsecured Creditors should be aware that the receipt of the securities described herein pursuant to the CCAA Plan may have tax consequences both in the United States and in Canada. Such consequences for Affected Unsecured Creditors who are residents in, or citizens of, the United States may not be fully described in this Circular. See “Income Tax Considerations” for information concerning tax consequences of the CCAA Plan for Affected Unsecured Creditors who are U.S. taxpayers. [The enforcement by Affected Unsecured Creditors and other investors of civil liabilities under U.S. securities Laws may be affected adversely by [NTD: To be inserted based on jurisdiction of formation of Reorganized ABH, nationality of directors, etc.]

NEITHER THIS CIRCULAR NOR THE SECURITIES TO BE ISSUED PURSUANT TO THE CCAA PLAN OR THE RIGHTS OFFERING HAS BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTICE OF CREDITORS’ MEETING

ERNST & YOUNG INC.

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC	Commercial Division
DISTRICT OF MONTREAL	Designated tribunal under the
COURT NO: 500-11-036133-094	Companies’ Creditors Arrangement Act

IN THE MATTER OF THE PLAN OF REORGANIZATION AND COMPROMISE OF ABITIBIBOWATER INC. AND CERTAIN OF ITS SUBSIDIARIES.

NOTICE OF CREDITORS’ MEETING

NOTICE IS HEREBY GIVEN that AbitibiBowater Inc. and certain of its subsidiaries listed in Appendix A – “Applicants” to the Notice of Meeting and Information Circular dated —, 2010 (the “Circular”) (collectively, the “Applicants”) have filed with the Québec Superior Court of Justice, Commercial Division (the “Court”) a plan of reorganization and compromise (as amended from time to time, the “CCAA Plan”) pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) and Section 191 of the Canada Business Corporations Act (the “CBCA”).

A copy of the CCAA Plan is set out as Appendix C – “Plan of Reorganization and Compromise” to the Circular. Unless otherwise indicated, terms defined in the section of the Circular entitled “Glossary of Terms” shall have the same meanings in this Notice of Creditors’ Meeting.

The CCAA Plan contemplates the reorganization of the Applicants and the compromise of the Affected Claims of the Affected Unsecured Creditors.

NOTICE IS ALSO HEREBY GIVEN to Affected Unsecured Creditors of each Affected Unsecured Creditor Class that the Creditors’ Meeting will be held at —, Montreal, Québec, Canada, at [10:00 a.m.] (Montreal time), on —, 2010 for the purposes of:

(i)	considering and, if thought advisable, adopting a resolution in respect of such Affected Unsecured Creditor Class to approve the CCAA Plan (the full text of which resolution is set out as Appendix B – “Resolution” to the Circular), with or without variation; and

(ii)	transacting such other business as may properly come before the Creditors’ Meeting.

The Creditors’ Meeting is being held pursuant to the Creditors’ Meeting Order made on —, 2010 by the Honourable Clément Gascon of the Court. A copy of the Creditors’ Meeting Order is set out as Appendix D – “Creditors’ Meeting Order” to the Circular.

Affected Unsecured Creditors who wish to vote on the Resolution in respect of each of the Affected Unsecured Creditor Classes to which they belong to approve the CCAA Plan must have submitted Proofs of Claim and proven their Claims in the manner and within the time specified in the Creditors’ Meeting Order and the Claims Procedure Orders, copies of which are set out as Appendix D – “Creditors’ Meeting Order” and Appendix E – “Claims Procedure Orders” to the Circular. Affected Unsecured Creditors who do not have Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order and the Claims Procedure Orders are not entitled to attend or vote at the Creditors’ Meeting.

For the purpose of voting on and receiving distributions pursuant to the CCAA Plan, the Claims are divided into 21 classes, as set out in the Creditors’ Meeting Order and the CCAA Plan. In order for the CCAA Plan to become effective: (i) the CCAA Plan must be approved at the Creditors’ Meeting by the affirmative vote of a majority in number, representing not less than two-thirds in value of the Voting Claims, of Affected Unsecured Creditors voting in each Affected Unsecured Creditors Class (in person or by Proxy), (ii) the U.S. Plan described in the Circular must become effective and be implemented in accordance with its terms; and (iii) the conditions to the implementation and effectiveness of the CCAA Plan (as described in the Circular) must be satisfied or waived.

Any Affected Unsecured Creditor who is entitled to vote at the Creditors’ Meeting but is unable or does not intend to attend the Creditors’ Meeting may vote by dating, signing and returning the enclosed applicable Form(s) of Proxy (the “Proxy”) in the return envelope provided in accordance with the instructions accompanying the Proxy. In order to be used at the Creditors’ Meeting, a Proxy must be received by the Monitor, Ernst & Young Inc., by registered mail, courier, e-mail or facsimile at the address set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on —, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of the Creditors’ Meeting, or with the Chair of the Creditors’ Meeting prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Affected Unsecured Creditors who intend to attend the Creditors’ Meeting and elect to receive a Cash distribution in accordance with the CCAA Plan must also complete and sign the election notice included in the Proxy and deposit it, as described above, with the Monitor or the Chair of the Creditors’ Meeting prior to the commencement of the Creditors’ Meeting or any adjournment postponement or rescheduling thereof.

Creditors are responsible for obtaining proof of delivery, if required, of such Proxies through their choice of delivery method. The Monitor will only accept Proxies that relate to the CCAA Plan, and any voting ballot or other document relating to the U.S. Plan will be disregarded and discarded.

The Monitor’s coordinates for the purpose of filing Proxies and for obtaining any additional information or materials related to the Creditors’ Meeting are:

By telephone (toll-free):	1-866-246-7889

By registered mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meeting

By facsimile:	1-514-879-3992

By email:	abitibibowater@ca.ey.com

Copies of documents related to the Creditors’ Meeting will also be posted on the Monitor’s website at www.ey.com/ca/abitibibowater.

NOTICE IS ALSO HEREBY GIVEN that in accordance with the CCAA, the Monitor shall file a report on the CCAA Plan and on the affairs of the Applicants with the Court on or before —, 2010. A copy of the Monitor’s report will be made available at the Creditors’ Meeting, and will be posted on the Monitor’s website at www.ey.com/ca/abitibibowater as soon as practicable after it is filed with the Court.

NOTICE IS ALSO HEREBY GIVEN that if the CCAA Plan is approved at the Creditors’ Meeting by the Affected Unsecured Creditors of each Affected Unsecured Creditor Class, and all other necessary conditions are met, the Applicants intend to file a motion presentable before the Court on —, 2010 at [10:00 a.m.] (Montreal time) seeking an order sanctioning the CCAA Plan pursuant to the CCAA (the “Sanction Order”), and to file a motion for recognition of the said Sanction Order in accordance with the provisions of Chapter 15 of the U.S. Bankruptcy Code, without further notice. A copy of the motion for the Sanction Order will be filed on the Monitor’s website, at www.ey.com/ca/abitibibowater, as soon as practicable after it is filed with the Court. Any Person intending to object to the motion seeking the Sanction Order must file with the Court, before 4:30 p.m. (Montreal time) no later than —,

2010, a written notice containing a description of its proposed grounds of contestation and shall effect service of same, within the same delay, to counsel to the Applicants and the Monitor, and to those persons listed on the Applicants’ service list posted on the Monitor’s website at www.ey.com/ca/abitibibowater.

DATED at Montreal, Québec, this —th  day of —, 2010.

ERNST & YOUNG INC., in its capacity as the

Monitor appointed by the Court in the matter of the

proposed plan of reorganization and compromise of

AbitibiBowater Inc. et al.

IMPORTANT INFORMATION

This Circular contains important information that should be read before any decision is made with respect to the matters referred to herein. Unless otherwise indicated, the information presented in this Circular is given as at —, 2010. All summaries of and references to the CCAA Plan in this Circular are qualified in their entirety by references to the text of the CCAA Plan, which is set out in Appendix C – “Plan of Reorganization and Compromise” to this Circular. Capitalized terms, except as otherwise defined in this Circular, are defined in the section of this Circular entitled “Glossary of Terms”.

No Person is authorized to give any information or to make any representation in respect of the CCAA Plan not contained in or incorporated by reference into this Circular and, if given or made, such information or representation should not be relied upon. This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this Circular, or the solicitation of a proxy, in any jurisdiction in which such an offer or solicitation is not authorized, or to or from any Person to or from whom it is unlawful to make such offer or solicitation. Neither the delivery of this Circular nor any distribution of the securities issued pursuant to the CCAA Plan will, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

The initial issuance of New ABH Common Stock to Affected Unsecured Creditors and the exercise of Subscription Rights by Eligible Holders pursuant to the CCAA Plan will not be qualified by prospectus under applicable Canadian securities laws or registered under the United States Securities Act of 1933 (the “U.S. Securities Act”) or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon prospectus and dealer registration exemptions available under applicable Canadian securities Laws or Section 3(a)(10) of the U.S. Securities Act and/or other available exemptions under U.S. federal and state securities Laws. These securities will be generally freely tradable in Canada subject to the restrictions more fully described in “The CCAA Plan – Description of the CCAA Plan – Canadian Securities Law Considerations”. These securities will be generally freely transferable under United States federal securities Laws, except for securities held by persons who are deemed to be “underwriters” as defined in Section 2(a)(11) of the U.S. Securities Act of the Applicants prior to or after the implementation of the CCAA Plan. Such securities held by “underwriters” may be resold by them only pursuant to an effective registration statement filed under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act permitted by the resale provisions of Rule 144 or Regulation S under the U.S. Securities Act or as otherwise permitted under the U.S. Securities Act. See “Other Considerations – United States Securities Law Considerations”.

Affected Unsecured Creditors should carefully consider the income tax consequences of the CCAA Plan described herein. See “Income Tax Considerations” below. Affected Unsecured Creditors should not construe the contents of this Circular as investment, legal or tax advice. Affected Unsecured Creditors should consult their own counsel, accountants and other advisors as to the legal, tax, business, financial and other aspects of the CCAA Plan.

WHERE YOU CAN FIND MORE INFORMATION

ABH files reports and other information with the SEC. ABH also files reports and other information with various securities commissions or similar regulatory authorities in all the provinces and territories of Canada. You may read and copy reports or other information ABH has filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C., 20549, United States. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings are also available to the public through the web site maintained by the SEC at http://www.sec.gov and, with respect to filing of ABH only, on SEDAR at www.sedar.com.

FORWARD-LOOKING STATEMENTS

Statements in this Circular that are not reported financial results or other historical information of AbitibiBowater are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of the safe harbor provisions of Canadian securities legislation. They include, for example, statements relating to our: Creditor Protection Proceedings; debtor in possession financing arrangements and reorganization process; ability to successfully restructure our debt and other obligations; efforts to reduce costs and increase revenues and profitability, including our cost reduction initiatives regarding selling, general and administrative expenses; business outlook; curtailment of production of certain of our products; assessment of market conditions; ability to sell non-core assets in light of the current global economic conditions and the requirements under the Creditor Protection Proceedings to obtain court approval for certain asset sales; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those described below under “Risk Factors”.

All forward-looking statements in this Circular are expressly qualified by the cautionary statements contained or referred to in this. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

The ultimate recovery to creditors and/or shareholders, if any, will not be determined until the Plans have been sanctioned or confirmed, as the case may be. No assurance can be given as to what values, if any, will be assigned to each of these constituencies or what types or amounts of distributions, if any, they will receive. We expect that our currently outstanding common stock and exchangeable shares will have no value and will be canceled for no consideration under the Plans, and that the value of our liabilities and other securities is highly speculative. Appropriate caution should be exercised with respect to investments in any of our liabilities and/or securities.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The financial information regarding ABH and the Applicants contained in this Circular has been prepared in accordance with U.S. GAAP.

In this Circular, unless otherwise stated, all references to “$” or “U.S. dollars” refer to United States dollars and all references to “Cdn$” or “Canadian $” refer to Canadian dollars.

EXCHANGE RATES

[NTD: To be prepared at the time of mailing of the Circular.]

Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the inverse noon spot rate of the Bank of Canada:

Year Ended December 31,
	2009	2008	2007	2006
High
Low
Average
Period End

For the — months Ended —,
	2009	2008
High
Low
Average
Period End

On —, 2010, the last trading day prior to the date of this Circular, the exchange rate for one Canadian dollar expressed in U.S dollars, based upon the inverse noon buying rate of the Bank of Canada, was $—.

Exchanging U.S. Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in Canadian dollars, based upon the noon buying rate of the Bank of Canada:

Year Ended December 31,
	2009	2008	2007	2006
High
Low
Average
Period End

For the — Months Ended —,
	2009	2008
High
Low
Average
Period End

On —, 2010, the last trading day prior to the date of this Circular, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate of the Bank of Canada, was Cdn$—.

SUMMARY

This summary highlights selected information from this Circular to help Affected Unsecured Creditors understand the CCAA Plan in order to vote on the Resolution in respect of each Affected Unsecured Creditor Class to which they belong and to decide whether to participate in the Rights Offering. Affected Unsecured Creditors should read this Circular carefully in its entirety to understand the terms of the CCAA Plan as well as tax and other considerations that may be important to them in deciding whether to approve the CCAA Plan and whether to participate in the Rights Offering. Affected Unsecured Creditors should note, however, that the governing document is the CCAA Plan. Affected Unsecured Creditors should also pay special attention to the “Risk Factors” section of this Circular. The following summary is qualified in its entirety by reference to the detailed information contained elsewhere in this Circular including its Appendices, and in the CCAA Plan which is attached as Appendix C to this Circular. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the “Glossary of Terms”.

Meeting

[NTD: To be updated based on Creditors’ Meeting Order.]

A meeting of the Affected Unsecured Creditors in respect of each Affected Unsecured Creditor Class with Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order will be held at [10:00 a.m.] (Montreal time) on —, 2010 at the —, Montreal, Québec, Canada. The purpose of the meeting is to consider and, if thought advisable, adopt, with or without variation, the Resolution in respect of each Affected Unsecured Creditor Class to approve the CCAA Plan proposed by the Applicants. A copy of the CCAA Plan is set out as Appendix C to this Circular.

Affected Unsecured Creditors who wish to vote on the Resolution in respect of each Affected Unsecured Creditor Class to which they belong to approve the CCAA Plan must have submitted Proofs of Claim, or must have had such Proofs of Claim submitted on their behalf, and proved their Claims in the manner and within the time specified in the Creditors’ Meeting Order and in the Claims Procedure Orders, copies of which are set out in Appendix D and Appendix E to the Circular, respectively. Affected Unsecured Creditors who do not have Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order and the Claims Procedure Orders are not entitled to attend or vote at the Creditors’ Meeting or to receive distributions under the CCAA Plan. The procedure for valuing Affected Claims for voting and distribution purposes and resolving disputes in respect of any such valuation, is set forth in the Claims Procedure Orders, the Cross-border Claims Protocol, The Cross-border Voting Protocol, the Creditors’ Meeting Order and the CCAA Plan.

Subject to certain deeming provisions on voting, for the purpose of voting on and receiving distributions pursuant to the CCAA Plan, the Claims are divided into 21 classes, as set out in the Creditors’ Meeting Order and the CCAA Plan. In order for the CCAA Plan to become effective: (i) the CCAA Plan must be approved at the Creditors’ Meeting by the affirmative vote of a majority in number, representing not less than two-thirds in value of the Voting Claims, of Affected Unsecured Creditors voting in each Affected Unsecured Creditor Class (in person or by Proxy), the whole subject to the No Vote Occurrence described in “The CCAA Plan – Description of the CCAA Plan – No Vote Occurrence”; (ii) the U.S. Plan described in the Circular must become effective and be implemented in accordance with its terms; and (iii) the conditions to the implementation and effectiveness of the CCAA Plan as described in the Circular must be satisfied or waived.

Any Affected Unsecured Creditor who is entitled to vote at the Creditors’ Meeting but is unable or does not intend to attend the Creditors’ Meeting may vote by dating, signing and returning the enclosed applicable Form(s) of Proxy in the return envelope provided in accordance with the accompanying instructions. In order to be used at the Creditors’ Meeting, a Form of Proxy must be sent to the Monitor, Ernst & Young Inc., by registered mail, courier, email or facsimile at the address set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on —, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of the Creditors’ Meeting:

By registered mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH Creditors’ Meeting

By facsimile:	514-879-3992

By email:	abitibibowater@ca.ey.com

Forms of Proxy may also be deposited with the Chair prior to the commencement of the Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Each Affected Unsecured Creditor depositing a Form of Proxy with the Monitor or the Chair in accordance with the provisions set forth in the Circular and eligible to make the election in the Election Notice may indicate in the Election Notice if it wishes to elect, as provided for in the CCAA Plan, to receive a Cash distribution in full and final satisfaction of all of its Claims. The provisions of the CCAA Plan pertaining to such election are further summarized in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement” hereto. The Affected Unsecured Creditors who intend to attend the Creditors’ Meeting and wish to elect to obtain a Cash distribution must complete and sign the Election Notice and deposit it with the Monitor or the Chair of the Creditors’ Meeting before the commencement of the Creditors’ Meeting.

Please refer to “Creditors’ Meeting and Voting Instructions” for further details and instructions on the voting procedure at the Creditors’ Meeting.

AbitibiBowater Inc.

ABH was created by the October 29, 2007 combination of Bowater and ACI in a merger of equals under the laws of Delaware. As a result, Bowater and ACI became Subsidiaries of ABH. Excluding facilities ABH has permanently closed as of March 31, 2010, ABH owns or operates 22 pulp and paper manufacturing facilities located in Canada, the United States and South Korea and has 26 wood products facilities in Canada. ABH produces a wide variety of newsprint, coated and specialty papers, market pulp and wood products, which are marketed in over 90 countries. The registered office of ABH is located at 1209 Orange Street, Wilmington, Delaware, 19801, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Company of Canada

ACCC was created by way of an amalgamation in March 1997 under the laws of Québec. ACCC is a wholly-owned Subsidiary of ACI. ACCC has no operations that are independent of ACI and substantially all of its sales are made to ACI and its affiliated companies. The financial results of ACCC are included in ACI’s consolidated financial statements. The registered and principal offices of ACCC are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Inc.

ACI, a subsidiary of ABH, produces a wide range of newsprint, specialty papers and wood products globally. Excluding facilities ABH has permanently closed, ACI currently owns or operates 11 paper facilities and 26 wood products facilities in North America and seven hydroelectric facilities in the province of Québec. The registered and principal offices of ACI are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater Canadian Forest Products Inc.

BCFPI, an indirect subsidiary of ABH, operates paper-manufacturing sites in Canada and a paper-manufacturing site in Korea. BCFPI manages land in Québec, New Brunswick and Ontario, where it holds cutting rights. BCFPI also supplies wood to paper mills and sawmills in Canada and is responsible for the marketing and sales of Canadian lumber products. The registered and principal office of BCFPI is located at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, B3J 2X2, Canada.

Background to the CCAA Plan

This Circular contains, among other things, descriptions and summaries of the CCAA Plan being proposed by the Applicants and the parallel reorganization being proposed by the U.S. Debtors. Certain provisions of the CCAA Plan and the U.S. Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Applicants, the U.S. Debtors and various other stakeholders and have not been fully agreed upon and may be modified. Furthermore, the Applicants anticipate that the terms of the CCAA Plan and the U.S. Plan, including the treatment of recoveries thereunder, may be modified to conform with the terms of the U.S. Plan or the CCAA Plan accordingly.

On April 16, 2009 and December 21, 2009, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As discussed in more detail below, on the Date of Filing, the Applicants commenced proceedings before the Court for a plan of compromise and reorganization under the CCAA and two of the Applicants, ACI and ACCC, also filed petitions for recognition under Chapter 15 of the Bankruptcy Code. Finally, the 18.6 Petitioners filed for ancillary relief in support of the Chapter 11 Cases under section 18.6 of the CCAA.

Since the Date of Filing, the Applicants, together with the U.S. Debtors, have undertaken a careful review of their business operations and implemented various restructuring efforts, including the sale of ACCC’s interest in MPCo and numerous other sales of assets and cost saving initiatives in an effort to improve the business results and financial condition. The Applicants and the U.S. Debtors engaged in detailed discussions with their Unions and each of the ACCC Term Lenders, the BCFPI Lenders, the BI DIP Lenders, the Securitization Facility agent, the Ad Hoc Unsecured Noteholders Committee, the holders of Canadian Secured Notes and the Unsecured Creditors’ Committee appointed in the Chapter 11 Cases, regarding the terms of a potential restructuring of the Company’s capital structure.

The Applicants have now reached an agreement with certain of their principal creditors regarding a restructuring of their obligations that the Applicants believe will enable them to emerge from the Insolvency Proceedings with the ability to carry out their business and maximize the recovery to holders of Affected Claims.

Status of Claims Process

As of May 12, 2010, since the issuance of the Claims Procedure Orders, the Monitor has received in excess of 7,400 Claims aggregating approximately $76.4 billion.

For a description of the status of Claims received for distribution purposes, please refer to “The CCAA Plan — Claims and Voting Process — Status of Claims Process”.

The CCAA Plan

The CCAA Plan is designed to:

(i)	provide for a coordinated restructuring and compromise of the Applicants’ obligations; and

(ii)	reorganize and simplify the Applicants’ corporate and capital structure.

Subject to certain deeming provisions on voting, for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 21 classes as set out below:

•	the ACI Affected Unsecured Creditor Class;

•	the ACCC Affected Unsecured Creditor Class;

•

the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 12 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicants, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

•	the Saguenay Forest Products Affected Unsecured Creditor Class;

•	the BCFPI Affected Unsecured Creditor Class;

•	the BCFC Affected Unsecured Creditor Class;

•	the Bowater Canadian Limited Affected Unsecured Creditor Class;

•	the AbitibiBowater Canada Affected Unsecured Creditor Class;

•	the Bowater Maritimes Affected Unsecured Creditor Class; and

•	the ACNSI Affected Unsecured Creditor Class.

Treatment of Affected Unsecured Creditors

In accordance with the CCAA Plan, each creditor comprised in an Affected Unsecured Creditor Class who has filed an Election Notice with the Monitor by the Election Deadline, will receive, if eligible, in full and final satisfaction of its Proven Claims in respect of such Affected Unsecured Creditor Class, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000.

In accordance with the CCAA Plan, each creditor comprised in an Affected Unsecured Creditor Class who has not filed an Election Notice by the Election Deadline (or who is not eligible to do so) will receive in full and final satisfaction of its Proven Claim in respect of such Affected Unsecured Creditor Class, its Pro Rata share of the number of shares of New ABH Common Stock, subject to Dilution, set forth against the name of the corresponding Applicant in the applicable Schedule of the CCAA Plan attached to this Circular as Appendix C – “Plan of Reorganization and Compromise”.

Please refer to “The CCAA Plan – Description of the CCAA Plan – Treatment of Affected Unsecured Creditors”.

Treatment of Unaffected Creditors

Generally, Unaffected Creditors will be repaid in full by the Applicants on, or as soon as practicable after, the Implementation Date. In respect of Insured Claims, provided that the Insured Claim Creditor agrees to relinquish and waive any right to any portion of any Claim, other than the Allowed Insured Claim, arising from an incident or occurrence alleged to have occurred prior to the Implementation Date and having given rise to such Allowed Insured Claim, such Insured Claim Creditor shall receive, in full and final satisfaction of its Insured Claim, a Cash distribution in an amount equal to the net payment made by the Insurer to the Applicants in respect of such Allowed Insured Claim, less the amount of any payment made directly by the Insurer to such Insured Claim Creditor.

The Applicants will also, as soon as practicable on or after the Implementation Date, make a supplemental distribution in the amount of up to Cdn$— to such present and former employees employees (i) who were employed by the Applicants, other than the Cross-border Debtors, on or after the Date of Filing, and (ii) who are holding a Supplemental Distribution, provided, however, that the aggregate amount payable hereunder shall not exceed Cdn$ 5 million.

Please refer to “The CCAA Plan – Description of the CCAA Plan – Treatment of Affected Unsecured Creditors”.

Claims not Subject to the CCAA Plan

The CCAA Plan does not affect the Excluded Claims, which include Administrative Claims, Secured Claims, Securitization Claims, Post-filing Claims, Allowed Insured Claims and Government Priority Claims.

Creditors with Excluded Claims will not be entitled to attend or vote at the Creditors’ Meeting or receive any distribution under the CCAA Plan in respect of the portion of their Claims which is an Excluded Claim.

Please refer to “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”.

Separate Plans

Any Claim asserted against multiple Applicants shall be treated as a separate Claim against each applicable Applicant provided that (a) there shall only be a single recovery on account of such Claim under the CCAA Plan and the U.S. Plan, and (b) the aggregate distribution which such Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Claim would be entitled to receive under the CCAA Plan or the U.S. Plan. The aggregate recovery on account of any Proven Claim from all sources, including distributions under the CCAA Plan, the U.S. Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, indemnity agreement, joint and several obligations or otherwise, shall not exceed 100% of the Face Amount of the underlying Proven Claim.

Conditions to Implementation of the CCAA Plan

The implementation of the CCAA Plan by the Applicants is subject to the satisfaction of certain conditions precedent, including, among others, the following:

•	the approval of the CCAA Plan by the Required Majorities will have been obtained;

•

the Sanction Order sanctioning the CCAA Plan, in form and substance satisfactory to the Applicants, will have been made and entered and the operation and effect of the Sanction Order will not have been stayed, reversed or amended;

•	the Exit Loan Facilities and all related agreements and other documents will have become effective subject only to the implementation of the CCAA Plan;

•	the Backstop Agreement shall not have been terminated;

•

all applicable approvals and orders of, and all applicable submissions and filings with Governmental Entities and stock exchanges having jurisdiction for the completion of the transactions contemplated by the CCAA Plan will have been obtained or made; and

•

all conditions precedent to the implementation of the U.S. Plan but for the implementation of the CCAA Plan will have been satisfied or waived, such conditions being similar to the conditions precedent to the implementation of the CCAA Plan.

Court Approval and Sanction Hearing

If the CCAA Plan is approved at the Creditors’ Meeting by the Affected Unsecured Creditors of each Affected Unsecured Creditor Class, the Applicants intend to bring a motion presentable before the Court on —, 2010 seeking an order sanctioning the CCAA Plan pursuant to the CCAA and Section 191 of the CBCA. Any Person intending to object to the motion seeking the Sanction Order must file with the Court, before 4:30 p.m. (Montreal time) on —, 2010, a written notice containing a description of its proposed grounds of contestation and shall effect service of same, within the same day, upon counsel to the Applicants and the Monitor, as well as upon those persons listed on the Applicants’ service list published on the Monitor’s website at www.ey.com/ca/abitibibowater.

Liquidation Analysis

[NTD: To follow.]

Exit Loan Facilities

It is a condition precedent to the CCAA Plan becoming effective that the Exit Loan Facilities, being the ABL Exit Financing Facility and the Term Loan Exit Financing Facility be established.

Please refer to “Exit Loan Facilities”.

Rights Offering

Eligible Affected Unsecured Creditors are entitled to participate in the Rights Offering for up to $500 million of Rights Offering Notes.

Please refer to “Rights Offering”.

Reorganized ABH

The Plan contemplates that Reorganized ABH will emerge as the parent holding company under which the reorganized Applicants will be held directly or indirectly. Reorganized ABH will also be the parent holding company under which the reorganized U.S. Debtors will be held directly or indirectly.

Please refer to “Reorganized ABH”.

Risk Factors

Affected Unsecured Creditors should carefully consider certain risk factors relating, among other things, to the business of ABH and the Applicants, the likelihood of the CCAA Plan being implemented or failing to be implemented, the New ABH Common Stock, the Rights Offering and the Rights Offering Notes.

Please refer to “Risk Factors”.

Income Tax Considerations

Certain tax considerations for Affected Unsecured Creditors are described in “Income Tax Considerations”. Affected Unsecured Creditors should consult their own tax advisors with respect to their individual circumstances.

Exchange Listings

Reorganized ABH and the Applicants shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and/or the Toronto Stock Exchange.

See “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”.

Recommendations of the Monitor and the Applicants

[NTD: to follow.]

Additional Information and Inquiries

ABH files periodic reports and other information with the CSA and the SEC. These reports include certain financial and statistical information about ABH and may be accompanied by exhibits. This information may be found on ABH’s website at www.abitibibowater.com, on the CSA website at www.sedar.com and on the EDGAR section of the SEC’s website at www.sec.gov.

GLOSSARY OF TERMS

Unless otherwise defined or the context otherwise requires, capitalized terms used in this Circular shall have the following meanings and words importing the singular number only, include the plural and vice versa and words importing any gender include all genders.

“0% Unsecured Notes” means the 0% Unsecured Notes due 2012 issued by ACCC pursuant to the 0% Unsecured Notes Note Agreement;

“0% Unsecured Notes Note Agreement” means the note agreement dated as of May 28, 2004 between ACCC, as issuer, and Investissement Québec, as lender;

“6.00% Senior Notes” means the 6.00% Senior Notes due June 20, 2013 issued by ACCC pursuant to the 6.00% Senior Notes Indenture;

“6.00% Senior Notes Indenture” means the indenture dated as of December 11, 2001, as supplemented, between ACCC, as issuer, and the 6.00% Senior Notes Indenture Trustee;

“6.00% Senior Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 6.00% Senior Notes Indenture;

“7.40% Debentures” means the 7.40% Debentures due April 1, 2018 issued by ACI pursuant to the 7.40% Debentures Indenture;

“7.40% Debentures Indenture” means the indenture dated as of April 6, 1998, as supplemented, between ACI, as issuer, and the 7.40% Debentures Indenture Trustee;

“7.40% Debentures Indenture Trustee” means Montreal Trust Company and its successors and assigns, as indenture trustee under the 7.40% Debentures Indenture;

“7.50% Debentures” means the 7.50% Debentures due April 1, 2028 issued by ACI pursuant to the 7.50% Debentures Indenture;

“7.50% Debentures Indenture” means the indenture dated as of April 6, 1998, as supplemented, between ACI, as issuer, and the 7.50% Debentures Indenture Trustee;

“7.50% Debentures Indenture Trustee” means Montreal Trust Company and its successors and assigns, as indenture trustee under the 7.50% Debentures Indenture;

“7.75% Notes” means the 7.75% Notes due June 15, 2011 issued by ACCC pursuant to the 7.75% Notes Indenture;

“7.75% Notes Indenture” means the indenture dated as of June 15, 2004, as supplemented, among ACCC, as issuer, and the 7.75% Notes Indenture Trustee;

“7.75% Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.75% Notes Indenture;

“7.875% Notes” means the 7.875% Notes due August 1, 2009 issued by ACF LP pursuant to the 7.875% Notes Indenture;

“7.875% Notes Indenture” means the indenture dated as of July 26, 1999, as supplemented, between ACF LP and ACI, as issuers, and the 7.875% Notes Indenture Trustee;

“7.875% Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.875% Senior Notes Indenture;

“7.95% Notes” means the 7.95% Notes due November 15, 2011 issued by BCFC pursuant to the 7.95% Notes Indenture;

“7.95% Notes Indenture” means the indenture dated as of October 31, 2001, as supplemented, between BCFC, as issuer, and the 7.95% Notes Indenture Trustee;

“7.95% Notes Indenture Trustee” means The Bank of New York and its successors and assigns, as indenture trustee under the 7.95% Notes Indenture;

“8.375% Senior Notes” means the 8.375% Senior Notes due April 1, 2015 issued by ACCC pursuant to the 8.375% Senior Notes Indenture;

“8.375% Senior Notes Indenture” means the indenture dated as of December 11, 2001, as supplemented, between ACCC, as issuer, and the 8.375% Senior Notes Indenture Trustee;

“8.375% Senior Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.375% Senior Notes Indenture;

“8.50% Debentures” means the 8.50% Debentures due August 1, 2029 issued by ACI pursuant to the 8.50% Debentures Indenture;

“8.50% Debentures Indenture” means the indenture dated as of July 26, 1999, as supplemented, between ACI and ACF LP, as issuers, and the 8.50% Debentures Indenture Trustee;

“8.50% Debentures Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.50% Debentures Indenture;

“8.55% Senior Notes” means the 8.55% Senior Notes due August 1, 2010 issued by ACI pursuant to the 8.55% Senior Notes Indenture;

“8.55% Senior Notes Indenture” means the indenture dated as of July 26, 1999, as supplemented, among ACI and ACF LP, as issuers, ACF LP and the 8.55% Senior Notes Indenture Trustee;

“8.55% Senior Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.55% Senior Notes Indenture;

“8.85% Debentures” means the 8.85% Debentures due April 1, 2030 issued by ACI pursuant to the 8.85% Debentures Indenture;

“8.85% Debentures Indenture” means the indenture dated as of July 26, 1999, as supplemented, among ACI and ACF LP, as issuers, and the 8.85% Debentures Indenture Trustee;

“8.85% Debentures Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.85% Debentures;

“10.26% Senior Notes (Series D)” means the 10.26% Senior Notes (Series D) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.26% Senior Notes (Series D) Note Agreement;

“10.26% Senior Notes (Series D) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.50% Senior Notes (Series B)” means the 10.50% Senior Notes (Series B) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.50% Senior Notes (Series B) Note Agreement;

“10.50% Senior Notes (Series B) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.60% Senior Notes (Series C)” means the 10.60% Senior Notes (Series C) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.60% Senior Notes (Series C) Note Agreement;

“10.60% Senior Notes (Series C) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.625% Senior Notes (Series A)” means the 10.625% Senior Notes (Series A) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.625% Senior Notes (Series A) Note Agreement;

“10.625% Senior Notes (Series A) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.85% Debentures” means the 10.85% Debentures due November 30, 2014 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.85% Debentures Indenture;

“10.85% Debentures Indenture” means the trust indenture dated as of December 12, 1989, as supplemented, between BCFPI (f/k/a Canadian Pacific Forest Products Limited), as issuer, and the 10.85% Debentures Indenture Trustee;

“10.85% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as successor trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 10.85% Debentures Indenture;

“15.5% Guarantor Applicant” means any of 3224112 Nova Scotia Limited, Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., ACNSI, 3834328 Canada Inc., 6169678 Canada Inc., Donohue Recycling Inc., 1508756 Ontario Inc., The Jonquière Pulp Company, The International Bridge Terminal Company, Scramble Mining Ltd., Terra Nova Explorations Ltd. and Abitibi-Consolidated (U.K.) Inc.;

“15.5% Guarantor Applicant Affected Unsecured Claim” means any Affected Claim against a 15.5% Guarantor Applicant;

“15.5% Guarantor Applicant Affected Unsecured Creditor” means any creditor that is the Holder of a 15.5% Guarantor Applicant Affected Unsecured Claim;

“15.5% Guarantor Applicant Affected Unsecured Creditor Class” means, in respect of each 15.5% Guarantor Applicant, the class of creditors grouped in accordance with their Affected Claims against such 15.5% Guarantor Applicant for the purpose of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, each class being comprised solely of the 15.5% Guarantor Applicant Affected Unsecured Creditors that are Holders of an Affected Claim against such 15.5% Guarantor Applicant;

“15.5% Pro Rata” means, at any time, the proportion that the Face Amount of a 15.5% Senior Unsecured Notes Claim in a particular class bears to the aggregate Face Amount of all 15.5% Senior Unsecured Notes Claims in such class (including Disputed Claims but excluding any Disallowed Claims);

“15.5% Senior Unsecured Notes” means the 15.5% Senior Unsecured Notes due July 15, 2010 issued by ACCC pursuant to the 15.5% Senior Unsecured Notes Indenture;

“15.5% Senior Unsecured Notes Claim” means any Affected Claim against any 15.5% Guarantor Applicant, ACI, ACCC, Saguenay Forest Products or ACNSI pursuant to the 15.5% Senior Unsecured Notes;

“15.5% Senior Unsecured Notes Creditor” means any creditor that is the Holder of a 15.5% Senior Unsecured Note Claim;

“15.5% Senior Unsecured Notes Guarantors” means ACI, Abitibi-Consolidated Canadian Office Products Holdings Inc., 6169678 Canada Incorporated, 3834328 Canada Inc., The International Bridge and Terminal Company, Marketing Donohue Inc., Les Explorations Terra Nova Ltée, La Compagnie de Pulpe de Jonquière, Produits Forestiers Saguenay Inc., 1508756 Ontario Inc., Donohue Recycling Inc., Scramble Mining Ltd., ACNSI, 3224112 Nova Scotia Limited, ACSC, Donohue Corp., ACC, Abitibi Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company, Bridgewater Paper Company Limited, Cheshire Recycling Ltd, and Abitibi-Consolidated (U.K.) Inc. ;

“15.5% Senior Unsecured Notes Indenture” means the indenture dated as of April 1, 2008, as supplemented, between ACCC, as issuer, and the 15.5% Senior Unsecured Notes Indenture Trustee;

“15.5% Senior Unsecured Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to Wells Fargo Bank, National Association and its successors and assigns, as indenture trustee under the 15.5% Senior Unsecured Notes Indenture;

“18.6 Petitioners” has the meaning ascribed to such term in the Initial Order;

“2010 Federal Budget” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“ABH” means AbitibiBowater Inc.;

“ABH Existing Shares” means the common shares in the capital of ABH issued and outstanding immediately prior to the Implementation Date;

“ABH LLC Note” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings –AbitibiBowater U.S. Holding LLC Note Repayment Transactions”;

“ABH PIK Payments” means the PIK Interest payments made by ABH on the Convertible Notes;

“ABH PIK Payments” means the interest paid by ABH on the Convertible Notes by increasing the principal amount of Convertible Notes outstanding;

“Abitibi Administration Charge” has the meaning ascribed to such term in the Initial Order;

“AbitibiBowater Canada” means AbitibiBowater Canada Inc.;

“AbitibiBowater Canada Affected Unsecured Claim” means any Affected Claim against AbitibiBowater Canada;

“AbitibiBowater Canada Affected Unsecured Creditor” means any creditor that is the Holder of an AbitibiBowater Canada Affected Unsecured Claim;

“AbitibiBowater Canada Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against AbitibiBowater Canada for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the AbitibiBowater Canada Affected Unsecured Creditors;

“Abitibi D&O Charge” has the meaning ascribed to such term in the Initial Order;

“Abitibi DIP Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Abitibi DIP Facility” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Abitibi DIP Facility Borrowers” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“AbitibiBowater Holding” means AbitibiBowater U.S. Holding LLC;

“ABL Exit Financing Facility” means the senior secured asset-based revolving facility to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in section [6.10] of the U.S. Plan, providing for the principal terms and conditions set forth on Plan Supplement [9] under the U.S. Plan;

“ACC” means Abitibi-Consolidated Corporation;

“ACCC” means Abitibi-Consolidated Company of Canada;

“ACCC Administrative Agent” means Wells Fargo Bank, N.A. (as successor-in-interest to Goldman Sachs Credit Partners L.P.) in its capacity as administrative agent and collateral agent under the ACCC Term Loan, and its successors and assigns;

“ACCC Affected Unsecured Claim” means any Affected Claim against ACCC, including any 15.5% Senior Unsecured Notes Claim against ACCC;

“ACCC Affected Unsecured Creditor” means any creditor that is the Holder of an ACCC Affected Unsecured Claim;

“ACCC Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACCC for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the ACCC Affected Unsecured Creditors;

“ACCC Term Lenders” means the lenders party from time to time to the ACCC Term Loan Documents;

“ACCC Term Loan Claim” means, subject to paragraphs 13 and 14 of the Third Claims Procedure Order, any Claim of any ACCC Term Lender, the ACCC Administrative Agent or the ACCC Collateral Agent pursuant to the ACCC Term Loan Documents, and interest accrued thereon and any unpaid costs, fees and other amounts relating thereto as of the Implementation Date;

“ACCC Term Loan Documents” means that certain Credit and Guaranty Agreement, dated as of April 1, 2008 (as may have been amended, supplemented, restated, or otherwise modified from time to time), among ACCC in its capacity as a borrower, certain subsidiaries of ABH as guarantors, the lenders from time-to-time party thereto and the ACCC Administrative Agent, together with all other loan documents, guaranty, and security documents executed in connection therewith or which relate thereto;

“ACCC Term Loan Facility” means the 364-day senior term loan entered into on April 1, 2008 by, inter alia, ACCC, Goldman Sachs Credit Partners L.P., as administrative agent, and a syndicate of lenders, in an original principal amount of $400 million;

“ACF LP” means Abitibi-Consolidated Finance L.P.;

“ACH Credit Agreement” means the credit agreement between ACH LP and Caisse de dépôt et placement du Québec dated March 31, 2007 in an amount of up to Cdn$250 million;

“ACH LP” means ACH Limited Partnership, a joint venture with Caisse de dépôt et placement du Québec for its Ontario hydroelectric generation facilities;

“ACI” means Abitibi-Consolidated Inc. and, where applicable, its Subsidiaries on a consolidated basis;

“ACI Affected Unsecured Claim” means any Affected Claim against ACI, including any 15.5% Senior Unsecured Notes Claims against ACI;

“ACI Affected Unsecured Creditor” means any creditor that is the Holder of an ACI Affected Unsecured Claim;

“ACI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the ACI Affected Unsecured Creditors;

“ACI DIP Charge” has the meaning ascribed to such term in the Initial Order;

“ACI Group” means ACI and its direct and indirect Subsidiaries and Donohue Corp. and its direct and indirect Subsidiaries;

“ACI Inter-company Advances Charge” has the meaning ascribed to such term in the Initial Order;

“ACNSI” means Abitibi-Consolidated Nova Scotia Incorporated;

“ACNSI Affected Unsecured Claim” means any Affected Claim against ACNSI, including any 15.5% Senior Unsecured Notes Claim against ACNSI;

“ACNSI Affected Unsecured Creditor” means any creditor that is the Holder of an ACNSI Affected Unsecured Claim;

“ACNSI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACNSI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions hereunder, such class being comprised solely of the ACNSI Affected Unsecured Creditors;

“ACSC” means Abitibi Consolidated Sales Corporation;

“ACUSFC” means Abitibi-Consolidated U.S. Funding Corp.;

“Ad Hoc Unsecured Noteholders Committee” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Ad Hoc Unsecured Noteholders Committee”;

“Administrative Claim” means, in respect of any Cross-border Debtor, a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (i) any actual and necessary expenses of preserving the estate of such Cross-border Debtor, (ii) any actual and necessary expenses of operating the business of such Cross-border Debtor, (iii) all allowances of compensation or reimbursement of expenses to such Cross-border Debtor to the extent allowed by the Bankruptcy Court under sections 330(a), 331 or 503(b)(2), (3), (4) or (5) of the Bankruptcy Code, (iv) Claims of such Cross-border Debtor arising under section 503(b)(9) of the Bankruptcy Code, and (v) all fees and charges payable by such Cross-border Debtor pursuant to section 1930 of title 28 of the United States Code;

“Affected Claims” means all Claims, other than Excluded Claims;

“Affected Unsecured Claims” means the ACI Affected Unsecured Claims, the ACCC Affected Unsecured Claims, the 15.5% Guarantor Applicant Affected Unsecured Claims, the Saguenay Forest Products Affected Unsecured Claims, the BCFPI Affected Unsecured Claims, the BCFC Affected Unsecured Claims, the Bowater Canadian Limited Affected Unsecured Claims, the AbitibiBowater Canada Affected Unsecured Claims, the Bowater Maritimes Affected Unsecured Claims and the ACNSI Affected Unsecured Claims;

“Affected Unsecured Creditor” means any creditor that is the Holder of an Affected Unsecured Claim and may, if the context requires, mean an assignee of an Affected Unsecured Claim or a trustee, interim receiver, receiver manager, or other Person acting on behalf of such Person, if such assignee or other Person has been recognized by the affected Applicant, the Disbursing Agent or the Servicer, as the case may be;

“Affected Unsecured Creditor Classes” means the ACI Affected Unsecured Creditor Class, the ACCC Affected Unsecured Creditor Class, the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, the Saguenay Forest Products Affected Unsecured Creditor Class, the BCFPI Affected Unsecured Creditor Class, the BCFC Affected Unsecured Creditor Class, the Bowater Canadian Limited Affected Unsecured Creditor Class, the AbitibiBowater Canada Affected Unsecured Creditor Class, the Bowater Maritimes Affected Unsecured Creditor Class and the ACNSI Affected Unsecured Creditor Class;

“AHYDOs” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations” – Applicable High-Yield Discount Obligations”;

“Alcoa” means, collectively, Alcoa Canada Ltd. and Alcoa Ltd.;

“Allowable Capital Loss” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada.”;

“Allowed Cross-border Claim” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Distributions under the CCAA Plan”;

“Allowed Insured Claim” means a Proven Claim in respect of an Insured Claim;

“ANC” means Augusta Newsprint Company;

“ANI” means Augusta Newsprint Inc.;

“Applicants” means the direct and indirect subsidiaries of ABH participating in the CCAA Proceedings listed in Appendix A – “Applicants” to this Circular or the CCAA Plan;

“Applicants Reserve” means the reserve to be established and maintained under the CCAA Plan by the Monitor, in its capacity as Disbursing Agent, by holding on account of Disputed Claims a number of shares of New ABH Common Stock equal to the amount of shares of New ABH Common Stock that the Holders of Disputed Claims would be entitled to receive if all such Disputed Claims had been Proven Claims in their entire amount on the Initial Distribution Record Date;

“Articles of Reorganization” means the articles of reorganization of Reorganized ABH;

“Backstop Agreement” means the backstop commitment agreement entered into by ABH and certain of the Holders of Affected Unsecured Claims as of May 23, 2010 in connection with the Rights Offering;

“Backstop Commitment Payment” has the meaning ascribed to such term in “Rights Offering”;

“Backstop Investors” has the meaning ascribed to such term in “Rights Offering”;

“Backstop Motion” has the meaning ascribed to such term in “Rights Offering”;

“Backstop Parties” means —;

“BAI” means Bowater America Inc.;

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. sections 101 et seq., as amended from time to time;

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware in which the Chapter 11 Cases were filed or any other United States court with jurisdiction over the Chapter 11 Cases;

“Bankruptcy Exception” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company;

“BCFC” means Bowater Canada Finance Corporation;

“BCFC Affected Unsecured Claim” means any Affected Claim against BCFC;

“BCFC Affected Unsecured Creditor” means any creditor that is the Holder of a BCFC Affected Unsecured Claim;

“BCFC Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against BCFC for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the BCFC Affected Unsecured Creditors;

“BCFPI” means Bowater Canadian Forest Products Inc.;

“BCFPI Administrative Agent” means Bank of Nova Scotia in its capacity as administrative agent under the BCFPI Secured Bank Documents, and its successors and assigns;

“BCFPI Affected Unsecured Claim” means any Affected Claim against BCFPI;

“BCFPI Affected Unsecured Creditor” means any creditor that is the Holder of a BCFPI Affected Unsecured Claim;

“BCFPI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against BCFPI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the BCFPI Affected Unsecured Creditors;

“BCFPI Lenders” means the lenders party from time to time to the BCFPI Secured Bank Documents;

“BCFPI Pre-petition Secured Lenders” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – BCFPI Secured Credit Agreement”;

“BCFPI Secured Bank Agent” means Bank of Nova Scotia, in its capacity as administrative agent under the BCFPI Secured Credit Agreement;

“BCFPI Secured Bank Claim” means any Claim of any BCFPI Lender or the BCFPI Administrative Agent pursuant to the BCFPI Secured Bank Documents, and interest accrued thereon and any unpaid costs, fees and other amounts relating thereto as of the Implementation Date;

“BCFPI Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008, that certain Seventh Amendment dated as of June 6, 2008, that certain Eighth Amendment dated as of June 30, 2008, that certain Ninth Amendment and Waiver dated as of August 7, 2008, that certain Tenth Amendment and Waiver dated as of November 12, 2008 and that certain Eleventh Amendment and Consent dated as of February 27, 2009; and as further modified by the letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009, among BCFPI, as the borrower, and Bowater, Bowater Alabama LLC, Bowater Newsprint South Operations LLC, Bowater Newsprint South LLC and certain of the U.S. Debtors and Applicants, as guarantors, the BCFPI Administrative Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto;

“BCFPI Secured Bank Letters of Credit” means the letters of credit listed on Plan Supplement [13] under the U.S. Plan that are issued and outstanding immediately prior to the Implementation Date under the BCFPI Secured Bank Documents;

“BCFPI Secured Credit Agreement” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – BCFPI Secured Credit Agreement”;

“BI DIP Agent” means the administrative agent and collateral agent from time to time under the BI DIP Facility Documents;

“BI DIP Claim” means any Claim of any BI DIP Lender or the BI DIP Agent pursuant to the BI DIP Facility Documents or the Initial Order;

“BI DIP Facility Documents” means that certain Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 21, 2009 (as amended, modified, or supplemented from time to time), by and among ABH, Bowater and BCFPI, as borrowers, the BI DIP Lenders from time to time party thereto (including Fairfax Financial Holdings Limited, as initial lender and initial BI DIP Agent) and the BI DIP Agent from time to time party thereto together with any related collateral, loan, or security documents executed in connection therewith or which relate thereto;

“BI DIP Lenders” means the lenders and financial institutions party from time to time to the BI DIP Facility Documents;

“BI DIP Lenders Charge” has the meaning ascribed to such term in the Initial Order;

“BI Inter-company Advances Charge” has the meaning ascribed to such term in the Initial Order;

“BIA” means the Bankruptcy and Insolvency Act (Canada);

“BMO” means the Bank of Montreal;

“Board” means either the board of directors of ABH or Reorganized ABH, as the case may be;

“Bowater” means Bowater Inc.;

“Bowater Administration Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater Adequate Protection Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater Canadian Limited Affected Unsecured Claim” means any Affected Claim against Bowater Canadian Limited;

“Bowater Canadian Limited Affected Unsecured Creditor” means any creditor that is the Holder of a Bowater Canadian Limited Affected Unsecured Claim;

“Bowater Canadian Limited Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Bowater Canadian Limited for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Bowater Canadian Limited Affected Unsecured Creditors;

“Bowater DIP Agent” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Bowater DIP Credit Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Bowater DIP Lenders” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Bowater D&O Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater Group” means Bowater and its direct and indirect Subsidiaries;

“Bowater Maritimes” means Bowater Maritimes Inc.;

“Bowater Maritimes Affected Unsecured Claim” means any Affected Claim against Bowater Maritimes;

“Bowater Maritimes Affected Unsecured Creditor” means any creditor that is the Holder of a Bowater Maritimes Affected Unsecured Claim;

“Bowater Maritimes Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Bowater Maritimes for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Bowater Maritimes Affected Unsecured Creditors;

“Bowater Mersey” means Bowater Mersey Paper Company Limited, a joint venture with the Washington Post Company, which owns and operates a sawmill in Oakhill, Nova Scotia, as well as a papermill and woodland in Mersey, Nova Scotia;

“Bowater Secured Bank Agent” means Wells Fargo Bank National Association (as successor by merger with Wachovia Bank, National Association), in its capacity as agent under the Bowater DIP Credit Agreement;

“Bridgewater” means Bridgewater Paper Company Limited;

“Bridgewater Administration” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business –Corporate Structure – Bridgewater Administration”;

“Bridgewater Entities” means Cheshire Recycling Ltd. and Bridgewater Paper Leasing Ltd.;

“Budget” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Business Assets” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Business Day” means (i) any day, other than a Saturday or a Sunday, or a non-judicial day (as defined in Article 6 of the Code of Civil Procedure, R.S.Q., c. C-25, as amended), on which commercial banks are generally open for business in Montreal, Québec, Canada and (ii) in respect of any Cross-border Debtor, any day other than a Saturday, a Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a));

“Call Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“Canadian Bowater DIP” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings –DIP Credit Facilities”;

“Canadian Bowater DIP Collateral” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Canadian Bowater DIP Parties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Canadian Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Canadian Secured Notes” means the 13.75% Senior Secured Notes due April 1, 2011 issued by ACCC pursuant to the Canadian Secured Notes Indenture;

“Canadian Secured Notes Claims” means, subject to paragraphs 11 and 12 of the First Claims Procedure Order and paragraph 15 of the Third Claims Procedure Order, any Claim of any holder of Canadian Secured Notes and the Canadian Secured Notes Indenture Trustee pursuant to the Canadian Secured Notes and the Canadian Secured Notes Indenture, and interest accrued thereon and any unpaid costs, fees, and other amounts relating thereto as of the Implementation Date;

“Canadian Secured Notes Guarantors” means ACI, Abitibi-Consolidated Canadian Office Products Holdings Inc., 6169678 Canada Incorporated, 3834328 Canada Inc., The International Bridge and Terminal Company, Marketing Donohue Inc., Les Explorations Terra Nova Ltée, La Compagnie de Pulpe de Jonquière, Produits Forestiers Saguenay Inc. and 1508756 Ontario Inc.;

“Canadian Secured Notes Indenture” means the indenture dated as of April 1, 2008, as supplemented, between ACCC, as issuer, and the Canadian Secured Notes Indenture Trustee;

“Canadian Secured Notes Indenture Trustee” means Wells Fargo Bank, National Association and its successors and assigns, as indenture trustee under the Canadian Secured Notes Indenture;

“Canadian Subsidiaries” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Canadian Unsecured Notes” means the 0% Unsecured Notes, 6.00% Senior Notes, 7.40% Debentures, 7.50% Debentures, 7.75% Notes, 7.875% Notes, 7.95% Notes, 8.375% Senior Notes, 8.50% Debentures, 8.55% Senior Notes, 8.85% Debentures, 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), 10.625% Senior Notes (Series A), 10.85% Debentures, 15.5% Senior Unsecured Notes and the Floating Rate Notes;

“Canadian Unsecured Notes Claims” means any Claim of any holder of a Canadian Unsecured Note;

“Canadian Unsecured Notes Indentures” means the 0% Unsecured Notes Note Agreement, 6.00% Senior Notes Indenture, 7.40% Debentures Indenture, 7.50% Debentures Indenture, 7.75% Notes Indenture, 7.875% Notes Indenture, 7.95% Notes Indenture, 8.375% Senior Notes Indenture, 8.50% Debentures Indenture, 8.55% Senior Notes Indenture, 8.85% Debentures Indenture, 10.26% Senior Notes (Series D) Note Agreement, 10.50% Senior Notes (Series B) Note Agreement, 10.60% Senior Notes (Series C) Note Agreement, 10.625% Senior Notes (Series A) Note Agreement, 10.85% Debentures Indenture, 15.5% Senior Unsecured Notes Indenture and the Floating Rate Notes Indenture;

“Cash” means cash and cash equivalents such as bank deposits, term deposits, guaranteed investment certificates, checks and other similar items or instruments denominated in legal tender of either Canada or the United States, as the context requires;

“CBCA” means the Canada Business Corporations Act;

“CCAA” means the Companies’ Creditors Arrangement Act (Canada) as applicable to the CCAA Proceedings which, for greater certainty, does not include the amendments proclaimed into force on September 18, 2009;

“CCAA Charges” has the meaning ascribed to such term in the Initial Order;

“CCAA Charge Claim” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”;

“CCAA Plan” means the plan of reorganization and compromise jointly filed by the Applicants pursuant to the provisions of the CCAA and Section 191 of the CBCA, as it may be amended, varied or supplemented by the Applicants from time to time in accordance with its terms, which is attached hereto as Appendix C;

“CCAA Proceedings” means the proceedings in respect of the Applicants and the 18.6 Petitioners before the Court commenced pursuant to the CCAA;

“CDS” means CDS Clearing and Depositary Services Inc.;

“Centralized Sales Team” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Overview of Business Operations – Sales, Distribution”;

“CEP” means the Communications, Energy and Paper Workers Union of Canada;

“Chair” means the chair of the Creditors’ Meeting;

“Chapter 11 Cases” means the U.S. Debtors’ Chapter 11 cases pending in front of the Bankruptcy Court, which are being jointly administered under Case No. 09-11296;

“Chapter 15 Proceedings” means the voluntary cases under Chapter 15 of the Bankruptcy Code commenced by ACI and ACCC in the Bankruptcy Court on April 17, 2009;

“Chief Restructuring Officer” means Bruce Robertson and 7088418 Canada Inc., a corporation the shares of which are held by Bruce Robertson;

“Circular” means this information circular, proxy statement, including the Appendices hereto and any written amendment or supplement hereto made after the date hereof;

“Claim” means any right or claim of any Person against one or more of the Applicants in connection with any indebtedness, liability or obligation of any kind whatsoever of one or more of the Applicants owed to such Person and any interest accrued thereon or costs or other amounts in respect thereof, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including any Claim arising from or caused by the repudiation by an Applicant of any contract, lease or other agreement, whether written or oral, the commission of a tort (intentional or unintentional), any breach of duty (legal, statutory, equitable, fiduciary or otherwise), any right of ownership or title to property, employment, contract, a trust or deemed trust, howsoever created, any Claim made or asserted against any one or more of the Applicants through any affiliate, or any right or ability of any Person to advance a Claim for contribution or indemnity or otherwise with respect to any grievance, matter, action, cause or chose in action, whether existing at present or commenced in the future, in each case based in whole or in part on facts which existed on the Date of Filing, or which would have been together with any other Claims of any kind that, if unsecured, would constitute a debt provable in bankruptcy within the meaning of the BIA had the Applicant become bankrupt on the Date of Filing;

“Claims Bar Dates” means, as applicable, November 13, 2009 and April 7, 2010, the bar dates for filing Claims for voting purposes or distribution purposes as set out in the Claims Procedure Orders, or such other date as the Court or the Bankruptcy Court may fix with respect to any Claim;

“Claims Officer” means the individual(s) appointed pursuant to and in accordance with the Claims Procedure Orders as set out in the Claims Procedure Orders;

“Claims Packages” means collectively the First Claims Package and the Second Claims Package;

“Claims Procedure Orders” means the First Claims Procedure Order, the Second Claims Procedure Order and the Third Claims Procedure Order;

“Collective Bargaining Agreements” means the collective bargaining agreements, as amended by the letters of understanding, letters of intent and other written communications with bargaining agents for employees;

“COD” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Combination” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Corporate Structure – AbitibiBowater Inc.”;

“Company” means either ABH or Reorganized ABH, as the case may be, collectively with its Subsidiaries, either prior to the Implementation Date or on and after the Implementation Date, as reorganized under and pursuant to the CCAA Plan or the U.S. Plan, as the case may be;

“Convertible Notes” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – ABH Convertible Notes”;

“Costs” means the costs of complying with any orders issued in respect of the Non-core Properties under applicable environmental legislation, (i) any costs which would have priority pursuant to section 11.8 of the CCAA (as if such statute were applicable) and Section 14.06 of the BIA, and (ii) the costs of any receiver appointed in respect of Non-core Purchaser or Non-core Purchaser’s interest in the Non-core Properties;

“Court” means the Québec Superior Court of Justice, Commercial Division, for the Judicial District of Montreal, Canada, or any Canadian court with appellate jurisdiction over the CCAA Proceedings;

“CRA” means the Canada Customs and Revenue Agency;

“Creditor” means any Person having a Claim and may, if the context requires, mean an assignee of a Claim or a trustee, receiver, receiver manager or other Person acting on behalf of such Person if such assignee or other Person has been recognized by the Monitor;

“Creditors’ Meeting” means, in respect of any Affected Unsecured Creditors Class, the meeting of the Affected Unsecured Creditors holding Voting Claims called pursuant to the Creditors’ Meeting Order for the purpose of considering and, if deemed appropriate, passing their respective Resolution and includes any adjournment of such meeting;

“Creditors’ Meeting Date” means, in respect of any Creditors’ Meeting, the date fixed for the Creditors’ Meeting under the Creditors’ Meeting Order subject to any adjournment or postponement or further Order of the Court;

“Creditors’ Meeting Order” means, the Order of the Court dated —, 2010 as amended or supplemented from time to time by further Orders of the Court which, among other things, sets the Creditors’ Meeting Date and establishes meeting procedures for the Creditors’ Meeting;

“Creditor Protection Proceedings” means the Chapter 11 Cases, the Chapter 15 Proceedings and the CCAA Proceedings;

“Cross-border Claims” has the meaning ascribed to the term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings”;

“Cross-border Claims Protocol” means the cross-border claims protocol that was approved by the Court on January 18, 2010 and the Bankruptcy Court on January 19, 2010, as amended, modified, or supplemented from time to time;

“Cross-border Convenience Claim” means any Proven Claim (i) the aggregate Face Amount of which is equal to or less than —or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to — pursuant to an election by the Holder made on the Election Notice, in respect of which its Holder has not made a valid election in accordance with Subsections 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i) of the CCAA Plan;

“Cross-border Debtors” means BCFC, Bowater Canadian Holdings Incorporated, AbitibiBowater Canada Inc., BCFPI, Bowater Maritimes, Bowater LaHave Corporation and Bowater Canadian Limited;

“Cross-border Insolvency Protocol” means the cross-border voting protocol governing the voting procedures of Claims against Cross-border Debtors that will be included in the solicitation materials implementing procedures for soliciting votes to accept or reject the CCAA Plan and that was filed with the Court on — and the Bankruptcy Court on —, as amended, modified, or supplemented from time to time;

“Cross-border Voting Protocol” means the cross-border voting protocol that was approved by the Court on — and the Bankruptcy Court on —, as amended, modified, or supplemented from time to time;

“CSA” means the Canadian Securities Administrators;

“CSN” means the Confédération des syndicats nationaux;

“Date of Filing” means April 17, 2009;

“Designated Newspapers” means the Montreal Gazette, the Globe and Mail (National Edition), La Presse, Le Soleil and Le Quotidien;

“Dilution” means the dilution resulting from shares of New ABH Common Stock issued (i) pursuant to the management and director compensation and incentive programs set forth in Section 6.4 of the CCAA Plan, (ii) as a payment under the Backstop Agreement or any replacement backstop commitment obtained by the Applicants in connection therewith and approved by the Court and the Bankruptcy Court; and (iii) upon conversion of the convertible unsecured subordinated notes issued by Reorganized ABH in connection with the Rights Offering on the terms and conditions set forth in the Backstop Agreement;

“Disallowed Claim” means any Claim, including any portion thereof, that has been disallowed, denied, dismissed, or overruled pursuant to a final Order of the Court, the Bankruptcy Court, or any other court of competent jurisdiction;

“Disbursing Agent” means any Person in its capacity as a disbursing agent, including the Monitor, the Indenture Trustees and the ACCC Administration Agent in their capacities as disbursing agents;

“Disclosure Statement” means the disclosure statement for the U.S. Debtors’ first amended joint plan of reorganization under Chapter 11 of the Bankruptcy Code dated —, 2010, which is available on the Monitor’s website at www.ey.com/ca/abitibibowater;

“Disputed Claims” means an Affected Unsecured Claim or any portion thereof, that is subject to a Notice of Revision or Disallowance, or a Notice of Dispute, and in either case has become neither a Proven Claim nor a Disallowed Claim;

“Donohue” means Donohue Corp.;

“Donohue Group” means Donohue and Donohue’s direct and indirect Subsidiaries;

“Donohue Malbaie” means Donohue Malbaie Inc., a joint venture with the New York Times Company, which owns and operates a paper machine at one of ACI’s newsprint;

“DTC” means The Depository Trust & Clearing Corporation, or any successor thereof;

“Election Deadline” means the time specified in the Creditors’ Meeting Order as the deadline for filing a Form of Proxy;

“Election Notice” means the election notice included in the form of proxy, which permits Affected Unsecured Creditors to make an election in accordance with Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i); 2.4(i)(i) or 2.4(j)(i) of the CCAA Plan;

“Eligible Employees” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan– Compromise and Arrangement”;

“Eligible Holders” means —;

“EPA” means the Environmental Protection Act (Canada);

[“Escrow Agent” means —;]

“Excess” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Consequences to the Company”;

“Excluded Claims” has the meaning ascribed to the term in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”;

[“Excluded Rights Offering Notes” means —”;]

“Existing Secured Facilities” means —;

“Exit Loan Facilities” means, collectively, the ABL Exit Financing Facility and the Term Loan Exit Financing Facility;

“Face Amount” means, for purposes of the CCAA Plan (i) when used in reference to a Disputed Claim or a Disallowed Claim, the full stated liquidated amount claimed by the Holder of such Claim in any Proof of Claim timely filed in accordance with the Claims Procedure Orders, and (ii) when used in reference to a Proven Claim, the amount of such Claim as agreed by the Applicants, or as otherwise finally determined, pursuant to the provisions of the Claims Procedure Orders;

“Fairfax” means Fairfax Financial Holdings Limited and its Subsidiaries;

“Final Bowater DIP Order” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Final Distribution Date” means a date selected by the Reorganized Debtors that is not later than 30 days after the date on which the Monitor shall have certified to the Court that the last Disputed Claim in the CCAA Proceedings has been finally resolved;

“Financial Projections” means the projections of future performance covering the Company’s operations on a consolidated basis through fiscal year —, after giving effect to the CCAA Plan, as set forth in Appendix G;

“Final Restructuring Transactions Time” means such time as set forth in the Restructuring Transactions Notice;

“First Claims Package” means the package for the Affected Unsecured Creditors, including a Proof of Claims, an instruction letter explaining how to complete same, and a copy of the Claims Procedure Orders published on September 10 and 15, 2009;

“First Claims Procedure Order” means the Order of the Court dated August 26, 2009 establishing, among other things, procedures for proving Claims;

“Floating Rate Notes” means the Floating Rate Notes due June 15, 2011 issued by ACCC pursuant to the Floating Rate Notes Indenture;

“Floating Rate Notes Indenture” means the indenture dated as of June 15, 2004, as amended, between ACCC, as borrower, and The Bank of Nova Scotia Trust Company of New York, as indenture trustee;

“Floating Rate Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the Floating Rate Notes Indenture;

“Form of Proxy” means the form of proxy and Election Notice and voting instructions to Affected Unsecured Creditors in the CCAA Proceedings, in substantially the form attached as an exhibit to the Creditors’ Meeting Order;

“Government Priority Claims” means any Claim owing to Her Majesty the Queen in right of Canada or any Province as described in Section 18.2(1) of the CCAA;

“Governmental Entities” means any: (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or, for the account of, any of the foregoing;

“Grievance Claims Officer” means the individual(s) appointed pursuant to and in accordance with the Second Claims Procedure Order as set out in the Second Claims Procedure Order;

“Holder” means a Person holding a Claim against one or more of the Applicants;

“Implementation Date” means the Business Day on which all conditions to implementation of the CCAA Plan and the U.S. Plan have been satisfied or (to the extent legally permissible) waived and the Monitor has filed a certificate with the Court confirming the foregoing;

“Indenture Trustee” means, collectively, the 6.00% Senior Notes Indenture Trustee, 7.40% Debentures Indenture Trustee, 7.50% Debentures Indenture Trustee, 7.75% Notes Indenture Trustee, 7.875% Notes Indenture Trustee, 7.95% Notes Indenture Trustee, 8.375% Senior Notes Indenture Trustee, 8.50% Debentures Indenture Trustee, 8.55% Senior Notes Indenture Trustee, 8.85% Debentures Indenture Trustee, 10.85% Debentures Indenture Trustee, Canadian Secured Notes Indenture Trustee, 15.5% Senior Notes Indenture Trustee and Floating Rate Notes Indenture Trustee;

“Initial Distribution Date” means the first Business Day that is ten days (or such longer period as may reasonably be determined by the Reorganized Debtors in consultation with the Monitor) after the Implementation Date;

“Initial Distribution Record Date” means the applicable date designated in the Sanction Order;

“Initial Order” means the Order of the Court dated April 17, 2009, as amended and restated from time to time, pursuant to which, among other things, the Applicants were granted certain relief pursuant to the CCAA;

“Insolvency Proceedings” means, collectively, the CCAA Proceedings, the Chapter 11 Cases and the 18.6 Proceedings;

“Insurance Contract” means any policy of third party liability insurance under which the Applicants could have asserted or did assert, or may in the future assert, a right to coverage for any claim, together with any other contracts which pertain or relate to such policy;

“Insured Claim” means that portion of any Claim arising from an incident or occurrence alleged to have occurred prior to the Implementation Date: (i) as to which any Insurer is obligated pursuant to the terms, conditions, limitations and exclusions of its Insurance Contract(s), to pay any judgment, settlement, or contractual obligation with respect to the Applicants, or (ii) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s);

“Insured Claim Creditor” means any creditor that is the Holder of an Insured Claim;

“Insurer” means any Person that issued, or is responsible for, an Insurance Contract;

“Inter-company Claims” means any Claim by an Applicant or a U.S. Debtor against another Applicant or U.S. Debtor;

“Inter-company Note Claims” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Inter-company Debt”;

“Interim Distribution Dates” means the first Business Day occurring 60 days after the Initial Distribution Date, and subsequently, the first (1st) Business Day occurring 60 days after the immediately preceding Interim Distribution Date (unless otherwise determined by the Monitor, in its capacity as Disbursing Agent);

“Interim Distribution Record Date” means, with respect to any Interim Distribution Date, the 15th day prior to such Interim Distribution Date;

“Investment Plans” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“IQ Financing” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Investissement Québec Financing”;

“IRS” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“ITA” means the Income Tax Act (Canada);

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in any context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Lien” means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever, under United States, Canadian, or other applicable Law, affecting such interest in property;

“Liquidation Analysis” means the “Liquidation Analysis” attached hereto as Appendix F;

“Litigation Committee” has the meaning ascribed to such term in “Reorganized ABH – Litigation Committee”;

“Meeting Material” means the Notices of Meeting, the Circular and the Forms of Proxy;

“Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with the Initial Order or any further Order of the Court;

“MPCo” means Manicouagan Power Company;

“MPCo Sale” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“NAFTA” means the North American Free Trade Agreement;

“NAFTA Proceedings Agreement” means the agreement dated as of the Implementation Date among the members of the Litigation Committee and the Company;

“NAFTA Proceedings” means the proceedings in relation to the expropriation of the Grand Falls newsprint mill and certain other assets by the Government of Newfoundland, the whole as more fully described in “Risk Factors – Risks Related to the Company’s Business”;

“NASDAQ” means either the NASDAQ Global Market or the NASDAQ Global Select Market;

“New ABH Common Stock” means the new common stock of Reorganized ABH, which shall be issued on the Implementation Date or authorized to be issued by Reorganized ABH at any time from and after the Implementation Date;

“New Securities” has the meaning ascribed to such term in “Other Considerations – Canadian Securities Law Considerations”;

“NewCo” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“NewCo Holdings” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Newfoundland” means the Province of Newfoundland and Labrador;

“Newspaper Notice” means the notice of the Claims Procedure Orders published in the Designated Newspapers in accordance with the Claims Procedure Orders, which sets out the Claims Bar Dates;

“Newsprint South” means Bowater Newsprint South LLC;

“No Vote Applicant” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”;

“No Vote Occurrence” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”;

“Non-core Properties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Other Sale of Assets and Cost Savings Initiatives”;

“Non-core Purchaser” means 4513541 Canada Inc.;

“Non-registered Noteholders” means the beneficial owners of Canadian Unsecured Notes that are registered in the name of a depository such as DTC or CDS;

“Non-resident Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada”;

“Non-U.S. Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“Notice of Dispute” has the meaning ascribed to such term in the Claims Procedure Orders;

“Notice of Meeting” means the notice of the Creditors’ Meeting which is included in this Circular;

“Notice of Revision or Disallowance” has the meaning ascribed to such term in the Claims Procedure Orders;

“NYSE” means the New York Stock Exchange;

“Obligations” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – CCAA Plan Releases”;

“OID” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Order” means any order of the Court or the Bankruptcy Court;

“Participants” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”;

“Person” means any person, including any individual, partnership, joint venture, venture capital fund, association, corporation, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity, syndicate, the Monitor, United States Trustee or other entity, whether or not having legal status;

“PIK Interest” means interest paid by ABH on the Convertible Notes by increasing the principal amount of Convertible Notes outstanding;

“Post-filing Claims” means all valid claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities which are not Claims and arise from, or are in respect of, (i) any executory contract or unexpired lease which has been deemed ratified pursuant to the CCAA Plan, or (ii) the supply of goods or services to any Applicant after the Date of Filing;

“Plans” means, collectively, the U.S. Plan and the CCAA Plan;

“Post-filing Employees” has the meaning ascribed to such term in “The CCAA Plan – Claims and Voting Process”;

“Principal Increase” means the amount, if any, equal to the difference between (i) the net proceeds generated from the sale of the Non-core Properties (or any portion thereof) to a third party by the Non-core Purchaser or any receiver appointed in respect thereof and (ii) the Costs;

“Pro Rata” means, at any time, the proportion that (i) the Face Amount of an Affected Claim (including any Inter-company Claim deemed to be an Affected Unsecured Claim pursuant to Section 2.5(c)) of the CCAA Plan in a particular class bears to (ii) the aggregate Face Amount of all Affected Claims (including any Inter-company Claim deemed to be an Affected Unsecured Claim pursuant to Section 2.5(c)) of the CCAA Plan in such class less (x) the aggregate Face Amount of all Affected Claims settled, compromised, released or otherwise dealt with in accordance with Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i) and 2.4(j)(i) of the CCAA Plan, as the case may be, and (y) the aggregate Face Amount of all Affected Claims fully paid pursuant to Section 3.8 (including Disputed Claims, but excluding Disallowed Claims);

“Proof of Claim” has the meaning ascribed to such term in the Claims Procedure Orders;

“Proven Claim” means, in respect of an Affected Unsecured Creditor, the amount or any portion of the amount of the Affected Claim of such Affected Unsecured Creditor as finally determined for distribution purposes in accordance with the provisions of the CCAA Plan, the CCAA, the Claims Procedure Orders and any other applicable Orders;

“Proven Secured Claim” means the amount of a Secured Claim as agreed by the Applicants or as finally determined in accordance with the provisions of the CCAA Plan, the CCAA, the Claims Procedure Orders and any other applicable Orders;

“Record Date” means —;

“Recovered Paper” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Overview of Business Operations – Raw Materials”;

“Regulations” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Released Parties” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – CCAA Plan Releases”;

“Reorganized ABH” means on and after the Implementation Date, ABH as reorganized under the U.S. Plan, or a new holding company created in contemplation of the Implementation Date that, on such date, owns 100% of the equity in ABH (as in existence prior to the Implementation Date);

“Reorganized Debtors” means, on or after the Implementation Date, collectively, all of the surviving Applicants that are reorganized under and pursuant to the CCAA Plan, including the Restructuring Transactions;

“Repayment Steps” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings –AbitibiBowater U.S. Holding LLC Note Repayment Transactions”;

“Reportable Payment” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations” – Information Reporting and Backup Withholding”;

“Required Majority” means, in respect of an Affected Unsecured Creditor Class, the affirmative vote of a majority in number in such Affected Unsecured Creditor Class having Voting Claims and voting on its Resolution (in person or by proxy) at the Creditors’ Meeting and representing not less than 66 2/3% in value of the Voting Claims voting (in person or by proxy) at the Creditors’ Meeting;

“Resolution” means, in respect of an Affected Unsecured Creditor Class, the resolution for such Affected Unsecured Creditor Class substantially in the form attached as Appendix B – “Resolution” to the Circular, providing for the approval of the CCAA Plan by the Affected Unsecured Creditors comprised in such Affected Unsecured Creditor Class;

“RESPs” means any Registered Education Saving Plan with the Government of Canada;

“Restructuring Claim” means (i) any Claim arising as a result of or in connection with the repudiation, breach, termination or restructuring by the Applicants after August 31, 2009 of any contract, lease, employment, or other obligation including any pension or retirement plan or benefit established for the Applicants Canadian employees; (ii) any Claim arising as a result of payments deferred pursuant to the Order of the Court in the CCAA proceedings dated May 8, 2009 and in respect of which a notice advising the Affected Unsecured Creditor(s) to file a Second Proof of Claim has been issued; and (iii) any Claim against any of the Applicants as a former owner, occupier, person in possession or otherwise in connection with any property (whether moveable or immoveable, real or personal) transferred on or after April 17, 2009, provided that in no case shall a Restructuring Claim include an Excluded Claim;

“Restructuring Transactions” means those steps and transactions necessary or desirable to give effect to the transactions contemplated herein and in the Restructuring Transaction Notice;

“Restructuring Transactions Notice” means the notice setting out and detailing substantially all of the Restructuring Transactions, which is intended to be posted on the Monitor’s website on or before —, and as thereafter modified consistent with the CCAA Plan and the U.S. Plan, with a final Restructuring Transaction Notice to be posted on the Monitor’s website on the Implementation Date;

“Right” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Exchange of the Affected Unsecured Claims”;

“Rights Offering” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”;

“Rights Offering Notes ” means —;

“Rights Offering Participant” has the meaning ascribed to such term in “Rights Offering”;

“RRIFs” means any Registered Retirement Income Fund with the Government of Canada;

“RRSPs” means any Registered Retirement Saving Plan with the Government of Canada;

“Saguenay Forest Products” means Saguenay Forest Products Inc.;

“Saguenay Forest Products Affected Unsecured Claim” means any Affected Claim against Saguenay Forest Products, including any 15.5% Senior Unsecured Notes Claim against Saguenay Forest Products;

“Saguenay Forest Products Affected Unsecured Creditor” means any creditor that is the Holder of a Saguenay Forest Products Affected Unsecured Claim;

“Saguenay Forest Products Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Saguenay Forest Products for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Saguenay Forest Products Affected Unsecured Creditors;

“Sanction Hearing” means the hearing at which the Court’s sanction of the Plan under the CCAA and Section 191 of the CBCA will be sought;

“Sanction Order” means the Order by the Court sanctioning the CCAA Plan pursuant to the CCAA and Section 191 of the CBCA, as such Order may be amended, modified or varied from time to time;

“Search Committee” has the meaning ascribed to such term in “Reorganized ABH – Corporate Governance”;

“SEC” means the United States Securities and Exchange Commission;

“Second Claims Package” means the package for the Affected Unsecured Creditors, including a Proof of Claims, an instruction letter explaining how to complete same, and a copy of the Claims Procedure Orders published on —;

“Second Claims Procedure Order” means the Order of the Court dated January 18, 2010 establishing, among other things, procedures for reviewing and determining Claims;

“Second Proof of Claim” has the meaning ascribed to such term in the Second Claims Procedure Order;

“Secured Claims” means any: (i) ACCC Term Loan Claim; (ii) BCFPI Secured Bank Claim; (iii) Canadian Secured Notes Claim; or (iv) Claim, other than a CCAA Charge, which is secured by a security interest in or a lien on the property of the Applicants, which security interest or lien is valid, perfected and enforceable pursuant to applicable Laws or by reason of an Order, to the extent of the value of such property, as of the Implementation Date or such other date as is established by the Court, excluding, in each case any prepayment penalty or premium or any extra-contractual amount provided for in the contract or other arrangement giving rise to, or otherwise relating to, such Secured Claim;

“Securitization Claims” means any Claim arising under or relating to the Securitization Facility;

“Securitization Facility” means the receivables securitization facility made available to certain Subsidiaries of ABH pursuant to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of June 16, 2009, as amended, among ACUSFC, as the seller, ACI and ACSC, as originators, ACSC, as servicer, ACI, as subservicer, Citibank, N.A., as agent, and the banks named therein, and the other Transaction Documents (as defined therein);

“Securitization Program” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”;

“Servicer” means any indenture trustee, agent or servicer that administers any agreement that governs the rights of a Holder of an Affected Claim;

“SG&A” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Other Cost Savings Initiatives”;

“Solicitation Agent” means —;

“Sponsor” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Stay of Proceedings” means the stay of proceedings under Section 11 of the CCAA;

“Stay Termination Date” has the meaning ascribed to such term in the Initial Order;

“Subsequent Claims” has the meaning ascribed to such term in “Creditors’ Meeting and Voting Instructions – Entitlement To Vote – Claims Bar Dates”;

“Subscription Agent” means —;

“Subscription Deadline” has the meaning ascribed to such term in “Rights Offering”;

“Subscription Forms” has the meaning ascribed to such term in “Rights Offering”;

“Subscription Period” means —;

“Subscription Right” means —;

“Subsidiary” or “Subsidiaries” means any and all of the direct or indirect wholly-owned or otherwise controlled subsidiaries of ABH and the direct or indirect wholly-owned or otherwise controlled partnerships, limited partnerships or other entities of ABH prior to the Implementation Date;

“Supplemental Distribution” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”;

“Tax Code” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“Taxable Capital Gain” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Taxes” means any and all taxes, duties, fees, pending assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever (including any Claims by Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any Province or Territory of Canada, the Canada Revenue Agency and any similar revenue or taxing authority, including any municipality of any Province or Territory of Canada), including all interest, penalties, fines and additions with respect to such amounts;

“Tax Proposals” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Tax Shield” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Consequences to the Company”;

“Term Loan Exit Financing Facility” means the senior secured term loan facility, that may take the form of a loan, high-yield notes, a bridge facility or other loan arrangement, to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section [6.10] of the U.S. Plan, providing for the principal terms and conditions set forth on Exhibit [9] to be filed on or before the supplement filing date under the U.S. Plan;

“TFSA” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Third Claims Procedure Order” means the Order of the Court dated February 23, 2010 establishing, among other things, procedures for soliciting, reviewing and determining applicable claims and restructuring claims;

“Transfer Agent” means —;

“TSX” means the Toronto Stock Exchange, a division of TSX Inc., through which the senior listing operations of TMX Group Inc. are conducted;

“ULC” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“ULC DIP Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings –DIP Credit Facilities”;

“ULC DIP Facility” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Unaffected Creditor” means any Creditor with Excluded Claims, in respect of and to the extent of those Excluded Claims;

“Unions” has the meaning ascribed to such term in the Second Claims Procedure Order;

“Unionized Employees” means employees employed under Collective Bargaining Agreements with the Unions;

“Unsecured Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about April 28, 2009, pursuant to Section 1102 of the Bankruptcy Code, as reconstituted from time to time;

[“Unsubscribed Rights Offering Notes” means —;]

“U.S. Bowater Borrowers” means Bowater, Bowater Newsprint South LLC, Bowater Alabama LLC and Bowater Newsprint South Operations LLC;

“U.S. Bowater DIP” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Bowater DIP Collateral” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Bowater DIP Parties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Debtors” means ABH, AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada, Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, ACF LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., BCFC, BCFPI, Bowater Canadian Holdings Incorporated, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater, Bowater LaHave Corporation, Bowater Maritimes, Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue Corp., Lake Superior Forest Products Inc. and Tenex Data Inc., ABH LLC 1 and ABH Holding Company LLC;

“U.S. DIP Order” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. GAAP” means generally accepted accounting principles in the United States of America;

“U.S. Petition Date” means April 16, 2009;

“U.S. Plan” means the plan of reorganization of the U.S. Debtors dated —, 2010, as may be further amended, varied or supplemented from time to time, in accordance with the terms thereof, which U.S. Plan is accessible and can be obtained on the Monitor’s website;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Voting Claim” means, in respect of an Affected Unsecured Creditor, the Canadian dollar amount of the Affected Claim of such Affected Unsecured Creditor accepted for purposes of voting at the Creditors’ Meeting, in accordance with the provisions of the Creditors’ Meeting Order and the Cross-border Voting Protocol;

“Voting Instruction Form” means the voting instruction form provided to beneficial holders of Affected Unsecured Claims in connection with the Creditors’ Meeting;

“Voting Record Date” means the date by which all holders of Claims who are entitled to vote on the CCAA Plan must submit their Form of Proxy to the Monitor with the terms of the CCAA Creditors’ Meeting Order; and

“Woodbridge” means, collectively, Woodbridge International Holdings Limited, Woodbridge International Holdings SA and The Woodbridge Company Limited.

I. INTRODUCTION

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the Applicants for use at the Creditors’ Meeting for the purposes set forth in the Notice of Meeting addressed to Affected Unsecured Creditors. This Circular is also furnished to Affected Unsecured Creditors in connection with the Rights Offering. See “Rights Offering”.

The U.S Debtors are pursuing a parallel reorganization in the United States as debtors and debtors-in-possession in the Chapter 11 Cases. The U.S. Debtors have submitted the U.S. Plan, which is consistent in substance with the outcome provided for in the terms of the CCAA Plan. To the extent that an Affected Unsecured Creditor has an Affected Claim in respect of the same underlying obligation in both the Chapter 11 Cases and the CCAA Proceedings against one or more of the U.S. Debtors, such Affected Unsecured Creditor will receive a single recovery in respect of such Affected Claim, which Affected Claim will be satisfied as set forth in the CCAA Plan and in the U.S. Plan. Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S Plan in the Chapter 11 Cases, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

This Circular provides certain information regarding the history of ABH and the Applicants, significant events that have occurred during the Insolvency Proceedings and the anticipated organization, operations and financing of Reorganized ABH and the Applicants upon emergence from the CCAA Proceedings and the U.S. Debtors from the Chapter 11 Cases. This Circular also describes the terms and provisions of the CCAA Plan and the Rights Offering, including certain alternatives to the CCAA Plan, certain effects of Court sanction of the CCAA Plan, certain risk factors associated with the results and operations of the Applicants following emergence from the CCAA Proceedings and with the securities to be issued under the CCAA Plan, as well as the securities issuable pursuant to the Rights Offering, the U.S. Plan and the manner in which distributions will be made under the CCAA Plan. In addition, this Circular discusses the sanction process, the voting procedures that Affected Unsecured Creditors must follow for their votes to be counted at the Creditors’ Meeting and the procedure to follow for Affected Unsecured Creditors to participate in the Rights Offering.

THIS CIRCULAR CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE CCAA PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE CCAA PLAN, CERTAIN EVENTS IN THE CCAA PROCEEDINGS AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE APPLICANTS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS CIRCULAR HAS BEEN PROVIDED BY THE APPLICANTS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE APPLICANTS DO NOT WARRANT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

THIS CIRCULAR CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF THE CCAA PLAN. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CCAA PLAN WHICH ACCOMPANIES THIS CIRCULAR AND TO THE SCHEDULES ATTACHED THERETO OR REFERRED TO THEREIN.

II. CREDITORS’ MEETING AND VOTING INSTRUCTIONS

A. PROCEDURE FOR CREDITORS’ MEETING

[NTD: To be updated based on Creditors’ Meeting Order.]

Pursuant to the Creditors’ Meeting Order, the Creditors’ Meeting has been convened for the purpose of considering and, if deemed advisable, adopting, with or without variation, the Resolution in respect of each Affected Unsecured Creditor Class to approve the CCAA Plan. The Creditors’ Meeting will be held in Montreal at —, on —, 2010 at [10:00 a.m.] (Montreal time).

The Creditors’ Meeting will be held and conducted in accordance with the provisions of the Creditors’ Meeting Order. A Person designated by the Monitor will preside as the Chair of the Creditors’ Meeting and, subject to the Creditors’ Meeting Order, will decide all matters relating to the conduct of the Creditors’ Meeting. The only Persons entitled to attend and speak at the Creditors’ Meeting are Affected Unsecured Creditors with Voting Claims and their proxy holders, representatives of the Applicants, members of the boards of directors of the Applicants, representatives of the Monitor, representatives of the Ad Hoc Unsecured Noteholders Committee, the Chair and their respective legal counsel and financial advisors. Any other Person may be admitted to the Creditors’ Meeting on invitation of the Chair, in the Chair’s sole discretion.

The Applicants will seek approval of the CCAA Plan by the affirmative vote of the Required Majorities. Any resolution, including the Resolution in respect of each Affected Unsecured Creditor Class, to be voted on at the Creditors’ Meeting to approve, amend, vary or supplement the CCAA Plan, will be decided by the Required Majorities on a vote by ballot, and any other matter submitted for a vote at the Creditors’ Meeting will be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his or her sole discretion, to hold such vote by way of ballot. The result of any vote will be binding on all Affected Unsecured Creditors in the respective Affected Unsecured Creditor Class, whether or not any such Affected Unsecured Creditor is present and voting (in person or by proxy) at the Creditors’ Meeting for such Affected Unsecured Creditor Class.

The quorum for the Creditors’ Meeting is one Affected Unsecured Creditor in the relevant Affected Unsecured Creditor Class present in person or by proxy and entitled to vote at the Creditors’ Meeting.

If the requisite quorum is not present at the Creditors’ Meeting, then the Creditors’ Meeting will be adjourned by the Chair. If the Creditors’ Meeting is adjourned, postponed or otherwise rescheduled by the Chair in his or her sole discretion or because quorum is not obtained, the Creditors’ Meeting will be adjourned, postponed or otherwise rescheduled by the Chair to such date, time and place as may be decided by the Chair in his or her sole discretion. The Chair will decide on the manner of giving notice to the Affected Unsecured Creditors of the rescheduled meeting, and may, if he or she deems it appropriate, restrict such notice to a notice posted on the Monitor’s website.

B. ENTITLEMENT TO VOTE

Affected Unsecured Creditors will be entitled to prove their respective Affected Claims, vote their Voting Claims in respect of the CCAA Plan, and, if their Claims become Proven Claims, receive the distributions provided for, under and pursuant to the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol, the Creditors’ Meeting Order and the CCAA Plan. The procedure for valuing Affected Claims for voting and distribution purposes and resolving disputes in respect of any such valuation is set forth in the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol, the Creditors’ Meeting Order and the CCAA Plan.

All Affected Unsecured Creditors should refer to the Claims Procedure Orders, the Creditors’ Meeting Order, the Cross-border Insolvency Protocol and the CCAA Plan for a complete description of the procedures pursuant to which Claims are valued. The Claims Procedure Orders, the Creditors’ Meeting Order and the CCAA Plan provide for, among other things, (a) the Claims Bar Dates prior to which Affected Unsecured Creditors had to file Proofs of Claim in order to be entitled to vote on the Resolution, (b) the procedures pursuant to which the validity and value of the Claims of Affected Unsecured Creditors are determined for voting and distribution purposes, and (c) the conversion of Claims denominated in foreign currency into Canadian dollars. The Cross-border Claims Protocol supplements the procedures established in the Claims Procedure Orders with respect to the filing and determination of Claims against the Cross-Border Debtors.

Claims Bar Dates

Pursuant to the First Claims Procedure Order, the Monitor published on September 10 and 15, 2009, respectively, the Newspaper Notice (a) in the Designated Newspapers, and (b) on its website, www.ey.com/ca/abitibibowater, the First Claims Package in English and French. Pursuant to the Third Claims Procedure Order, the Monitor published on February 23, 2010 on its website, www.ey.com/ca/abitibibowater, the Second Claims Package in English and French. In addition, the Monitor has sent to all known Affected Unsecured

Creditors a copy of the Claims Packages, the First Claims Procedure Order and the Third Claims Procedure Order, along with additional instruction letters to specific groups of creditors as provided for in the Claims Procedure Orders.

In order for an Affected Unsecured Creditor to be entitled to attend and vote, in person or by proxy, at the Creditors’ Meeting in respect to each Affected Unsecured Creditor Class for which such Affected Unsecured Creditor belongs, and receive distributions pursuant to the CCAA Plan, the Monitor must have received a Proof of Claim in respect of that Affected Unsecured Creditor’s Affected Claims on or before the Claims Bar Dates as specified in the Claims Procedure Orders or otherwise allowed by the Court. An Affected Unsecured Creditor desiring to have another Person attend and vote on its behalf at the Creditors’ Meeting must appoint a proxy in accordance with the procedures specified hereinbelow.

With respect to Affected Claims (other than a Restructuring Claim arising after April 7, 2010), the Claims Bar Dates were set at November 13, 2009 or April 7, 2010 depending on the type of Affected Claims. Although a brief summary of these Orders is included below, creditors are advised that they must refer to the Claims Procedure Orders in order determine in which category their Claims fall and which Claims Bar Date applies:

(a)	The November 13, 2009 bar date set forth in the First Claims Procedure Order applied to most Claims against the Applicants, including claims arising as a result of or in connection with the repudiation, breach, termination or restructuring by the Applicants of any contract, lease or other agreement between April 17, 2009 and August 31, 2009 (defined as “Subsequent Claims” in the First Claims Procedure Order), save and except for: (i) Restructuring Claims, as defined in the First Claims Procedure Order, (ii) Claims of an employee of any of the Applicants who was employed by that Applicant as of April 16, 2009, (iii) claims asserted by any Person, including pension plan administrators, or pension authorities, in respect of the twenty registered pension plans for the Applicants’ Canadian employees, (iv) Noteholder claims and claims asserted by the Applicants’ Pre-Petition Lenders (both defined terms as defined in the First Claims Procedure Order); (v) any Inter-company Claim (as said term is defined in the First Claims Procedure Order), and (vi) claims secured by administration charges, D&O charges and DIP charges as set out in the Initial Order.

(b)	The April 7, 2010 bar date set forth in the Third Claims Procedure Order applied to most Claims excluded from the November 13, 2009 bar date under the First Claims Procedure Order (including, without limitation (i) any Claims by employees who were employed by the Applicants as at April 16, 2009 or thereafter; and (ii) Restructuring Claims as defined herein), though in the case of Restructuring Claims arising after April 7, 2010, the applicable bar date has been set at 30 days after the date of mailing by the Monitor of a notice advising the Affected Unsecured Creditor to file a Second Canadian Proof of Claim as a result of any event giving rise to a Restructuring Claim. Certain claims have remained excluded from the April 7, 2010 bar date under the Third Claims Procedure Order however, namely: (i) Claims secured by administration charges, D&O charges and DIP charges as set out in the Initial Order; (ii) any Inter-company Claim (as said term is defined in the First Claims Procedure Order); and (iii) any Claim for amounts owed in respect of ordinary payroll obligations or for the reimbursement of expenses scheduled to be paid in the ordinary course.

If an Affected Unsecured Creditor has failed to file its Proof of Claim or Second Proof of Claim or if no such proof of claim has been filed on its behalf in accordance with the Creditors’ Meeting Order, the Claims Procedure Orders, the Cross-border Claims Protocol or the CCAA Plan prior to the relevant Claims Bar Dates, and provided said Affected Unsecured Creditor has not been permitted to file a late claim pursuant to the Claims Procedure Orders, that Affected Unsecured Creditor shall be forever barred from voting at the Creditors’ Meeting and from receiving distribution under the CCAA Plan, and the Applicants will be released from the Affected Claims of such Affected Unsecured Creditor and Section 6.4(b) of the CCAA Plan will apply to all such Claims.

Examination of Proofs of Claim

In accordance with the Claims Procedure Orders, the Monitor has the discretion to determine the adequacy of compliance in respect of a Proof of Claim and may waive strict compliance with the Claims Procedure Orders if it is satisfied that a Claim has been adequately proven.

The Monitor, together with the Applicants, has examined each Proof of Claim filed, and has either accepted, revised or rejected each Proof of Claim. If the Claim is accepted by the Monitor for voting purposes, the Monitor may, but is not required to, send notice of such acceptance to the Affected Unsecured Creditor. If the Monitor decides to revise or reject a Proof of Claim for voting purposes, the Monitor will deliver a Notice of Revision or Disallowance in respect of the Affected Unsecured Claim. The Affected Unsecured Creditor who receives such Notice of Revision or Disallowance and wishes to dispute it must, within ten Business Days of the receipt of the Notice of Revision or Disallowance, send a Notice of Dispute to the Monitor setting out the basis for its dispute. The Monitor, with the assistance of the Applicants, will attempt to consensually resolve the disputed Claim. If the matter is not consensually resolved in a time period that the Monitor believes is appropriate, the Monitor will, after consultation with the Applicants, refer the Claim to a Claims Officer or to the Court or, in the case of a grievance filed on behalf of the Applicants’ current or former employees, to a Grievance Claims Officer. If the Affected Unsecured Creditor does not provide such Notice of Dispute within the prescribed time period, such Affected Unsecured Creditor will be deemed to have accepted the determination of its Claim as set out in the Notice of Revision or Disallowance. The Applicants, the Affected Unsecured Creditor or the Unsecured Creditors’ Committee, if applicable, may appeal a Claims Officer’s or Grievance Claims Officer’s determination with respect to a disputed Claim within ten Business Days of notification of such determination. If an appeal is not filed within such time period, then the Claims Officer’s or Grievance Claims Officer’s determination will be deemed to be final and binding and will be a Voting Claim.

C. VOTING AT CREDITORS’ MEETING

Classes of Affected Claims

Subject to certain deeming provisions on voting described under “The CCAA Plan – Description of the CCAA Plan – Required Approvals” for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 21 classes as set out below:

(i)	the ACI Affected Unsecured Creditor Class;

(ii)	the ACCC Affected Unsecured Creditor Class;

(iii)	the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 12 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicants, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

(iv)	the Saguenay Forest Products Affected Unsecured Creditor Class;

(v)	the BCFPI Affected Unsecured Creditor Class;

(vi)	the BCFC Affected Unsecured Creditor Class;

(vii)	the Bowater Canadian Limited Affected Unsecured Creditor Class;

(viii)	the AbitibiBowater Canada Affected Unsecured Creditor Class;

(ix)	the Bowater Maritimes Affected Unsecured Creditor Class; and

(x)	the ACNSI Affected Unsecured Creditor Class.

Voting Claims

Each Affected Unsecured Creditor with a Voting Claim is entitled to one vote and the weight attributed to such vote (for the purposes of determining the Required Majorities) will be equal to the aggregate Canadian dollar value of such Affected Unsecured Creditor’s Voting Claim (if necessary, converted into Canadian dollars in accordance with the Creditors’ Meeting Order and the CCAA Plan).

If the amount of the Affected Claim of any Affected Unsecured Creditor is not resolved for voting purposes at least five Business Days before the Creditors’ Meeting Date in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol, Cross-border Voting Protocol the Creditors’ Meeting Order and the CCAA Plan, the Affected Unsecured Creditor will be entitled to vote at the Creditors’ Meeting based on that portion of its Affected Claim which has been accepted for voting purposes by the Monitor, without prejudice to the rights of the Applicants, or the Affected Unsecured Creditor, with respect to the final determination of the Affected Unsecured Claim for distribution purposes in accordance with the terms of the Claims Procedure Orders, the Cross-border Claims Protocol, Cross-border Voting Protocol and the Creditors’ Meeting Order and the CCAA Plan.

Affected Unsecured Creditors whose Affected Claims have been revised or disallowed, in full or in part, which revision or disallowance remains in dispute or under appeal in accordance with the Claims Procedure Orders, will have their voting intentions with respect to such disputed or disallowed amounts recorded by the Monitor and reported to the Court.

Transfer of Voting Claims

No assignee, transferee or purchaser of any Voting Claim who has acquired or became the assignee or transferee of such Voting Claim after the Voting Record Date will have any right or entitlement whatsoever to attend or vote at, either in person or by proxy, the Creditors’ Meeting.

If an Affected Unsecured Creditor with a Voting Claim transfers all of its Voting Claim on or prior to the Voting Record Date and the name of such transferee does not appear as of the Voting Record Date as the Holder of such transferred or assigned Voting Claim, the transferee must deliver, not later than ten Business Days prior to the Creditors’ Meeting, evidence satisfactory to the Monitor of (A) its ownership of the whole of such Voting Claim as of the Voting Record Date, and (B) that such transfer or assignment was valid at Law, in order to be entitled to (i) receive from the Monitor a copy of the Meeting Materials, (ii) be included on the list of Affected Unsecured Creditors entitled to vote at the Creditors’ Meeting and (iii) attend and vote, either in person or by proxy, the transferor’s or assignor’s Voting Claim at the Creditors’ Meeting in lieu and to the exclusion of the transferor’s or assignor’s right to attend and vote at the Creditor’s Meeting with respect to the transferred Voting Claim.

Transfer or Assignment of Affected Claims

For purposes of determining entitlement to receive any distribution pursuant to the CCAA Plan, the Applicants, the Disbursing Agent and the Servicers, and each of their respective agents, successors and assigns, shall have no obligation to recognize any transfer or assignment of any Affected Claim unless and until notice of the transfer or assignment from either the transferor, assignor, transferee or assignee, together with evidence showing ownership, in whole or in part, of such Affected Claim and that such transfer or assignment was valid at Law, has been received by the affected Applicants, the Disbursing Agent or the Servicer, as the case may be, at least ten Business Days prior to the Initial Distribution Record Date, any Interim Distribution Record Date or the Final Distribution Date, as applicable.

Solicitation of Proxies

The solicitation of proxies on behalf of the Applicants will be primarily by mail and the costs of such solicitation will be paid by the Applicants as a cost of the CCAA Proceedings.

Voting by Proxy

Each Affected Unsecured Creditor entitled to vote at the Creditors’ Meeting may vote at the Creditors’ Meeting in person or by proxy. A Form of Proxy for use at the Creditors’ Meeting, accompanies this Circular. An Affected Unsecured Creditor may use the applicable enclosed Form of Proxy to appoint its proxy holder and may appoint any Person (who does not have to be an Affected Unsecured Creditor) to act on its behalf at the Creditors’ Meeting by inserting that Person’s name in the blank space provided on the Form of Proxy enclosed with this Circular. If no name has been inserted in the space provided, the Affected Unsecured Creditor will be deemed to have appointed any officer of the Monitor, in its capacity as Monitor, or such other person as the Monitor may designate, as nominee of the Affected Unsecured Creditor, with full power of substitution, to attend on behalf of and act for the Affected Unsecured Creditor at the Creditors’ Meeting and at any and all adjournments, postponements or other rescheduling thereof. A Form of Proxy must be signed by the Affected Unsecured Creditor or its attorney duly authorized in writing or, if the Affected Unsecured Creditor is not an individual, by its duly authorized officer or attorney. A Form of Proxy signed by a Person acting as attorney, or in some other representative capacity, should indicate such Person’s capacity, and the Monitor may request that the appropriate instrument evidencing qualification and authority to act be provided.

In order to be used at the Creditors’ Meeting, a Form of Proxy must be sent to the Monitor by registered mail, courier, email or facsimile at the address set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on —, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling thereof:

By registered mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meeting

By facsimile:	1-514-879-3992

By email:	abitibibowater@ca.ey.com

Forms of Proxy may also be deposited with the Chair prior to the commencement of the Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Any Affected Unsecured Creditor’s Form of Proxy will be voted in any ballot in accordance with the Affected Unsecured Creditor’s instruction to vote for or against the approval of the Resolution in respect of each Affected Unsecured Creditor Class to which it belongs and any other matters before the Creditors’ Meeting. In the absence of such instruction, the Form of Proxy will be voted FOR the approval of the Resolution to approve the CCAA Plan in respect of each Affected Unsecured Creditor Class to which such Affected Unsecured Creditor belongs.

The Form of Proxy and the Voting Instruction Form enclosed with this Circular confer discretionary authority upon the Persons named therein with respect to amendments or variations to matters identified in the Notice to Creditors’ Meeting and with respect to any other matter that may properly come before the Creditors’ Meeting. The Applicants may amend the CCAA Plan by written instrument at any time and from time to time before and during the Creditors’ Meeting in accordance with the terms of the CCAA Plan. After the Creditors’ Meeting, the Applicants may amend the CCAA Plan, as approved by the Affected Unsecured Creditors, without the need for obtaining an Order if the Monitor determines that the proposed amendment is of an administrative nature and is not materially prejudicial to the interests of the Affected Unsecured Creditors under the CCAA Plan and is necessary to give full effect to the intent of the CCAA Plan or the Sanction Order.

Revocation of Proxies

An Affected Unsecured Creditor who has submitted voting instructions in a duly signed and completed Form of Proxy or Voting Instruction Form may revoke such instructions by an instrument in writing, including a later-dated Form of Proxy or Voting Instruction Form, executed by the Affected Unsecured Creditor or its attorney duly authorized in writing or, if the Affected Unsecured Creditor is not an individual, by a duly authorized officer or attorney, and delivered to the above described office of the Monitor at any time prior to 5:00 p.m. (Montreal time) on the last Business Day before the Creditors’ Meeting or the date set for any adjournment, postponement or rescheduling thereof, or to the Chair of the Creditors’ Meeting prior to the commencement of the Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Election Notice

The Election Notice is included in the Form of Proxy. Each Affected Unsecured Creditor depositing a Form of Proxy with the Monitor or the Chair in accordance with the provisions set forth herein may indicate in the Election Notice if it wishes to elect, as provided for in the CCAA Plan, to receive a Cash distribution in full and final satisfaction of all of its Claims in respect of each Affected Unsecured Creditor Class to which such Affected Unsecured Creditor belongs. The provisions of the CCAA Plan pertaining to such election are further summarized in “The CCAA Plan – Description of the CCAA Plan – Compromise and Arrangement”. An Affected Unsecured Creditor who has not made an election as provided in the CCAA Plan will be deemed to have elected NOT to receive a Cash distribution.

The Affected Unsecured Creditors who intend to attend the Creditors’ Meeting and, if eligible, wish to elect to receive a Cash distribution must complete and sign the Election Notice and deposit it with the Monitor or the Chair of the Creditors’ Meeting before the commencement of the Creditors’ Meeting.

All such elections once delivered to the Monitor or the Chair will be final, unconditional and irrevocable, and no Affected Unsecured Creditor will be entitled to change, revoke or withdraw its election for a Cash distribution after receipt by the Monitor of relevant Form of Proxy.

Non-registered Noteholders

[NTD: To be updated based on Creditors Meeting Order.]

Only registered holders of Canadian Unsecured Notes on the Record Date, or the persons they appoint as their proxies, are permitted to attend and vote at the Creditors’ Meeting. However, in many cases, Canadian Unsecured Notes beneficially owned by a holder are registered either:

•

in the name of an intermediary that the Non-registered Noteholder deals with in respect of the Canadian Unsecured Notes. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

•	in the name of a depository such as DTC or CDS.

The Applicants have distributed copies of the Meeting Materials to DTC, CDS and intermediaries for onward distribution to Non-registered Noteholders.

Intermediaries are required to forward the Meeting Materials to Non-registered Noteholders unless a Non-registered Noteholder has waived the right to receive them. Typically, intermediaries will use a service company to forward the Meeting Materials to Non-registered Noteholders.

Non-registered Noteholders will receive either a Voting Instruction Form or, less frequently, a Form of Proxy. The purpose of these forms is to permit Non-registered Noteholders to direct the voting of the Canadian Unsecured Notes they beneficially own. Non-registered Noteholders should follow the procedures set out below, depending on which type of form they receive.

A.	Voting Instruction Form. In most cases, a Non-registered Noteholder will receive, as part of the Meeting Materials, a Voting Instruction Form. If the Non-registered Noteholder does not wish to attend and vote at the Creditors’ Meeting, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Voting Instruction Form must be completed, signed and returned in accordance with the directions on the form. If a Non-registered Noteholder wishes to attend and vote at the Creditors’ Meeting, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Non-registered Noteholder must complete, sign and return the Voting Instruction Form in accordance with the directions provided for purposes of attending and voting at the Creditors’ Meeting, in person, and a form of proxy, giving the right to attend and vote, will be forwarded to the Non-registered Noteholder.

or

B.	Form of Proxy. Less frequently, a Non-registered Noteholder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Canadian Unsecured Notes beneficially owned by the Non-registered Noteholder but which is otherwise uncompleted. If the Non-registered Noteholder does not wish to attend and vote at the Creditors’ Meeting, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Non-registered Noteholder must complete the form of proxy and deposit it with the Transfer Agent in accordance with the directions on the proxy. If a Non-registered Noteholder wishes to attend and vote at the Creditors’ Meeting, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Non-registered Noteholder must strike out the names of the persons named in the proxy and insert the Non-registered Noteholder’s (or such other person’s) name in the blank space provided.

Non-registered Noteholders should follow the instructions on the forms they receive and contact their broker or intermediaries promptly if they need assistance.

D. RIGHTS OFFERING

Affected Unsecured Creditors should refer to “Rights Offering” for details on the Rights Offering, including eligibility and subscription details.

III. INFORMATION ABOUT ABH, THE APPLICANTS AND THE BUSINESS

A. CORPORATE STRUCTURE

AbitibiBowater Inc.

ABH was created under the laws of Delaware in connection with the October 29, 2007 combination of Bowater and ACI in a merger of equals (the “Combination”). As a result of the Combination, Bowater and ACI became Subsidiaries of ABH. ABH is the largest producer of newsprint in the world by capacity and one of the largest publicly traded forest products company in the world. Excluding facilities ABH has permanently closed, as of March 31, 2010, ABH owns or operates 22 pulp and paper manufacturing facilities located in Canada, the United States and South Korea and 26 wood products facilities in Canada. ABH produces a wide variety of newsprint, coated specialty papers, market pulp and wood products, which are marketed in over 90 countries. The registered office of ABH is located at 1209 Orange Street, Wilmington, Delaware, 19801, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Since the Combination, the ACI Group, together with its former subsidiary, Donohue and its Subsidiaries, and the Bowater Group have operated distinctly within the corporate enterprise for cash flow and finance purposes. Both groups maintain separate accounting systems capable of tracking cash flows within ACI and Bowater, respectively.

ABH itself functions as a holding company with no independent operations. It principally conducts its business through four direct Subsidiaries: Bowater (and its Canadian Subsidiary BCFPI), Newsprint South, ACI (and its Subsidiary ACCC), and AbitibiBowater Holding. Bowater and its former Subsidiary, Newsprint South, and their direct and indirect Subsidiaries, including BCFPI, comprise the Bowater Group. AbitibiBowater Holding and ACI function as the holding companies for the Donohue Group and the ACI Group (excluding Donohue), respectively.

Abitibi-Consolidated Inc.

ACI was incorporated on May 30, 1997 under the CBCA and is a wholly-owned Subsidiary of ABH. ACI resulted from the 1997 amalgamation of Abitibi-Price Inc. (incorporated in 1914) and Stone-Consolidated Corporation (itself the result of a merger with Rainy River Forest Products Inc., incorporated in 1941) under the CBCA.

In 2000, ACI acquired all the shares of Donohue, a major Canadian integrated forest products company engaged in forest management and in the manufacturing and sale of newsprint, specialty papers, market pulp and wood products with mills located in Québec, Ontario, British Columbia and Texas. Donohue became a direct Subsidiary of AbitibiBowater Holding (itself a direct Subsidiary of ABH) in 2008 as part of ABH’s restructuring efforts.

ACI produces a wide range of newsprint, specialty papers and wood products globally. Excluding facilities ABH has permanently closed, ACI currently owns or operates [12] paper facilities and [26] wood products facilities in North America and seven hydroelectric facilities located in the Province of Québec. The registered and principal offices of ACI are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Company of Canada

ACCC was created by way of an amalgamation in March 1997 under the laws of Québec. ACCC is a wholly owned Subsidiary of ACI. ACCC has no operations that are independent of ACI and substantially all of its sales are made to ACI and its affiliated companies. The registered and principal offices of ACCC are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater Canadian Forest Products Inc.

BCFPI is a Nova Scotia company wholly owned by AbitibiBowater Canada. In addition to operating paper-manufacturing sites in Canada and a paper-manufacturing site in Korea, BCFPI manages [(14)] million acres of Crown-Owned land in Québec, New Brunswick and Ontario, where it holds cutting rights. BCFPI also supplies wood to paper mills and sawmills in Canada and is responsible for the marketing and sales of Canadian lumber products. The registered office of BCFPI is located at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, B3J 2X2, Canada, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater

Prior to the Combination, Bowater was one of the largest publicly traded pulp and paper manufacturers in the world. Incorporated in Delaware in 1964 and in operation since 1938, Bowater was a leading producer of newsprint and coated mechanical papers as well as uncoated mechanical papers, bleached kraft pulp, and lumber products. In 1998, Bowater acquired Avenor Inc., an important Canadian integrated forest products company headquartered in Montreal, Québec. The acquisition added the Dalhousie, New Brunswick; Gatineau, Québec; Maniwaki, Québec; Thunder Bay, Ontario; and Usk, Washington mills to Bowater’s operations. In 2001, Bowater acquired Alliance Forest Products Inc., also headquartered in Montreal, Québec, adding ten Canadian sawmills, the Coosa Pines, Alabama, and the Donnacona and Dolbeau, Québec paper mills to Bowater’s operations.

AbitibiBowater U.S. Holding LLC

AbitibiBowater Holding is a limited liability company organized under Delaware Law. AbitibiBowater Holding was initially incorporated on March 28, 2008 under the name AbitibiBowater Holding U.S. 2 Inc. AbitibiBowater Holding U.S. 2 Inc. was later changed to a limited liability company and was renamed as AbitibiBowater U.S. Holding LLC. AbitibiBowater Holding is a wholly-owned Subsidiary of ABH, formed as the holding entity for the Donohue group operations. The registered office of AbitibiBowater Holding is located at Corporation Service Corporation, 2711 Centerville Road, Suite 400, Wilmington Delaware, 19808, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada. AbitibiBowater Holding is the parent of Donohue.

Newsprint South

Newsprint South is a limited liability company organized on July 25, 2000 under Delaware Law. Newsprint South is a direct, wholly-owned Subsidiary of ABH. Newsprint South owns the Grenada Mill and the Coosa Pines Operation. The registered office of Newsprint South is located at is located at Corporation Service Corporation, 2711 Centerville Road, Suite 400, Wilmington Delaware, 19808, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Partnerships and Joint Ventures

The following partnerships benefit from the Stay of Proceedings: Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and Abitibi-Consolidated Finance LP. Several of ABH’s Subsidiaries operate production facilities that are jointly owned with third parties.

The most significant equity interests in production facilities that are jointly owned by the Company with third parties include:

•	ACCC holds a 75% equity interest in ACH LP;

•	ACI holds a 51% equity interest in Donohue Malbaie;

•	Bowater Canadian Limited holds a 51% equity interest in Bowater Mersey;

•	ACSC, and an unrelated third party, ANI, an indirect subsidiary of The Woodbridge Company Limited respectively hold a 52.5% and 47.5% equity interest in ANC;

•

Calhoun Newsprint Company functions as an ownership vehicle for The Herald Company’s 49% equity interest in certain assets located at the ABH’s Calhoun, Tennessee operations. Bowater Nuway Inc., owns Calhoun Newsprint’s remaining equity interest; and

•	Lake Superior Forest Products Inc. holds a 40% equity interest in Ponderay Newsprint Company.

Bridgewater Administration

On February 2, 2010, Bridgewater filed for administration in the United Kingdom (the “Bridgewater Administration”) pursuant to the United Kingdom Insolvency Act 1986, as amended. Bridgewater’s board of directors appointed Ernst & Young LLP as joint administrators for the Bridgewater Administration, with responsibilities to manage the affairs, business and assets of Bridgewater. As a result of the filing for administration, ABH no longer has control over or the ability to influence Bridgewater’s operations. The joint administrators recently announced the sale of the paper plant and all related machinery and equipment and operations ceased shortly after filing for administration. The Company now conducts its European sales operations through ACI.

Foreign Operations

The Company owns and operates, through its indirect Subsidiary Bowater Korea Ltd., a newsprint mill in Mokpo, Korea. ABH’s Korean mill sells products primarily to customers in Asia.

B. OVERVIEW OF BUSINESS OPERATIONS

Products and Facilities

The Company manages its business along product lines. Its reportable segments are newsprint, commercial printing papers (i.e., coated and specialty papers), market pulp and wood products. In general, its products are globally-traded commodities and are marketed in more than 90 countries. Pricing and the level of shipments of these products will continue to be influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates.

(a)	Newsprint

The Company owns or operates 14 newsprint facilities in North America and South Korea. The Company is the largest producer of newsprint in the world by capacity, with worldwide capacity, as of December 31, 2009, estimated at 4.9 million metric tons (or approximately 12% of worldwide capacity), and its North American production capacity is approximately 4.4 million metric tons, representing about 42% of North American capacity in 2009. It produces newsprint for leading papers, including The New York Times, The Washington Post, The Daily Telegraph and The Globe and Mail. ABH supplies leading publishers in more than 90 countries.

The Company supplies leading publishers with top-quality newsprint, including products made of up to 100% recycled fiber and distributes its newsprint by rail, truck and ship. The Company’s North American newsprint is sold directly by the regional sales offices. Export markets are serviced primarily through the international offices located in or near the markets the Company supplies or through international agents. In 2009, approximately 43% of the Company’s total newsprint shipments were to markets outside of North America.

The Company sells newsprint to various joint venture partners who are co-owners of certain mills that it operates. During 2009, these joint venture partners purchased approximately 431,000 metric tons from the Company consolidated entities, which represented approximately 14% of the total newsprint tons sold in 2009.

(b)	Coated Papers

The Company produces coated mechanical paper at one facility in North America and is one of the largest producers of coated mechanical paper in North America, with a capacity of approximately 658,000 metric tons in 2009, or approximately 15% of North American capacity. The coated papers are used in magazines, catalogs, books, retail advertising, direct mail and coupons. The Company sells coated papers to major commercial printers, publishers, catalogers and retailers and distributes these papers by truck and rail. Export markets are serviced primarily through international agents.

(c)	Specialty Papers

The Company produces specialty papers at 11 facilities in North America. It is one of the largest producers of specialty papers, including supercalendered, superbright, high bright, bulky book and directory papers in North America, with a capacity of approximately 2.4 million metric tons in 2009, or approximately 36% of North American capacity. The specialty papers are used in books, retail advertising, direct mail, coupons and other commercial printing applications. The Company sells specialty papers to major commercial printers, direct mailers, publishers, catalogers and retailers and distributes it by truck and rail. Export markets are serviced primarily through international agents.

(d)	Market Pulp

Wood pulp is the most common material used to make paper. Pulp shipped and sold as pulp – as opposed to being processed into paper in the same facility – is commonly referred to as market pulp. Mechanical, chemical, and thermomechanical pulping are the three primary pulping processes for virgin fiber (i.e., wood chips or sawdust). In 2009, the Company produced approximately 1.1 million metric tons of market pulp at five facilities in North America, which represents about 7% of North American capacity. Market pulp is used to make a range of consumer products including tissue, packaging, specialty paper products, diapers and other absorbent products. North American market pulp sales are made through regional sales offices, while export sales are made through international sales agents local to their markets. Market pulp is distributed by truck, rail and ship.

(e)	Wood Products

The Company operates 20 sawmills in Canada that produce construction-grade lumber sold in North America. The Company’s sawmills have an annual capacity of approximately 2.7 billion board feet of lumber. In addition, the sawmills are a major source of wood chips for the Company’s pulp and paper mills. The Company also operates six facilities in Canada that remanufacture or engineer wood for greater strength for specialized use in applications such as bedding components, roofing and flooring material and other products.

(f)	Other Products

The Company also sells pulpwood, sawtimber, wood chips and electricity to customers located in Canada and the United States. Sales of these other products are considered a recovery of the cost of manufacturing the primary products.

Raw Materials

The Company’s operations consume substantial amounts of raw materials such as wood, recovered paper and chemicals, and energy, including electricity, natural gas, fuel oil, coal and wood waste, in the manufacturing of our pulp, paper and wood products. The Company purchases raw materials and energy sources (except internal generation) primarily on the open market.

(a)	Wood

The Company’s sources of wood include property it owns or leases, property on which it possesses cutting rights, and purchases from local producers, including sawmills that supply residual wood chips. As of December 31, 2009, the Company owned or leased approximately 54,000 acres of timberlands in the southeastern United States and approximately 425,000 acres in Canada. The Company also has contractual cutting rights on approximately 43.1 million acres of government owned land in Canada. The contractual cutting rights contracts are approximately 20 to 25 years in length and automatically renew every five years, contingent upon the Company’s continued compliance with environmental performance and reforestation requirements.

In accordance with the values of the Company, its environmental vision statement and forestry policies, and in the interests of the customers and other stakeholders, the Company is committed to implementing and maintaining environmental management systems at its woodlands and wood procurement operations to promote the conservation and sustainable use of forests and other natural resources. All of its managed forest lands are third-party certified to one or more globally recognized sustainable forest management standards, including those of the Sustainable Forestry Initiative, Canadian Standards Association and Forest Stewardship Council. The Company has implemented fiber tracking systems at its mills to ensure that the wood fiber supply comes from acceptable sources such as certified forests and legal harvesting operations. At several of the mills, these systems are third-party certified to recognize chain of custody standards and others are in the process of being certified.

The Company strives to improve its forest management and wood fiber procurement practices and encourages its wood and fiber suppliers to demonstrate continual improvement in forest resource management, wood and fiber procurement and third-party certification.

(b)	Recovered Paper

The Company is among one of the largest global recyclers of newspapers and magazines, and has a number of recycling plants that utilize advanced mechanical and chemical processes to manufacture high quality pulp from a mixture of old newspapers and magazines (“Recovered Paper”). Using Recovered Paper, The Company produces, among other things, recycled fiber newsprint and uncoated specialty paper comparable in quality to paper produced with 100% virgin fiber pulp. The Company produces more than 30 grades with recycled content. The Coosa Pines, Thorold and Mokpo operations produce newsprint containing 100% recycled fiber. In 2009, the Company used 1.7 million metric tons of Recovered Paper worldwide, the average de-inking yield in its recycling facilities was approximately 78% and the recycled fiber content in newsprint averaged 39%.

In 2009, the Company’s North American recycling division collected or purchased 1.3 million metric tons of recovered paper. The Company’s trademark Paper Retriever® program collects recovered fiber through a combination of community drop-off containers and recycling programs with business and commercial offices. The recovered paper the Company physically purchases is from suppliers generally within the region of its recycling plants primarily under long-term agreements.

(c)	Energy

Steam and electrical power constitute the primary forms of energy used in pulp and paper production. Process steam is produced in boilers using a variety of fuel sources. All of the Company s mills produce 100% of their own steam requirements, except the Alabama River and Iroquois Falls mills, which purchase their steam from third party suppliers. In 2009, the Alma, Calhoun, Catawba, Coosa Pines, Fort Frances, Gatineau, Iroquois Falls, Kenogami, Mersey and Thunder Bay operations collectively consumed approximately 26% of their electrical requirements from internal sources, notably on-site cogeneration and hydroelectric stations. The balance of the Company’s energy needs was purchased from third parties. The Company has seven sites which operate cogeneration facilities and six of these sites generate “green energy” from carbon-neutral biomass. In addition, it utilizes alternative fuels such as methane from landfills, used oil, tire-derived fuel and black liquor to reduce consumption of virgin fossil fuels. The Company’s hydroelectric facilities include: Hydro Saguenay (seven), Fort Frances (three), Kenora (two) and Iroquois Falls (three), and represent an aggregate capacity of approximately 300 Megawatts. The Hydro Saguenay facilities, located in the province of Québec, are 100% owned by the Company and the others, located in the province of Ontario, are partly owned through the Company’s 75% interest in ACH LP. The water rights agreements in respect of these facilities typically vary from 10 to 50 years and are generally renewable, under certain conditions, for additional terms. In certain circumstances, water rights are granted without expiration dates. In some cases, the agreements are contingent on the continued operation of the related paper mill and a minimum level of capital spending in the region.

Sales, Distribution and Procurement

Since the Combination, the Company has centralized most of its sales and customer service team (the “Centralized Sales Team”) under BAI. The Centralized Sales Team originates sales of the Company’s products to customers in North America and around the world. Once originated, the Centralized Sales Team purchases (via Inter-company allocations) the necessary products from the most rational producing entity within the Company which, once identified, ships the products directly to the customer or in some cases sells it to the appropriate the Company selling entity, which then ships the products to the customer. Inter-company allocations account for the transactions between the Company’s various entities.

The Company employs a largely centralized procurement team that operates in a manner similar to the Centralized Sales Team. The centralized procurement team purchases supplies from vendors on behalf of the Company and allocates materials to the appropriate corporate entity on an “as needed” basis. The Company allocates centrally invoiced purchases to the respective corporate entity that requires the raw goods, and uses Inter-company credits and debits to account for the transaction. Centralized procurement allows the Company to benefit from volume discounts and otherwise facilitates the rationalization of the supply chain within the corporate group.

C. INDUSTRY OVERVIEW

In general, the Company products are globally traded commodities, and the markets in which it competes are highly competitive and, aside from quality specifications to meet customer needs, the production of its products does not depend upon a proprietary process or formula. Pricing and the level of shipments of its products are influenced by the balance between supply and demand as effected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates. Any material decline in prices for the Company’s products or other adverse developments in the markets for its products could have a material adverse effect on its results of operations or financial condition. Prices for the Company products have been and are likely to continue to be highly volatile.

Newsprint, one of the Company’s principal products, is produced by numerous manufacturers worldwide. Aside from quality specifications to meet customer needs, the production of newsprint does not depend upon a proprietary process or formula. In 2009, the five largest North American producers represented approximately 84% of the North American capacity for newsprint. The five largest global producers represented approximately 38% of global newsprint capacity. The Company’s annual production capacity is approximately 12% of worldwide capacity. It faces actual and potential competition from both large, global producers and numerous smaller regional producers. In recent years, a number of global producers of newsprint based in Asia, particularly China, have grown their production capacity. Price, quality, customer relationships and the ability to produce paper with recycled fiber are important competitive determinants.

The Company competes with eight other coated mechanical paper producers with operations in North America. In 2009, the five largest North American producers represented approximately 78% of the North American capacity for coated mechanical paper. In addition, several major offshore suppliers of coated mechanical paper compete for North American business. In 2009, offshore imports represented approximately 11% of North American demand. As a major supplier to printers and magazine/catalog publishers in North America, the Company competes with numerous worldwide suppliers of other grades of paper such as coated freesheet and supercalendered paper. The Company competes on the basis of price, quality and service.

The Company produced approximately 33% of North American uncoated mechanical paper demand in 2009 and was comprised mainly of supercalendered, superbright, high bright, bulky book and directory papers. The Company competes with numerous uncoated mechanical paper producers with operations in North America. In addition, imports from overseas represented about 6% of North American demand in 2009 and were primarily concentrated in the supercalendered paper market where they represent 13% of North American demand. The Company competes on the basis of price, quality, and service and breadth of product line.

The Company competes with eight other major market pulp suppliers with operations in North America along with other smaller competitors. Market pulp is a globally traded commodity for which competition exists in all major markets. Aside from quality specifications to meet customer needs, the production of market pulp does not depend on a proprietary process or formula. The Company produces five major grades of market pulp (northern and southern hardwood, northern and southern softwood and fluff) and competes with other producers from South America (eucalyptus hardwood and radiata pine softwood), Europe (northern hardwood and softwood), and Asia (mixed tropical hardwood). Price, quality and service are considered the main competitive determinants.

In 2008, the Company fulfilled its commitment to obtain third-party certification for all of the land that it manages to globally-recognized sustainable forest management standards, such as the Sustainable Forestry Initiative and the Z809 standard of the Canadian Standards Association. In 2009, to further differentiate the Company’s products from those of the competition and to better position itself to meet increasing demand for products certified to the Forest Stewardship Council, the Company achieved third-party certification for two forests, one in Québec and one in Ontario.

As with other global commodities, the competitive position of the Company’s products is significantly affected by the volatility of currency exchange rates. The Company has operations in Canada, the United States and South Korea. Several of its primary competitors are located in Canada, Sweden, Finland and certain Asian countries. Accordingly, the relative rates of exchange between those countries’ currencies and the United States dollar can have a substantial effect on its ability to compete. In addition, the degree to which it competes with foreign producers depends in part on the level of demand abroad. Shipping costs and relative pricing generally cause producers to prefer to sell in local markets when the demand is sufficient in those markets.

Trends in advertising, electronic data transmission and storage and the Internet could continue to adversely affect traditional print media, including the Company products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The Company newspaper publishing customers in North America use and compete with businesses that use other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of the Company’s products), television and the Internet. U.S. consumption of newsprint declined in 2009 as a result of continued declines in newspaper circulation, declines in newspaper advertising volume and publishers’ conservation measures, which include increased usage of lighter basis-weight newsprint and web-width and page count reductions. The Company ’s magazine and catalog publishing customers are also subject to the effects of competing media, including the Internet.

D. EMPLOYEES

As of March 31, 2010, the Company employed approximately 11,900 people, of whom approximately 8,800 were represented by bargaining units. The Company’s unionized employees are represented predominantly by the CEP in Canada and predominantly by the United Steelworkers International in the United States.

Please refer to “The CCAA Plan - Arrangement with Unions”.

E. MANAGEMENT

Board

The Board of ABH currently consists of twelve members. Ten of the twelve members are independent directors, within the meaning of the corporate governance standards of the NYSE. The directors of ABH as of the date of this Circular are as follows:

Richard B. Evans	Lise Lachapelle
John Q. Anderson	Gary J. Lukassen
Jacques Bougie	David J. Paterson
William E. Davis	Paul C. Rivett
Anthony F. Griffiths	John A. Rolls
Ruth R. Harkin	Hon. Togo D. West, Jr.

For information concerning the selection of members of the Board of Reorganized ABH, see “Reorganized ABH – Corporate Governance”.

Executive Officers

The executive officers of ABH as of the date of this Circular and each officer’s position within ABH are as follows:

Name	Position

David J. Paterson	President and Chief Executive Officer
Alain Grandmont	Executive Vice President, Human Resources and Supply Chain
William G. Harvey	Executive Vice President and Chief Financial Officer
Pierre Rougeau	Executive Vice President, Operations and Sales
Yves Laflamme	Senior Vice President, Wood Products
Jacques P. Vachon	Senior Vice President, Corporate Affairs and Chief Legal Officer

F. LEASES

ABH leases approximately 40,000 acres of timberlands under long-term leases and certain office premises, office equipment and transportation equipment under operating leases.

ABH has conducted a review of certain of its executory contracts in order to determine which contracts, if any, would be assumed in the CCAA Proceedings and which contracts would be rejected or repudiated by it. As such, ABH has rejected and repudiated a number of leases, including leases of real estate and equipment, and has assumed or assigned certain others.

G. ENVIRONMENTAL MATTERS

ABH believes that its operations are in material compliance with all applicable federal, state, provincial and local environmental regulations and that the currently required control equipment is in operation. While it is impossible to predict future environmental regulations that may be established, ABH believes that it will not be at a competitive disadvantage with regard to meeting future Canadian, United States or South Korean standards.

IV. CAPITALIZATION OF ABH AND THE APPLICANTS

A. SHARE CAPITAL

ABH is a public company whose common stock was trading on the NYSE and TSX under the symbol ABH prior to the CCAA Proceedings. ABH common stock is now trading on the Pink Sheets under the symbol “ABWTQ”.

B. CANCELLATION OF ABH EXISTING SHARES

Pursuant to the U.S. Plan, all of the existing share capital of ABH is expected to be cancelled for no consideration.

C. INDEBTEDNESS

As of March 31, 2010, ABH’s overall principal debt obligations, including secured bank debt, secured and unsecured notes (public issues and private placements), industrial revenue bonds and a securitization program (but excluding other off-balance sheet monetizations and capital lease obligations) totaled approximately $7 billion. As discussed in further detail, some of the Applicants are guarantors of, and/or have pledged assets in favor of, debt incurred by the U.S. Debtors.

Canadian Unsecured Notes

The table below summarizes, as of the Date of Filing, the material terms of the Applicants’ significant unsecured debt obligations, the Canadian Unsecured Notes.

Original Issuer	Guarantor / Additional Obligor	Coupon	Maturity	Total Amount Outstanding as of the Date of Filing

ACF LP	ACI and ACCC	7.875%	8/1/2009	$7,972,373

ACCC	15% Senior Unsecured Notes Guarantors	15.5%	7/15/2010	$304,573,827

ACI	ACCC	8.55%	8/1/2010	$402,129,750

Original Issuer	Guarantor / Additional Obligor	Coupon	Maturity	Total Amount Outstanding as of the Date of Filing

ACCC	ACI	7.75%	6/15/2011	$205,252,778

ACCC	ACI	Floating Rate	6/15/2011	$203,605,014

ACCC	ACI	6.00%	6/20/2013	$356,825,000

ACCC	ACI	8.375%	4/1/2015	$470,518,750

ACI	ACCC	7.40%	4/1/2018	$104,028,889

ACI	ACCC	7.50%	4/1/2028	$260,208,333

ACI	ACCC	8.50%	8/1/2029	$254,486,111

ACI	ACCC	8.85%	8/1/2030	$458,407,500

Canadian Secured Notes

On April 1, 2008, ACCC issued the Canadian Secured Notes in an aggregate principal amount of $413 million. The Canadian Secured Notes mature on April 1, 2011 and are guaranteed by the Canadian Secured Notes Guarantors. The Canadian Secured Notes are secured by Liens on certain pulp and paper mills owned by ACCC and the Canadian Secured Notes Guarantors, Liens on substantially all of the equipment and intellectual property of ACCC and the Canadian Secured Notes Guarantors (other than Donohue and its Subsidiaries) and its 75% interest in each of ACH LP and Abitibi-Consolidated Hydro Inc. As of the Date of Filing, the principal amount outstanding under the Canadian Secured Notes was $485 million.

ACCC Term Loan Facility

On April 1, 2008, ACCC entered into the ACCC Term Loan Facility with the ACCC Term Lenders in an original principal amount of $400 million which matured on March 30, 2009. The ACCC Term Loan Facility was secured by a first Lien on substantially all of ACI’s and ACCC’s assets other than those that secured the Canadian Secured Notes and capital stock of Subsidiaries (other than the capital stock of Donohue and its Subsidiaries, which were pledged to the ACCC Term Lenders). As of the Date of Filing, the principal amount outstanding under the ACCC Term Loan Facility was approximately $352 million.

Abitibi Securitization Program

ACI and ACSC (the “Participants”) participate in an accounts receivable securitization program that was established when Donohue was a Subsidiary of ACI (the “Securitization Program”). Accordingly, the Participants share among themselves the proceeds received under the Securitization Program. The Participants sell most of their trade receivables to ACUSFC in order to reduce working capital requirements. ACUSFC, a bankruptcy-remote, special purpose, indirect consolidated subsidiary of Donohue, transfers undivided percentage ownership interests in the pool of receivables to the agent for the financial institutions party to the Securitization Program.

As of the Date of Filing, amounts outstanding under the Securitization Program were as follows:

	Commitment	Amount Outstanding as of the Date of Filing	Termination Date	Weighted Average Interest Rate
Off Balance Sheet: Accounts Receivable Securitization Program (unaudited)	$210,000,000	$130,603,100.57	June 16, 2010	10.50%

As of the Date of Filing, the Participants had transferred $350 million of trade receivables resulting in Cash proceeds of $131 million, which represented the total available at that time, based on the current level and eligibility of trade receivables. The Participants act as servicing agents and administer the collection of the accounts receivable sold pursuant to these agreements. The fees received for servicing the accounts receivable approximate the value of services rendered. The amount that can be obtained under the accounts receivable securitization program depends on the amount and nature of the accounts receivable available to be sold. The commitment fee for the unused portion is 1.50% per annum.

On June 16, 2009, ACI and certain of its affiliates amended and restated, in its entirety, the existing accounts receivable securitization program with Citibank, N.A. as the administrative agent and Barclays Capital as the syndication agent, which now provides for a second amended and restated accounts receivable securitization facility in an amount of up to $270 million to be provided by the financial institutions party to the Securitization Program. Unless terminated earlier due to the occurrence of certain events of termination, or the substantial consummation of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Court or the Bankruptcy Court, the Securitization Program will terminate on June 16, 2010. ACUSFC has the option to extend the termination date of the Securitization Program: (i) from June 16, 2010 to September 16, 2010 if the Participants and the Guarantors, as defined below, have filed a plan or plans of reorganization with the Court or the Bankruptcy Court that provide for the full repayment thereof in Cash upon consummation and ACUSFC and the Participants have met certain other conditions; and (ii) from September 16, 2010 to December 16, 2010 if the Participants and the Guarantors, as defined below have not withdrawn the plan or plans of reorganization, and those plans have not been denied by either the Court or the Bankruptcy Court before September 16, 2010 and ACUSFC and the Participants have met certain other conditions. All payment obligations of ACUSFC, a Subsidiary of Donohue, under the facility are secured by all of its assets and guaranteed by the following Subsidiaries of ABH: Donohue, ACSC, Abitibi-Consolidated Corp., Augusta Woodlands, LLC, Abitibi-Consolidated Alabama Corporation and Alabama River Newsprint Company.

On May 21, 2010, the U.S. Debtors moved for entry of an order authorizing certain amendments to the Securitization Facility (the “Securitization Amendment Motion”). The amendments provide for, among other things, (i) a 364-day extension of the maturity date under the Securitization Facility, (ii) a reduction of the Purchase Limit from $270 million to $180 million, and (iii) a reduction in the Securitization Facility’s Applicable Margin, LIBOR floor and unused commitment fee rate (as defined therein). As explained in the Securitization Amendment Motion, the U.S. Debtors believe that the amendments will result in approximately $4 million in net savings for the U.S. Debtors’ estates. A hearing to consider approval of the Securitization Amendment Motion is currently scheduled for June 11, 2010.

ACH Limited Partnership Credit Agreement

On March 31, 2007, ACH LP entered into the ACH Credit Agreement with the Caisse de dépôt et placement du Québec in an amount of up to Cdn$250 million and a Cdn$15 million revolving credit facility with a Canadian financial institution. The ACH Credit Agreement matures on March 30, 2017 and is guaranteed by all the Subsidiaries of ACH LP. As of December 31, 2009, the amount outstanding under the ACH Credit Agreement was Cdn$250 million. ACH also had one letter of credit issued with the revolving credit facility for Cdn$1 million. ACH is not an Applicant and its debts are not being compromised.

Investissement Québec Financing

On October 9, 2003, ACCC entered into an agreement with Investissement Québec providing for an unsecured loan from Investissement Québec to ACCC in an amount up to Cdn$14 million in connection with the realization of a project at ACCC’s Alma paper mills (the “IQ Financing”). The IQ Financing matures in 2011. As of the Date of Filing, the principal amount outstanding under the IQ Financing was Cdn$14 million.

Bowater Notes and Debentures

The table below summarizes, as of the Date of Filing, the material terms of Bowater’s and its Subsidiaries’ significant unsecured debt obligations.

Issuer	Guarantor / Additional Obligor	Coupon	Maturity	Total Outstanding Amount as of the Date of Filing

Bowater	—	9.00%	8/1/2009	$252,700,000

Bowater	—	Floating Rate	3/15/2010	$235,300,000

BCFC	Bowater	7.95%	11/15/2011	$620,000,000

Bowater	—	9.50%	10/15/2012	$130,900,000

Bowater	—	6.50%	6/15/2013	$408,100,000

Bowater	—	9.375%	12/15/2021	$205,700,000

BCFPI	—	10.26%	1/15/2011	$4,500,000

BCFPI	—	10.50%	6/15/2010	$21,100,000

BCFPI	—	10.60%	1/15/2011	$71,900,000

BCFPI	—	10.625%	6/15/2010	$2,800,000

BCFPI	—	10.85%	11/30/2014	$107,800,000

Newsprint South	—	6.50%	2/1/2010	$5,000,000

York County, South Carolina	Bowater	7.40%	1/1/2010	$4,300,000

The Industrial Development Board of the County of McMinn	Bowater	7.40%	12/1/2022	$40,600,000

The Industrial Development Board of the County of McMinn	Bowater	7.625%	3/1/2016	$30,200,000

Finance Authority of Maine	Bowater	7.75%	8/1/2022	$62,200,000

The Industrial Development Board of the County of McMinn	Bowater	Floating Rate	6/1/2029	$33,500,000

ABH Convertible Notes

In March 2008, ABH entered into a definitive agreement with Fairfax for an investment by Fairfax and its designated Subsidiaries in ABH of $350 million in the form of unregistered convertible debentures due 2013 (the “Convertible Notes”).

ABH completed a series of refinancing transactions, which were designed to address the debt maturities and general liquidity needs during the first half of 2008, principally to refinance certain Abitibi-side indebtedness. The Convertible Notes bear interest at the rate of 8.0% per annum and are convertible into ABH Existing Shares at an estimated conversion price of $10.00 per share. The Convertible Notes are guaranteed by Bowater, and not by ACI or any of its respective Subsidiaries. Bowater’s full and unconditional guarantee of the Convertible Notes is a senior unsecured obligation of Bowater. The Convertible Notes permit ABH to make ABH PIK Payments. In accordance with this provision, in October 2008, ABH made an ABH PIK Payment with respect to the required October interest payment required on the Convertible Notes. As of the U.S. Petition Date, the total outstanding amount under the Convertible Notes was approximately $387.3.

BCFPI Secured Credit Agreement

BCFPI is party to a credit agreement dated May 31, 2006 among BCFPI, as borrower, the U.S. Bowater Borrowers, as borrowers, and certain subsidiaries of BCFPI, as guarantors, the lenders from time to time party thereto (the “BCFPI Pre-petition Secured Lenders” and together with the Bowater Pre-petition Secured Lenders, the “Bowater Group Pre-petition Secured Lenders”), and the BCFPI Secured Bank Agent (as amended from time to time and together with all collateral, security and other ancillary documents, the “BCFPI Secured Credit Agreement”). The total outstanding amount under the BCFPI Secured Credit Agreement, including accrued and unpaid interest, is approximately $143.8million.

Collateral securing the BCFPI Secured Credit Agreement includes: (i) the inventory, accounts receivable, deposit accounts, and certain other current assets of BCFPI and its subsidiaries that are guarantors; (ii) the real property, equipment and fixtures relating to the Coosa Pines, Alabama and Grenada, Mississippi paper mills; (iii) the real property, equipment and fixtures of BCFPI located in Gatineau, Québec, Dolbeau, Québec and Thunder Bay, Ontario; and (iv) the equity interest of Bowater’s South Korean subsidiary (which owns Bowater’s Mokpo mill).

Inter-company Debt

In the normal operations of the Company’s businesses, the Applicants and certain of their non-Applicants affiliates engage in various inter-company transactions. Certain receivables and payables among the Applicants and /or the Applicants and non-Applicants Subsidiaries of the Company are evidenced by Inter-company notes (the “Inter-company Note Claims”). In addition to Inter-company Note Claims, the Applicants and/or the Applicants and non-Applicants Subsidiaries of the Company engaged in Inter-company trading transactions which give rise to Claims between Applicants and/or Applicants and non-Applicants Subsidiaries. As a result, on any given date, there are numerous Inter-company Claims that reflect Inter-company receivables and payables made and/or accrued in the ordinary course between and among the Applicants and between and among the U.S. Debtors and certain of their non-Applicants affiliates.

V. THE CCAA PLAN

A. EVENTS LEADING TO THE CCAA PROCEEDINGS

The Company’s inability to repay or refinance significant indebtedness with impending maturities was a critical factor that necessitated the commencement of CCAA Proceedings. Notably, certain November 2008 amendments to Bowater’s Existing Secured Facilities restricted its liquidity by significantly reducing available funds. Coupled with the lack of liquidity in the markets generally, the Company’s indebtedness rendered it vulnerable to adverse economic and industry conditions, impaired its ability to obtain additional financing, required it to dedicate a substantial portion of cash flow from operations to service debt, and otherwise limited its flexibility in planning and responding to business drivers.

As a result of the above factors, by the beginning of 2009, the Company’s liquidity positions were severely constrained. To address the Company’s tightening liquidity, on February 9, 2009, the Company announced the commencement of private offers to exchange certain outstanding series of unsecured notes issued by Bowater and one of its wholly-owned Subsidiaries for new secured notes to be issued by an indirect Subsidiary of the Company, as well as a concurrent debt offering. Shortly thereafter, on March 13, 2009, the Company commenced a debt recapitalization plan for the ACI Group’s Canadian companies pursuant to the CBCA. At the same time, the Company announced that ACCC and an unaffiliated third party had signed a letter of intent in connection with the sale of ACCC’s 60% interest in MPCo for gross proceeds of Cdn$615 million.

The Company was unable to successfully complete the Bowater exchange offer. As a result, the ACI Group’s recapitalization, which was contingent on a successful Bowater exchange offer, could not be consummated. On April 17, 2009, the Company had no other option but to commence the CCAA Proceedings before the Court for a plan of reorganization and compromise under the CCAA and the CBCA and two (2) of the Applicants, ACI and ACCC, filed petitions for recognition under Chapter 15 of the Bankruptcy Code. The Company also sought relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on April 16, 2009 and the 18.6 Petitioners filed for ancillary relief in support of the Chapter 11 Cases under section 18.6 of the CCAA. The Court appointed Ernst & Young, Inc. to serve as monitor for the CCAA Proceedings.

B. EVENTS SUBSEQUENT TO THE CCAA PROCEEDINGS

CCAA Filing

Since the Date of Filing, the Applicants have continued to operate subject to the supervision of the Court in accordance with the CCAA. An immediate effect of the filing of the Applicants’ CCAA Proceedings was the imposition of the Stay of Proceedings which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Applicants and the continuation of litigation against the Applicants.

The Initial Order granted by the Court on April 17, 2009 provided for a Stay of Proceedings for an initial period of 30 days. The Stay of Proceedings was extended pursuant to Orders of the Court on May 14, 2009, September 4, 2009 and on December 11, 2009. On March 10, 2010, the Stay of Proceedings was extended until June 18, 2010.

DIP Credit Facilities

(a)	Abitibi DIP Facility

To provide the Applicants with liquidity and capital resources, the Applicants sought and obtained approval by the Court to enter into a debtor-in-possession financing facility for the benefit of ACI and Donohue. On May 6, 2009, the Applicants entered into a letter loan agreement (the “Abitibi DIP Agreement”), among ACI and Donohue, as borrowers (the “Abitibi DIP Facility Borrowers”), certain Subsidiaries of ACI, as guarantors, and BMO, as lender, which was acknowledged by Investissement Québec, as sponsor (the “Sponsor”). Although Donohue was a signatory thereto, the Abitibi DIP Agreement was not enforceable against Donohue, and Donohue could not borrow thereunder, until such time as the Bankruptcy Court had granted an order authorizing and approving the Abitibi DIP Facility (as defined below) and the charge in connection therewith with respect to Donohue (the “U.S. DIP Order”). Donohue had no obligation to seek, nor did it seek, a U.S. DIP Order.

The Abitibi DIP Agreement provided for borrowings in an aggregate principal amount of up to $100 million for ACI and, following any U.S. DIP Order, Donohue (the “Abitibi DIP Facility”), provided that Donohue would not borrow more than $10 million in the aggregate and that a minimum availability of $12.5 million would be maintained at all times. The Abitibi DIP Facility was available by way of loans advanced in multiple disbursements pursuant to borrowing requests. The outstanding principal amount of loans under the Abitibi DIP Facility, plus accrued and unpaid interest, were to be repaid in full at the earliest of: (i) April 30, 2010; (ii) the effective date of a plan of reorganization or a plan of restructuring and compromise confirmed by order of the Courts; (iii) the acceleration of the Abitibi DIP Agreement or the occurrence of a specified event of default within the meaning set forth in the Abitibi DIP Agreement; and (iv) the unenforceability of the backstop guarantee of the Sponsor. Notwithstanding the foregoing, the Abitibi DIP Facility Borrowers were required to repay the Abitibi DIP Facility no later than December 15, 2009 (as extended), as not doing so would have resulted in the occurrence of a specified event of default. In addition, the Abitibi DIP Facility Borrowers were required to make mandatory prepayments of any loans outstanding from the net Cash proceeds of, among other things, any payment by a governmental authority in respect of any expropriation claim and the sale of the Applicants’ 60% interest in MPCo.

ACI repaid in full and terminated the Abitibi DIP Facility on December 9, 2009 with a portion of the closing proceeds from the sale of its 60% interest in MPCo to a wholly-owned subsidiary of Hydro-Québec for gross proceeds of Cdn$615 million (the “MPCo Sale”).

(b)	ULC DIP Facility

On November 16, 2009, ACI obtained the Court’s approval to enter into a loan agreement among ACI, as borrower, and 3239432 Nova Scotia Company, a wholly-owned unlimited liability company and a subsidiary of ABH (the “ULC”), as lender (the “ULC DIP Agreement”), for an aggregate principal amount outstanding at any time not exceeding Cdn$230 million. The credit facility pursuant to the ULC DIP Agreement (the “ULC DIP Facility”) is subject to the following draw conditions: (i) a first draw of Cdn$130 million which was advanced at closing of the ULC DIP Facility; (ii) subsequent draws for a maximum total amount of Cdn$50 million in increments of up to Cdn$25 million to be advanced upon a five Business Day notice; and (iii) the balance of Cdn$50 million to become available upon further Order of the Court. The security granted pursuant to the ULC DIP Facility is similar to the one granted pursuant to the Abitibi DIP Facility. No interest and no fees are payable under the ULC DIP Facility.

The ULC DIP Facility can be used for general corporate purposes in material compliance with the 13-week cash flow forecasts to be provided no less frequently than on a monthly basis (the “Budget”). Events of default pursuant to the ULC DIP Facility are as follows: (i) substantial non-compliance with the Budget; (ii) termination of the Stay of Proceedings; (iii) failure to file a plan or restructuring and compromise with the Court by September 30, 2010; and (iv) withdrawal of the existing Securitization Program unless replaced with a reasonably similar facility.

(c)	Bowater DIP Credit Agreement

To provide the U.S. Debtors with the Cash and liquidity necessary to continue their operations and to maintain normal post-petition vendor and customer relations, on the U.S. Petition Date the U.S. Debtors sought the Bankruptcy Court’s approval of a US$206 million senior secured superpriority debtor-in-possession term loan credit facility among ABH, Bowater and BCFPI, as borrowers, Fairfax, as administrative agent, collateral agent and initial lender (together with successors in such capacities, the “Bowater DIP Agent”), and the lenders from time to time party thereto (the “Bowater DIP Lenders”) (the “Bowater DIP Credit Agreement”). On May 8, 2009 Law Debenture Trust Company of New York replaced Fairfax as the administrative agent and the collateral agent under the Bowater DIP Credit Agreement. Proceeds of the Bowater DIP Credit Agreement have been used to fund the U.S. Debtors’ working capital requirements during the Chapter 11 Cases.

The Bowater DIP Credit Agreement includes a US$166 million term loan for borrowings by ABH and Bowater (the “U.S. Bowater DIP”) and a US$40 million term loan for borrowings by BCFPI (the “Canadian

Bowater DIP”). The U.S. Bowater DIP is guaranteed by substantially all of the U.S. entities that are part of the Bowater Group (together with ABH, the “U.S. Bowater DIP Parties”) and is secured by (i) first priority Liens on all of the U.S. Bowater DIP Parties’ unencumbered assets as of the U.S. Petition Date, (ii) first priority Liens on post-petition inter-company debt payable to the U.S. Bowater DIP Parties, and (iii) junior Liens on the encumbered assets of the U.S. Bowater DIP Parties as of the U.S. Petition Date (collectively, the “U.S. Bowater DIP Collateral”). The Canadian Bowater DIP is guaranteed by substantially all of the Canadian entities in the Bowater Group (together with BCFPI, the “Canadian Bowater DIP Parties”), and is secured by (i) first priority Liens on all of the Canadian Bowater DIP Parties’ unencumbered assets as of the U.S. Petition Date, (ii) first priority Liens on post-petition inter-company debt payable to the Canadian Bowater DIP Parties, (iii) junior Liens on the encumbered assets of the Canadian Bowater DIP Parties as of the U.S. Petition Date, and (iv) Liens (shared pari passu) on all assets securing the U.S. Bowater DIP (collectively, the “Canadian Bowater DIP Collateral”). Bowater Canadian Finance Corporation was released from its obligations under the Bowater DIP Credit Agreement on June 24, 2009.

On April 17, 2009, the Bankruptcy Court authorized the U.S. Debtors to enter into the Bowater DIP Credit Agreement on an interim basis and on June 16, 2009, the Bankruptcy Court entered a final order (as amended, the “Final Bowater DIP Order”) approving the Bowater DIP Credit Agreement.

The Court issued an Order authorizing the Canadian Bowater DIP Parties to enter into the Bowater DIP Credit Agreement on April 17, 2009 as well as Orders reorganizing the interim and final U.S. Bowater DIP Orders of the Bankruptcy Court on April 22 and June 19, 2009, respectively.

The Final Bowater DIP Order grants the Bowater Group Pre-petition Secured Lenders certain additional Liens as adequate protection to the extent of any diminution in value of their collateral during the pendency of the Chapter 11 Cases. Specifically, the Bowater Group Pre-petition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and Liens upon the U.S. Bowater DIP Collateral; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the U.S. Bowater DIP Parties; and (iii) current payment of non-default rate interest and certain fees and expenses for the Bowater Secured Bank Agent. The BCFPI Pre-petition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and Liens upon the Canadian Bowater DIP Collateral and the U.S. Bowater DIP Collateral; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the Canadian Bowater DIP Parties; and (iii) current payment of non-default rate interest and certain fees and expenses for the BCFPI Secured Bank Agent.

The Bowater DIP Credit Agreement contains customary covenants for debtor-in possession financings of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the incurrence and repayment of indebtedness; (iii) restrictions on the incurrence of Liens; (iv) restrictions on making certain payments; (v) restrictions on investments; (vi) restrictions on asset dispositions; and (vii) restrictions on modifications to material indebtedness. Additionally, the Bowater DIP Credit Agreement contains certain financial covenants, including, among other things: (i) a minimum consolidated EBITDA; (ii) a minimum fixed charge coverage ratio; and (iii) a maximum amount of capital expenditures.

The Bowater DIP Credit Agreement matures on the earlier of (i) the effective date of the U.S. Plan and CCAA Plan; and (ii) July 21, 2010, with two possible three-month extensions beyond this latter date if certain conditions are met. Should either the CCAA Proceedings or the Chapter 11 Cases be dismissed, or any order entered granting relief from the stays provided thereunder, an event of default under the Bowater DIP Credit Agreement would occur and the outstanding debt would become due and payable immediately, which would, in all likelihood, lead to the liquidation of all of the Applicants’ assets.

(d)	Amended and Restated Securitization Program

On June 16, 2009, ACI and certain of its affiliates amended and restated, in its entirety, the Securitization Programs and on May 21, 2010, the U.S. Debtors moved for entry of an order authorizing certain amendments to the Securitization Facility. See “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”.

Appointment of the Official Committee of Unsecured Creditors

The Bankruptcy Code provides for the appointment of an unsecured creditors’ committee comprised of the seven largest unsecured claimants excluding insiders and government units. On April 28, 2009, the United States Trustee for the District of Delaware appointed the Unsecured Creditors Committee.

Ad Hoc Unsecured Noteholders Committee

There is no requirement to appoint an unsecured creditors’ committee under the CCAA. However, an informal committee of certain Holders of Canadian Unsecured Notes Claims (the “Ad Hoc Unsecured Noteholders Committee”) was formed and is acting in connection with the CCAA Proceedings.

Sale of Manicouagan Power Company

On November 17, 2009, the Court approved the MPCo Sale. On December 9, 2009, ACCC announced that it had successfully completed the MPCo Sale. The proceeds have been used in the manner approved by the Court, including:

•

$267 million was set aside temporarily in the ULC, to secure certain indemnities and undertakings provided to Alcoa under the MPCo Sale, and the ULC entered into a guarantee agreement with Alcoa for this purpose. Of the $267 million set aside in the ULC, $218 million was used by the ULC to fund the ULC DIP Facility;

•	$55 million was used to repay all amounts outstanding under the Abitibi DIP Agreement, $26 million of which was paid from the proceeds of the ULC DIP Facility;

•

$113 million was used as a partial repayment of the Canadian Secured Notes, $72 million was used to pay accrued interest on such notes and $5 million was used to cover fees related to the partial repayment of such notes;

•

approximately $67 million was used to pay Alcoa in respect of taxes that it incurred as a result of the MPCo Sale, as well as ACCC’s estimated transaction costs, pre-petition amounts owed to the distribution division of Hydro-Quebec by ACCC and its affiliates, including amounts owed by BCFPI, and pre-petition amounts owed to MPCo and Alcoa for electricity purchased by ACCC from MPCo and to make certain other adjustments contemplated by the MPCo Sale; and

•	approximately $29 million is subject to a two-year holdback by HQ Manicouagan Inc. (and guaranteed by Hydro-Québec).

The effect of the MPCo Sale was to provide ACI with additional net liquidity of approximately $159 million, after the extinguishment of the remaining availability of approximately $34 million under the Abitibi DIP Agreement. In connection with the foregoing, ABH also entered into a power supply agreement with Hydro-Québec’s distribution division for the supply of electricity to ABH’s Baie-Comeau paper mill.

AbitibiBowater U.S. Holding LLC Note Repayment Transactions

On November 17, 2009, the Applicants filed a motion seeking authority to undertake certain transactions (the “Repayment Steps”) to repay an inter-company note outstanding between AbitibiBowater Holding and ACCC (the “ABH LLC Note”). The Repayment Steps addressed a potential $55.25 million withholding tax liability that may have arisen if the ABH LLC Note was not repaid prior to December 31, 2009. As part of the Repayment Steps, a new Inter-company note, identical in all material respects to the ABH LLC Note, was issued by AbitibiBowater Holding to ABH LLC 1, a newly-formed indirect Subsidiary of ABH, thereby preserving the Applicants’ prepetition capital structure and the rights and remedies of all of the Applicants’ creditor constituents. The Court and the Bankruptcy Court entered Orders approving the Repayment Steps on December 1, 2009 and November 24, 2009, respectively. As part of the Repayment Steps, three newly-formed limited liability companies filed petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court on December 21, 2009. The Bankruptcy Court entered an order authorizing the joint administration of the cases of AbitibiBowater Holding and ABH LLC 1 with the U.S. Debtors pending Chapter 11 Cases on January 15, 2010, and an order authorizing the dismissal of ABH LLC 2’s bankruptcy case on February 18, 2010.

Other Sale of Assets and Cost Savings Initiatives

(a)	Sales of Assets

Since the Date of Filing, the Applicants have successfully completed a number of sales of assets including the following:

•

On November 24, 2009, the Court approved the sale of certain assets of the Belgo Pulp and Paper Mill, including the real estate on which the plant is located and the related equipment to Recyclage Arctic Beluga inc. On January 28, 2009, the sale was successfully completed. In addition to the creation of jobs through the partial re-use of the plant, the sale reduced the operating costs of the Applicants by approximately $2.7 million on an annual basis.

•

On December 11, 2009, the Court approved the sale of certain assets between ACCC and 9213-3933 Québec Inc. as well as the sale of certain lands between ACI and Gestion Dion & Frère Inc. On March 18, 2010, the sale was successfully completed.

•	On March 23, 2010, the Court approved the sale of certain assets of the Mackenzie paper mill to 0869550 Ltd. ABH expects the transaction to close in the near future.

•	In addition, the Applicants have sold in 2009 over 490,000 acres of private timberland primarily located in Québec, Canada, for an aggregate of approximately $91 million in cash.

(b)	Sale of Non-core Properties

On April 27, 2010, the Court issued an order allowing ACCC and ACI to sell, on an as-is, where-is basis, the site of a former shipping terminal situated in Botwood, Newfoundland and Labrador, Canada and the site of a newsprint mill situated in Stephenville, Newfoundland and Labrador, Canada (collectively, the “Non-core Properties”) to the Non-core Purchaser. The purchase price for the Non-Core Properties was satisfied by the issuance of a non-interest bearing promissory note in the amount of Cdn$1,000 together with any Principal Increase. On April 27, 2010, the Court also issued an order appointing Ernst & Young Inc. as receiver for the Non-core Properties under the BIA and authorizing the receiver to, among other things, manage the environmental issues in connection with the Non-core Properties and market and sell the Non-core Properties. The receiver will not be taking possession of the Non-core Properties unless and until appropriate arrangements, which are satisfactory to the receiver have been reached with the relevant environmental authorities. ACI and ACCC have agreed to provide the receiver with financing up to a maximum amount of Cdn$600,000 in order to cover (i) estimated fees and disbursements of the receiver for an initial period of 12 months, and (ii) reasonable costs of conservation, environmental studies and any urgent, currently unforeseen, remediation work required to stabilize the Non-core Properties while negotiations are undertaken with appropriate authorities for the long-term remediation and disposal of these properties.

(c)	Repudiation of Contracts

Since the Date of Filing, the Applicants have repudiated 211 contracts, with aggregate savings for 2010 of approximately $49.5 million.

(d)	Bundled Mills Sale

On April 26, 2010, the Court heard the Applicants’ Motion for the sale of the mills at Beaupré (Québec), Donnaconna (Québec), Dalhousie (New Brunswick) and Fort-William (Ontario), as a bundled asset sale for salvage to a Canadian purchaser. On May 3, 2010 and May 17, 2010, respectively, the Court and the Bankruptcy Court issued orders confirming such sale.

In May 2010, ABH announced the indefinite idling of its Gatineau, Québec facility effective immediately.

Other Cost Savings Initiatives

ABH announced in the third quarter of 2009 that it would continue to work on selling, general and administrative (“SG&A”) austerity measures with a target reduction of approximately $100 million on an annualized basis, as compared to 2008. The SG&A reduction efforts included, among other items, a 25% corporate headcount reduction. ABH expects to have some further declines in employment as it develops and implements its plan or plans of reorganization and responds to the need to further reduce capacity in some product lines.

Adversary Proceedings

(a)	Donnacona Proceedings

Following the announcement of the permanent closure of ABH’s Donnacona, Quebec paper mill, on December 3, 2008, the CSN and the employees of the Donnacona mill filed against ABH, Investissement Québec and the Government of the province of Quebec a civil lawsuit before the Superior Court of the district of Quebec. The CSN and the employees also filed a grievance claim for labor arbitration on the same basis. The CSN and the employees are claiming an amount of approximately $48 million in salary through April 30, 2011, as well as moral and exemplary damages, arguing that ABH failed to respect the obligations undertaken in the context of a loan made by Investissement Québec. The CSN and the employees are also claiming that Investissement Québec and the Government are solidarily responsible for the loss allegedly sustained by the employees. ABH believes that its defense is meritorious and intends to contest this matter vigorously. This litigation was stayed as a result of the CCAA Proceedings.

On December 16, 2008, following ABH’s December 4, 2008 announcement of the permanent closure of its Grand Falls newsprint mill, the government of Newfoundland passed legislation under Bill 75 to expropriate, among other things, all of ABH’s timber rights, water rights, leases and hydroelectric assets in Newfoundland, whether partially or wholly owned through its Subsidiaries and affiliated entities. The Government of Newfoundland also announced that it does not plan to compensate ABH for the loss of the water and timber rights, but has indicated that it may compensate ABH for certain of its hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, ABH filed a Notice of Arbitration under NAFTA, which asserts that the expropriation was arbitrary, discriminatory and illegal. ABH’s claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although ABH believes that the Government of Canada will be required to compensate it for the fair market value of the expropriated assets, there can be no assurance that it will and ABH has not recognized an asset for such claim in its consolidated financial statements. ABH continues to negotiate with to the Government of Canada in an effort to come to a settlement and avoid protracted NAFTA Proceedings.

(b)	Augusta Proceedings

On June 15, 2009, the Company filed a motion with the Bankruptcy Court to reject an amended and restated call agreement (the “Call Agreement”) in respect of ANI, an indirect subsidiary of Woodbridge and the Company’s partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out ANI at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The Bankruptcy Court granted the Company’s motion on October 27, 2009 and approved its rejection of the Call Agreement. The Company’s counterparties to the Call Agreement filed a notice of appeal with the Bankruptcy Court on November 3, 2009.

Also, on March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing the Augusta Newsprint Company. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. The U.S. Debtors filed an objection to the motion on April 9, 2010. The motion is now pending before the Bankruptcy Court and a hearing is scheduled for May 26, 2010.

(c)	Newfoundland EPA Proceedings

On March 31, 2010, the Court dismissed a motion for declaratory judgment brought by Newfoundland, awarding costs in ABH’s favor, and thus confirmed its position that the five orders the province issued under section 99 of the EPA on November 12, 2009 are subject to the stay of proceedings pursuant to the Creditor Protection Proceedings. Newfoundland’s orders could have required ABH to proceed immediately with the environmental remediation of various sites it formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. The Court also dismissed, without costs, the province of British Columbia’s intervention in those proceedings. If the province requests an extension to the applicable court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request ABH can contest, and if the Court grants the request, Newfoundland’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. Newfoundland sought leave to appeal the Court’s judgment to Quebec Court of Appeal which was dismissed with costs on May 18, 2010.

Other Significant Actions

In addition to the Initial Order, the Claims Procedure Orders, the Creditors’ Meeting Order and the other matters described in this section, the Applicants have sought and obtained certain orders from the Court that are of particular importance in the operation of the Applicants’ business or in the administration of the CCAA Proceedings. All such orders are available on the website maintained by the Monitor at www.ey.com/ca/abitibibowater.

C. CLAIMS AND VOTING PROCESS

Claims Procedure Orders

On August 26, 2009, the First Claims Procedure Order was issued authorizing the Applicants to conduct a process for calling for and determining the Claims of its Creditors. Among other things, the First Claims Procedure Order established the date of November 13, 2009 as a bar date for the filing of Claims generally representing the majority of the Creditors.

On January 18, 2010, the Second Claims Procedure Order was issued authorizing, among other things, the Cross-border Claims Protocol and the process for determining and reviewing Claims, including a distinct procedure for the determination of grievances filed on behalf of the employees of the Applicants.

On February 23, 2010, the Third Claims Procedure Order was issued establishing the second bar date of April 7, 2010 for, among others, claims asserted by employees who were employed by ABH as of April 16, 2009 or thereafter (“Post-filing Employee”) and other claims that were previously excluded in the Claims Procedure Orders.

Cross-border Insolvency Protocol

The Cross-border Insolvency Protocol was approved on July 28, 2009 by the Court and on July 27, 2009 by the Bankruptcy Court. The purpose of the Cross-border Insolvency Protocol is to facilitate cross-border coordination between the Insolvency Proceedings and to effectuate an orderly and efficient administration of the Insolvency Proceedings while maintaining the respective independent jurisdiction of the Court and the Bankruptcy Court. The Cross-border Insolvency Protocol provides that the Court shall have sole and exclusive jurisdiction over the CCAA Proceedings and the Bankruptcy Court shall have sole and exclusive jurisdiction over the Chapter 11 Cases. The Court and the Bankruptcy Court may coordinate activities, communicate with one another and conduct joint hearings.

Cross-border Claims Protocol

The Cross-border Claims Protocol was approved on January 18, 2010 by the Court and on January 19, 2010 by the Bankruptcy Court. The Cross-border Claims Protocol implements certain supplementary procedures governing the review and reconciliation of proofs of claim filed against the Cross-border Debtors and provides that, in the absence of any objection and subject to the Unsecured Creditors Committee’s right to review, the Monitor and the Applicants shall review all proofs of claim filed against the Cross-border Debtors and amend, allow or object to such claims in accordance with the Claims Procedure Orders. If a creditor objects to the determination of its claim under the Claims Procedure Orders, and if the creditor, the Applicants and the U.S. Debtors and the Monitor cannot agree on which court should hear the objection, then the Court shall determine which court shall determine the objection. Prior to such determination, the creditor, the Applicants and the U.S. Debtors or the Monitor may request a joint hearing, in accordance with the Cross-border Insolvency Protocol, to consider the matter. The Cross-border Claims Protocol also reserves certain review rights for the Unsecured Creditors Committee and the Ad Hoc Unsecured Noteholders Committee with respect to Cross-border Claims above certain value thresholds.

Cross-border Voting Protocol

[NTD: To follow at a later date.]

Status of Claims Process

[NTD: To be updated by the Monitor.]

As of May 12, 2010, since the issuance of the Claims Procedure Orders, the Monitor has received in excess of 7,400 Claims aggregating approximately $76.4 billion. As of May 12, 2010, the status of Claims received for distribution purposes is as follows:

(in Cdn$ millions)	Total Claims Filed (Net of Claims withdrawn)	Claims Under Review	Subject to Cross-border Protocol notice period(1)	Subject to Revision of Disallowance notice periods(2)	Claims In Dispute(3)	Claims Accepted To Date	Revised, Amended and Disallowed Portion(4)
ACI Affected Unsecured Creditor Class	$7,895.8	$4,323.4	—	$3,466.6	$100.6	$1.0	$4.2

ACCC Affected Unsecured Creditor Class	$8,521.5	$4,839.2	$23.6	$3,469.2	$93.4	$30.1	$66.0

15.5% Guarantor Applicant Affected Unsecured Creditor Classes in respect of each of the following

3224112 Nova Scotia Limited	$3,641.4	$3,369.4	—	—	$271.9	—	—

Marketing Donohue Inc.	$3,610.9	$3,521.8	—	—	$89.1	—	—

Abitibi-Consolidated Canadian Office Products Holdings Inc.	$3,610.9	$3,521.8	—	—	$89.1	—	—

3834328 Canada Inc.	$3,610.9	$3,369.4	—	—	$241.5	—	—

6169678 Canada Inc.	$3,610.9	$3,369.4	—	—	$241.5	—	—

Donohue Recycling Inc.	$3,611.4	$3,521.8	—	—	$89.1	$0.2	$0.3

1508756 Ontario Inc.	$3,614.7	$3,370.2	—	—	$241.5	—	$3.0

The Jonquière Pulp Company	$3,610.9	$3,369.4	—	—	$241.5	—	—

(in Cdn$ millions)	Total Claims Filed (Net of Claims withdrawn)	Claims Under Review	Subject to Cross-border Protocol notice period(1)	Subject to Revision of Disallowance notice periods(2)	Claims In Dispute(3)	Claims Accepted To Date	Revised, Amended and Disallowed Portion(4)
The International Bridge and Terminal Company	$3,610.9	$3,369.4	—	—	$241.5	—	—

Scramble Mining Ltd.	$3,610.9	$3,369.4	—	—	$241.5	—	—

Terra Nova Explorations Ltd.	$3,610.9	$3,369.4	—	—	$241.5	—	—

Saguenay Forest Products Affected Unsecured Creditor Class	$3,615.6	$3,373.5	—	—	$241.5	$0.2	$0.4

BCFPI Affected Unsecured Creditor Class	$1,269.00	$1,121.8	$21.0	$5.5	$103.0	$2.5	$15.2

BCFC Affected Unsecured Creditor Class	$1,496.4	$758.5	—	—	$241.5	—	$496.5

Bowater Canadian Limited Affected Unsecured Creditor Class	$242.3	$0.8	—	—	$241.5	—	—

AbitibiBowater Canada Affected Unsecured Creditor Class	$422.0	$169.7	—	$154.0	$89.1	$0.1	$9.1

Bowater Maritimes Affected Unsecured Creditor Class	$249.5	$156.0	—	$4.4	$89.1	—	—

ACNSI Affected Unsecured Creditor Class	$3,580.4	$3,369.4	—	—	$211.0	—	—

Other CCAA Filed Entities(5)	$9,348.6	$4,671.5	—	—	$4,677.2	$0.01	—

Total	$76,395.8	$60,305.2	$44.6	$7,099.7	$8,317.6	$34.1	$594.7

(1)	Certain claims sent to the Unsecured Creditors’ Committee or the Ad Hoc Unsecured Noteholders Committee under the Cross-border Claims Protocol are subject to a fifteen (15) Business Day period before the Monitor proceeds with acceptance, revision or disallowance
(2)	The Claim amount represents Claims that have been revised or disallowed by the Monitor, but for which the 10 Business Day period during which a claimant may dispute the Monitor’s revision or disallowance has yet to expire. Amounts are shown at the proposed revised values. Amounts shown do not reflect disallowances in excess of $41.4 billion that have been issued subsequent to the preparation of this report.
(3)	Represents Claims for which the Monitor has issued a Notice of Revision or Disallowance and for which the Affected Unsecured Creditors have filed a Notice of Dispute in respect thereof. Claim amounts are shown herein at the original filed amount.
(4)	Includes claims reductions on account of amended Claims filed, withdrawn Claims, and Disallowed Claims.
(5)	“Other CCAA Filed Entities” represents Claims filed against various Applicants, which are expected to be disallowed in full. This data remains subject to change as individual Claims are reviewed and analyzed.

The Monitor will provide ongoing updates of the Claims process on AbitibiBowater’s website at www.abitibibowater.com and on Monitor’s website at www.ey.com/ca/abitibibowater.

D. IMPACT OF THE CCAA PLAN

Debt and Capital Structure

The CCAA Plan will significantly reduce the consolidated debt of the Applicants by converting the Unsecured Claims to equity. Following the implementation of the CCAA Plan, —. The Applicants will also benefit from a capital investment of $— pursuant to the Rights Offering. See “Rights Offering”.

E. ILLUSTRATIVE RECOVERIES

[NTD: To be updated.]

The following table shows preliminary approximate illustrative recoveries that may be realized by Affected Unsecured Creditors in each Affected Unsecured Creditors Class based on claims data as at April 6, 2010, with the exception of employee claims which are as at March 25, 2010. Such illustrative recoveries reflect the base recovery further to the compromise and settlement of Proven Claims and do not take into consideration Claims received on April 7, 2010, the second Claims bar date (being April 7, 2010) or the amendments to Claims data subsequent to April 6, 2010. These numbers are for illustrative purposes only and Affected Unsecured Creditors are cautioned that actual recoveries may vary materially from these numbers and will be determined by, among other things: (i) the final results of the Claims process; and (ii) the prices at which the various equity securities issued pursuant to the Plan trade in their respective markets. See “Risk Factors – Risks Relating to the CCAA Plan and its Implementation”.

(in Cdn$ millions)	Illustrative Recovery per Class of Affected Unsecured Creditors
	Estimated Allowed Claims			Estimated Recovery
ACI Affected Unsecured Creditor Class		$4,229		3.4	%(1)

ACCC Affected Unsecured Creditor Class		$4,017		17.1	%(1)

15.5% Guarantor Applicants Affected Unsecured Creditor Classes in respect of each of the following:		—		—

3224112 Nova Scotia Limited		$370		0%

Marketing Donohue Inc.		$370		0%

Abitibi-Consolidated Canadian Office Products Holdings Inc.		$370		0%

3834328 Canada Inc.		$403		0%

6169678 Canada Inc.		$370		0%

Donohue Recycling Inc.		$370		0%

1508756 Ontario Inc.		$370		0%

The Jonquière Pulp Company		$370		100	%(1)

The International Bridge and Terminal Company		$370		1.3	%(1)

Scramble Mining Ltd.		$370		0%

Terra Nova Explorations Ltd.		$370		43	%(1)

Abitibi-Consolidated (U.K.) Inc.	$	[370	]	[12.9	]%

(in Cdn$ millions)	Illustrative Recovery per Class of Affected Unsecured Creditors
	Estimated Allowed Claims	Estimated Recovery
Saguenay Forest Products Affected Unsecured Creditor Class	$379	4.2	%(1)

BCFPI Affected Unsecured Creditor Class	$569	36.5%

BCFC Affected Unsecured Creditor Class	$753	0.9%

Bowater Canadian Limited Affected Unsecured Creditor Class	$0	100%

AbitibiBowater Canada Affected Unsecured Creditor Class	$8	0%

Bowater Maritimes Affected Unsecured Creditor Class	$7	20.8%

ACNSI Affected Unsecured Creditor Class	$370	43	%(1)

(1)	This percentage represents the estimated recovery on all Claims against ACI, ACCC, Saguenay Forest Products and ACNSI, respectively, other than the 15.5% Senior Unsecured Notes Claims.

The Monitor will provide ongoing updates of the illustrative recoveries on AbitibiBowater’s website at www.abitibibowater.com and on the Monitor’s website at www.ey.com/ca/abitibibowater.

F. DESCRIPTION OF THE CCAA PLAN

The following description of the CCAA Plan is a summary only and is qualified in its entirety by the full text of the CCAA Plan. The governing document is the CCAA Plan which is attached as Appendix C – “Plan of Reorganization and Compromise” to this Circular.

Purpose of the CCAA Plan

As a result of the events more fully described in “The CCAA Plan – Events Leading to the CCAA Proceedings”, the Applicants have developed the Plans. Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S. Plan, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

The CCAA Plan and the U.S. Plan are the result of an extensive review of the available alternatives by the Applicants and their financial and legal advisors and the Monitor, to address ABH’s financial condition and to maximize recovery for the Affected Unsecured Creditors under the circumstances.

The CCAA Plan is designed to:

(a)	provide for a coordinated restructuring and compromise of the Applicants’ debt obligations; and

(b)	reorganize and simplify the Applicants’ corporate and capital structure.

Timing for the CCAA Plan to Become Effective

The following sets forth certain events and dates leading to the Implementation Date:

April 17, 2009	Grant of Initial Order
May 4, 2010	Filing of draft CCAA Plan and U.S. Plan
[May —, 2010	Filing of amended CCAA Plan, U.S. Plan, Circular and Disclosure Statement]
[July —, 2010	Creditors’ Meeting Order]
[July 7, 2010	Hearing on Disclosure Statement and voting procedures]
[July 12, 2010	Court hearing in respect of the Creditors’ Meeting Order]
[July 15, 2010	Mailing of the Circular and related materials to Affected Unsecured Creditors]
[August 23, 2010	Creditors’ Meeting]
[September 6, 2010	Court hearing in respect of the Sanction Order]
[September 8, 2010	U.S. Plan confirmation hearing]
[October 1, 2010	Targeted date for Implementation Date]

Compromise and Arrangement

Persons Affected

The CCAA Plan provides for a coordinated restructuring and compromise of Affected Claims against the Applicants. The U.S. Debtors are subject to the Chapter 11 Cases and have filed the U.S. Plan with the Bankruptcy Court. Under the CCAA Plan, the treatment of Affected Claims against the Cross-border Debtors is intended to be consistent with the treatment of Affected Claims against the Cross-border Debtors in the U.S. Plan, with the Holders of Claims or Affected Claims against any particular Cross-border Debtor receiving a single recovery on account of such Claims in the CCAA Plan and the U.S. Plan. The effectiveness of the CCAA Plan is conditioned upon the effectiveness and implementation of the U.S. Plan. The CCAA Plan will become effective on the Implementation Date in accordance with its terms and in the sequence set forth therein. Each Affected Claim against the Applicants will be fully and finally compromised or otherwise assigned or transferred in the manner and the sequence as set forth in the CCAA Plan and the Restructuring Transactions Notice. The CCAA Plan shall be binding on and enure to the benefit of the Applicants, the Affected Unsecured Creditors of each Affected Unsecured Creditor Class, the Released Parties, any trustee, agent or other Person acting on behalf of any Affected Unsecured Creditor and such other Persons who have received the benefit of, or are bound by any waivers, releases or indemnities hereunder.

Classes of Affected Claims

(a)	Classes of Affected Claims

Subject to certain deeming provisions on voting described in “The CCAA Plan – Description of the CCAA Plan – Required Approvals” for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 21 classes as set out below:

(i)	the ACI Affected Unsecured Creditor Class;

(ii)	the ACCC Affected Unsecured Creditor Class;

(iii)	the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 12 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicant, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

(iv)	the Saguenay Forest Products Affected Unsecured Creditor Class;

(v)	the BCFPI Affected Unsecured Creditor Class;

(vi)	the BCFC Affected Unsecured Creditor Class;

(vii)	the Bowater Canadian Limited Affected Unsecured Creditor Class;

(viii)	the AbitibiBowater Canada Affected Unsecured Creditor Class;

(ix)	the Bowater Maritimes Affected Unsecured Creditor Class; and

(x)	the ACNSI Affected Unsecured Creditor Class.

Excluded Claims

The CCAA Plan does not affect the following (each, an “Excluded Claim” and, collectively, the “Excluded Claims”):

(i)	any Claim secured by the Abitibi Administration Charge, the Bowater Administration Charge, the Abitibi D&O Charge, the Bowater D&O Charge, the ACI DIP Charge, the BI DIP Lenders Charge and the Bowater Adequate Protection Charge (each, a “CCAA Charge Claim”);

(ii)	any Administrative Claim;

(iii)	any Secured Claim;

(iv)	any Securitization Claim;

(v)	subject to Subsection 2.5(c) of the CCAA Plan, any Inter-company Claim, including those secured by the ACI Inter-company Advances Charge and the BI Inter-company Advances Charge;

(vi)	any Claim of an employee of any of the Applicants who was employed by that Applicant as of April 16, 2009, other than Claims by any such employee who was required to file its Proof of Claim prior to April 7, 2010 or any applicable subsequent Claim Bar Date, pursuant to and in accordance with the Third Claims Procedure Order;

(vii)	any Post-filing Claim;

(viii)	any Allowed Insured Claim, provided that the Insured Claim Creditor agrees to relinquish and waive any right to any portion of any Claim, other than the Allowed Insured Claim, arising from the same incident or occurrence alleged to have occurred prior to the Implementation Date; and

(ix)	any Government Priority Claim.

Creditors with Excluded Claims will not be entitled to vote at any of the Creditors’ Meeting or receive any distributions under the CCAA Plan in respect of the portion of their Claims which is an Excluded Claim. Nothing in the CCAA Plan shall affect the Applicants’ rights and defences, both legal and equitable, with respect to any Excluded Claim including any rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Excluded Claims.

Treatment of Affected Unsecured Creditors

(a)	Compromise of ACI Affected Unsecured Claims

(i)

Each ACI Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such ACI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACI, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no ACI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACI Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against ACI, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACI in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACI up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACI in Schedule “B” to the CCAA Plan, provided, however, that each ACI Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against ACI will, in full and final satisfaction of such Proven Claim, ultimately receive its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of ACI in Schedule “C” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACI up to its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against ACI in Schedule “C” to the CCAA Plan.

(b)	Compromise of ACCC Affected Unsecured Claims

(i)	Each ACCC Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such ACCC Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACCC Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACCC, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no ACCC Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)

In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACCC Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to Subsection above against ACCC will, in full and final satisfaction of its Proven Claim against ACCC, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACCC in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACCC up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACCC in Schedule “B” to the CCAA Plan, provided, however, that each ACCC Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Notes Claim against ACCC will, in full and final satisfaction of such Proven Claim, ultimately receive its 15.5% Pro Rata Share of the number of shares of New ABH Common Stock set forth against the name of ACCC in Schedule “C” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACCC up to its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against ACCC in Schedule “C” to the CCAA Plan.

(c)	Compromise of 15.5% Guarantor Applicant Affected Unsecured Claims

(i)	Each 15.5% Guarantor Applicant Affected Unsecured Creditor with Proven Claims against a 15.5% Guarantor Applicant: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such 15.5% Guarantor Applicant Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the 15.5% Guarantor Applicant Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against the 15.5% Guarantor Applicants, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no 15.5% Guarantor Applicant Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each 15.5% Guarantor Applicant Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above against any 15.5% Guarantor Applicant will, in full and final satisfaction of its Proven Claim against such 15.5% Guarantor Applicant, ultimately receive its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of such 15.5% Guarantor Applicant in Schedule “C” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to each Guarantor Applicant up to its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against each Guarantor Applicant in Schedule “C” to the CCAA Plan.

(d)	Compromise of Saguenay Forest Products Affected Unsecured Claims

(i)

Each Saguenay Forest Products Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of

50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such Saguenay Forest Products Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Saguenay Forest Products Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Saguenay Forest Products, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no Saguenay Forest Products Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Saguenay Forest Products Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against Saguenay Forest Products, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against Saguenay Forest Products in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACI up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against Saguenay Forest Products in Schedule “B” to the CCAA Plan, provided, however, that each Saguenay Forest Products Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against Saguenay Forest Products will, in full and final satisfaction of such Proven Claim, ultimately receive its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of Saguenay Forest Products in Schedule “C” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to Saguanay Forest Products up to its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against Saguenay Forest Products in Schedule “C” to the CCAA Plan.

(e)	Compromise of BCFPI Affected Unsecured Claim

(i)	Each BCFPI Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such BCFPI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the BCFPI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against BCFPI, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection above. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no BCFPI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Affected Unsecured

Creditor with a Proven Claim who does not receive a Cash distribution pursuant to this Subsection above will, in full and final satisfaction of its Proven Claim against BCFPI, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFPI in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to BCFPI up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFPI in Schedule “B” to the CCAA Plan.

(f)	Compromise of BCFC Affected Unsecured Claims

(i)	Each BCFC Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such BCFC Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the BCFC Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against BCFC, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no BCFC Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each BCFC Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against BCFC, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFC in Schedule “B” to the CCAA, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to BCFC up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFC in Schedule “B” to the CCAA Plan.

(g)	Compromise of Bowater Canadian Limited Affected Unsecured Claims

(i)	Each Bowater Canadian Limited Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Ccash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such Bowater Canadian Limited Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Bowater Canadian Limited Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Bowater Canadian Limited, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection. Below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no Bowater Canadian Limited Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Bowater Canadian Limited Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against Bowater Canadian Limited, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against Bowater Canadian Limited in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to Bowater Canadian Limited up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against Bowater Canadian Limited in Schedule “B” to the CCAA Plan.

(h)	Compromise of AbitibiBowater Canada Affected Unsecured Claims

(i)	Each AbitibiBowater Canada Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such AbitibiBowater Canada Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the AbitibiBowater Canada Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against AbitibiBowater Canada, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no AbitibiBowater Canada Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each AbitibiBowater Canada Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against AbitibiBowater Canada, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against AbitibiBowater Canada in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to AbitibiBowater Canada up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against AbitibiBowater Canada in Schedule “B” to the CCAA Plan.

(i)	Compromise of Bowater Maritimes Affected Unsecured Claims

(i)

Each Bowater Maritimes Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such Bowater Maritimes Affected Unsecured Creditor files an Election Notice with the

Monitor by the Election Deadline in which the Bowater Maritimes Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Bowater Maritimes, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no Bowater Maritimes Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Bowater Maritimes Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against Bowater Maritimes, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against Bowater Maritimes in Schedule “B” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to Bowater Maritimes up to its Pro Rata share of the number of shares of New ABH Common Stock set forth against Bowater Maritimes in Schedule “B” to the CCAA Plan.

(j)	Compromise of ACNSI Affected Unsecured Claims.

(i)	Each ACNSI Affected Unsecured Creditor with Proven Claims: (i) the aggregate Face Amount of which is equal to or less than Cdn$5,000 or (ii) the aggregate Face Amount of which is reduced, for distribution purposes only, to Cdn$5,000 pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of (i) the Face Amount of its Proven Claims and (ii) Cdn$5,000, unless such ACNSI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACNSI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACNSI, its Pro Rata share of New ABH Common Stock, the whole as described in the Subsection below. To be valid, all Election Notices must be received by the Monitor by the Election Deadline. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no ACNSI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive shares of New ABH Common Stock after receipt by the Monitor of such completed Election Notice. For purposes of this Subsection only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACNSI Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to the Subsection above will, in full and final satisfaction of its Proven Claim against ACNSI, ultimately receive its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACNSI in Schedule “B” to the CCAA Plan, subject to Dilution, and be entitled to participate in the Rights Offering, provided, however, that each ACNSI Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against ACNSI will, in full and final satisfaction of such Proven Claim, ultimately receive its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of ACNSI in Schedule “C” to the CCAA Plan, subject to Dilution, and, to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to ACNSI up to its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against ACNSI in Schedule “C” to the CCAA Plan.

No Vote Occurrence

Unless otherwise set forth in the CCAA Plan, Affected Unsecured Creditors in any Affected Unsecured Creditor Class that fails to approve the CCAA Plan by the affirmative vote of the Required Majority or in respect of which the CCAA Plan is not sanctioned by the Court (each, a “No Vote Occurrence”) shall be deemed to be Unaffected Creditors in respect of their Claims against that No Vote Applicant for the purposes of the CCAA Plan.

In the event of a No Vote Occurrence, each Applicant affected by such No Vote Occurrence (each, a “No Vote Applicant”) or any other Applicant may undertake, at its sole and absolute discretion, any corporate transactions necessary for such No Vote Applicant’s equity in any other Applicant to be changed, exchanged, cancelled, transferred or otherwise dealt with, for NIL consideration, including the transactions set forth in the form of plan of reorganization or arrangement attached as Appendix “A” to the Restructuring Transactions Notice.

In the event of a No Vote Occurrence, any Inter-company Claim held by a No Vote Applicant shall be deemed to be an Affected Unsecured Claim for the purposes of the CCAA Plan and shall be compromised in accordance with the CCAA Plan, even though such No Vote Applicant shall not have voted in respect of the CCAA Plan.

Treatment of Unaffected Creditors

(a)	CCAA Charge and Administrative Claims

Except as provided below in respect of the BI DIP Claims, Holders of CCAA Charge Claims shall receive full payment in Cash of such Claims at such times and in such amounts as may be determined by the Monitor or the Court from time to time. Except as otherwise specifically provided in the CCAA Plan or the U.S. Plan, the Holders of Administrative Claims shall receive full payment in Cash of such Claims in accordance with the principles set out in the U.S. Plan. In addition, to the extent that any obligation that would otherwise constitute an Administrative Claim is paid as a CCAA Charge under the CCAA Plan, the payment of such CCAA Charge under the CCAA Plan, shall be the only payment to be made on account of such Administrative Claim in the CCAA Proceedings and the Chapter 11 Cases.

(b)	Secured Claims

On the Implementation Date, Holders of Secured Claims shall receive full payment in Cash of their applicable Proven Secured Claims (other than their Proven Secured Claims in respect of any BCFPI Secured Bank Letter of Credit). In addition, Holders of Secured Claims in respect of any BCFPI Bank Letter of Credit shall receive on, or as soon as practicable after, the Implementation Date, replacement letters of credit, “back-up” letters of credit or cash collateral, or treatment on such other terms the Applicants and Holders of such Secured Claims may agree.

(c)	Securitization Claims

On the Implementation Date, in accordance with the U.S. Plan, all outstanding receivable interests purchased under the Securitization Facility will be repurchased in Cash for a price equal to the par amount thereof plus accrued and unpaid yield and fees and Servicer fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility whether by an Applicant or an affiliate of the Applicants, and any and all Securitization Claims shall be paid in full in Cash. On the Implementation Date, after all such receivable interests are repurchased and all such payments are made, the Securitization Facility shall be terminated, and all Securitization Claims shall be deemed fully satisfied and released.

(d)	BI DIP Lenders Claims

On the Implementation Date, the BI DIP Lenders and the BI DIP Agent shall receive full payment in Cash of their applicable BI DIP Claims.

(e)	Inter-company Claims

Subject to Section 2.5(c) of the CCAA Plan, at the sole and absolute discretion of the Applicants, any and all Inter-company Claims may either be ratified, in whole or in part, by the Applicants, and treated in the ordinary course of business or cancelled and discharged, in full or in part, in the manner and the sequence set forth in the Restructuring Transactions Notice, provided, however, that any such elections by the Applicants hereunder or under the Restructuring Transactions Notice shall not impact any recoveries under the CCAA Plan.

(f)	Allowed Insured Claims

Except as otherwise specifically provided for in the CCAA Plan or the U.S. Plan and provided that the Insured Claim Creditor agrees to relinquish and waive any right to any portion of any Claim, other than the Allowed Insured Claim, arising from an incident or occurrence alleged to have occurred prior to the Implementation Date and having given rise to such Allowed Insured Claim, such Insured Claim Creditor shall receive, in full and final satisfaction of its Insurance Claim, a Cash distribution in an amount equal to the net payment made by the Insurer to the Applicants in respect of such Allowed Insured Claim, less the amount of any payment made directly by the Insurer to such Insured Claim Creditor.

(g)	Deemed Unaffected Creditors

Affected Unsecured Creditors deemed to be Unaffected Creditors pursuant to the CCAA Plan and as described above under Section “No Vote Occurrence” shall not be entitled to receive any distribution under the CCAA Plan.

(h)	Government Priority Claims

Within six months after the Sanction Order, the Applicants will pay in full all Government Priority Claims.

(i)	Supplemental Distribution

The Applicants shall, as soon as practicable on or after the Implementation Date, make a supplemental distribution in Cash in the amount of up to Cdn$ — million to such present or former employees (i) who were employed by the Applicants, other than the Cross-border Debtors, on or after the Date of Filing, and (ii) who are holding an Affected Unsecured Claim that is a Proven Claim (the “Supplemental Distribution”), provided, however, that the aggregate amount payable hereunder shall not exceed Cdn$ five milion. No later than ten days prior to the Implementation Date, the Applicants, other than the Cross-border Debtors, shall determine, in consultation with the Monitor, the employees who shall be entitled to receive such Supplemental Distribution (the “Eligible Employees”) and the pro rata amount of the Supplemental Distribution to be allocated to each Eligible Employee, provided that (i) no Eligible Employee shall have a right of review or appeal in respect of such allocation which shall, for all purposes, be final and binding upon the Eligible Employees, and (ii) the Affected Claim of each Eligible Employee shall, for distribution purposes under the CCAA Plan, be reduced by the amount of such Eligible Employee’s Supplemental Distribution.

Monitor’s Fees and Expenses

The Monitor’s fee and expenses including, the fees and disbursements of its counsel shall be paid from time to time by the Applicants.

No Distribution of New ABH Common Stock to Unaffected Creditors

Under no circumstances, including under the CCAA Plan or the U.S Plan, shall Unaffected Creditors receive a distribution of shares of New ABH Common Stock.

Distribution in Respect of Disputed Claims and Fractional Shares

(a)	No Distributions Pending Allowance

The CCAA Plan provides that no distributions will be made with respect to a Disputed Claim unless and until it has become a Proven Claim. Prior to the Implementation Date, Disputed Claims will be dealt with in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol and the Cross-border Voting Protocol. Following the Implementation Date, the resolution of Disputed Claims will continue to be dealt with in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol and the Cross-border Voting Protocol.

(b)	The Applicants Reserve

As of the Initial Distribution Date, the Monitor, in its capacity as Disbursing Agent, shall establish the Applicants Reserve by holding on account of Disputed Claims, a number of shares of New ABH Common Stock equal to the amount of shares of New ABH Common Stock that the Holders of Disputed Claims would be entitled to receive if all such Disputed Claims had been Proven Claims in their entire amount on the Initial Distribution Record Date. The shares of New ABH Common Stock deposited in the Applicants Reserve shall not be voted by the Monitor, in its capacity as Disbursing Agent and holder of record of such securities, except pursuant to, and in accordance with, an Order of the Court.

(c)	Distributions From the Applicants Reserve Once Disputed Claims Resolved

The Monitor, in its capacity as Disbursing Agent, shall make allocations from the Applicants Reserve to Holders of Proven Claims following the Initial Distribution Date in accordance with the CCAA Plan. To the extent that Disputed Claims become Proven Claims after the Initial Distribution Record Date, the Monitor, in its capacity as Disbursing Agent, shall on the applicable Interim Distribution Date or the Final Distribution Date, distribute from the Applicants Reserve to the Holders of such Proven Claims, the shares of New ABH Common Stock which they would have been entitled to receive in respect of such Proven Claims had such Affected Claims been Proven Claims on the Initial Distribution Record Date. To the extent that any Disputed Claim or a portion thereof has become a Disallowed Claim after the Initial Distribution Record Date, then the Monitor, in its capacity as Disbursing Agent, shall distribute on the applicable Interim Distribution Date or the Final Distribution Date, to the Holders of Affected Unsecured Claims that have previously been adjudicated under the CCAA Plan to be Proven Claims, their Pro Rata share from the Applicants Reserve, of such additional shares of New ABH Common Stock kept in the Applicants Reserve on account of such Disallowed Claims. The Monitor, in its capacity as Disbursing Agent shall make its last distribution on the Final Distribution Date.

Implementation of the CCAA Plan

CCAA Plan Transactions

Each of the following transactions contemplated by and provided for under the CCAA Plan, including the Restructuring Transactions, will be consummated and effected and shall for all purposes be deemed to occur on or after the Implementation Date, in the manner and the sequence as set forth below or in the Restructuring Transactions Notice. Therefore, all of the actions, documents, agreements and funding necessary to implement all of the following transactions must be in place and be final and irrevocable prior to the Implementation Date and shall then be held in escrow and shall be released without any further act or formality, except as provided in the Sanction Order.

On or after the Implementation Date, each of the following transactions shall be consummated and effected:

(a)	Restructuring Transactions. Each of the steps and transactions comprising the Restructuring Transactions necessary to be completed on or after the Implementation Date shall be effected in the manner and the sequence as set forth in the Restructuring Transactions Notice.

(b)	Payment of Certain Excluded Claims. The Excluded Claims that pursuant to the CCAA Plan are required to be paid on the Implementation Date shall be paid in full as set forth in the CCAA Plan.

(c)	New ABH Common Stock. The shares of New ABH Common Stock to be distributed to Affected Unsecured Creditors will be delivered in accordance with the CCAA Plan, including the Restructuring Transactions.

(d)	Compromise of Debt. The Affected Claims will be settled, compromised, released or otherwise dealt with in accordance with the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice.

(e)	Rights Offering. Subject to the auction process and bidding procedures referred to in the Backstop Agreement, the Applicants may implement a rights offering (the “Rights Offering”) for the issuance of securities, on terms and in substance reasonably satisfactory to the Applicants, in an amount not to exceed $500 million in accordance with the terms of the Backstop Agreement. Among other things, the Rights Offering will be made available to Affected Unsecured Creditors in the Chapter 11 Cases and the CCAA Proceedings and will be subject to Court and Bankruptcy Court approval.

(f)	Reserve for Disputed Claims. The Applicants Reserve will be established.

(g)	CCAA Charges Cancelled. The CCAA Charges will be cancelled, provided that the BI DIP Lenders Charge shall be cancelled on the condition that the BI DIP Claims are paid in full on the Implementation Date.

(h)	Exit Loan Facilities. The Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Applicants and reasonably acceptable to the Unsecured Noteholders’ Committee, with respect to the Exit Loan Facilities in an aggregate amount up to $2.3 billion, less cash on hand and proceeds from the Rights Offering, and the Applicants will borrow funds under the Exit Loan Facilities in amounts which, together with such other Cash as is then available to the Applicants, will be sufficient to make all Cash distributions to be made under the CCAA Plan and the U.S Plan.

(i)	Expiry of the Stay Period. The Stay Termination Date will occur.

Restructuring Transactions

The Applicants shall take actions as may be necessary or appropriate to effect the Restructuring Transactions as set forth in the Restructuring Transactions Notice, including all of the transactions described in the CCAA Plan and the U.S. Plan. Such actions may include: (i) the execution and delivery of appropriate agreements or other documents of incorporation, merger, amalgamation, consolidation, conversion or reorganization containing terms that are consistent with the terms of the CCAA Plan and the U.S. Plan and that satisfy the requirements of applicable Law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guarantee, or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the CCAA Plan or the U.S. Plan, in each case without the need to obtain any third party consent; (iii) the filing of appropriate certificates of incorporation, merger, amalgamation, consolidation, or reorganization with the appropriate Governmental Entities under applicable Law; (iv) the manner and the sequence in which the Affected Claims are settled, compromised or otherwise dealt with, and (v) all other actions that the Applicants determine are necessary or appropriate to give effect to the Restructuring Transactions, including the making of filings or recordings in connection with the relevant Restructuring Transactions. The form of each Restructuring Transaction shall be determined by the boards of directors or shareholders of each of the Applicants and the U.S. Debtors and their successors party to any Restructuring Transaction, and shall be approved by the Monitor, provided, however, that the Applicants and the U.S. Debtors reserve the right to undertake transactions in lieu of or in addition to such Restructuring Transactions as the Applicants and the U.S. Debtors may deem necessary or appropriate under the circumstances and as approved by the Monitor so long as such other transactions do not affect the distributions under the CCAA Plan or the U.S. Plan. The implementation of any of the Restructuring Transactions shall not affect the distributions under the CCAA Plan or the U.S. Plan.

Listing of Shares of New ABH Common Stock

Reorganized ABH and the Applicants shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and/or the Toronto Stock Exchange.

Distributions under the CCAA Plan

(a)	Distributions for Claims Allowed as at the Initial Distribution Date

Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Affected Claims that are Proven Claims as at the Initial Distribution Record Date shall be made on the Initial Distribution Date. Thereafter, distributions on account of Affected Claims that are determined to be Proven Claims after the Initial Distribution Record Date shall be made on the Interim Distribution Date or the Final Distribution Date and in accordance with Article 5 and Article 7 of the CCAA Plan.

(b)	Assignment of Claims

For purposes of determining entitlement to receive any distribution pursuant to the CCAA Plan, the Applicants, the Disbursing Agent and the Servicers, and each of their respective agents, successors and assigns, shall have no obligation to recognize any transfer or assignment of any Affected Claim unless and until notice of the transfer or assignment from either the transferor, assignor, transferee or assignee, together with evidence showing ownership, in whole or in part, of such Affected Claim and that such transfer or assignment was valid at Law, has been received by the affected Applicants, the Disbursing Agent or the Servicer, as the case may be, at least ten Business Days prior to the Initial Distribution Record Date, any Interim Distribution Record Date or the Final Distribution Date.

(c)	Interest on Affected Unsecured Claims

(i)	The amount of each Affected Unsecured Claim shall, for all purposes other than for voting and distribution purposes, include the interest accrued thereon, if any, as of the Implementation Date calculated in accordance with the contract or other arrangement giving rise to such Affected Unsecured Claim. The Face Amount of each Affected Unsecured Claim shall, for voting and distribution purposes, be valued as of the Date of Filing without regard to any interest accruing thereon thereafter and such interest accrual shall not in any way diminish or otherwise affect the operation and scope of the settlement or compromise of the Affected Claims nor the full and complete releases provided for in the CCAA Plan or the U.S. Plan in respect of capital, interest or otherwise.

(ii)	To the extent that any Proven Claim to which a distribution under the CCAA Plan relates is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable Law, be allocated to the principal amount of the Proven Claim first and then, to the extent that the consideration exceeds the principal amount of the Proven Claim, to the portion of such Proven Claim representing accrued but unpaid interest (including interest in respect of any secured portion of such Proven Claim).

(d)	Distributions by Disbursing Agent

The Disbursing Agent shall make all distributions required under the CCAA Plan subject to the provisions of Article 5 and Article 7 of the CCAA Plan. If the Disbursing Agent is an independent third party, then such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the CCAA Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Applicants on terms acceptable to the Applicants. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

(e)	Disbursing Agent Shall Not Distribute Cash Below Cdn$10

The Disbursing Agent shall not be required to, but may in its sole and absolute discretion, make Cash distributions to Holders of Proven Claims in an amount less than Cdn$10. In addition, the Disbursing Agent shall not be required to, but may in its sole and absolute discretion, make any distribution on account of any Proven Claim in the event that the costs of making such payment exceed the amount of such distribution.

(f)	Disbursing Agent Shall Not Distribute Fractional Shares

Only whole numbers of shares of New ABH Common Stock shall be distributed to Holders of Proven Claims. When any distribution on account of any Proven Claim would otherwise result in the distribution of a number of shares of New ABH Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next higher or lower whole number of shares as follows: (i) fractions equal to or greater than  1/2 shall be rounded to the next higher whole number; and (ii) fractions less than  1/2 shall be rounded to the next lower number. No consideration shall be provided in lieu of fractional shares of New ABH Common Stock that are rounded down.

(g)	Disbursing Agent Shall Not Distribute Fractional Cents

No payment of fractional cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

(h)	Delivery of Distributions

(i)	Proven Claims.

Subject to Section 7.2 of the CCAA Plan, distributions to Holders of Proven Claims shall be made by the Disbursing Agent or the appropriate Servicer (i) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Applicants or the Monitor has been notified in writing of a change of address); (ii) at the addresses set forth in any written notice of address change delivered to the Disbursing Agent after the date of any related Proof of Claim; (iii) in the case of a Holder of an Affected Claim whose Affected Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.

(ii)	Undeliverable Distributions.

If any distribution to a Holder of a Proven Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of then-current address of such Holder, at which time all missed distributions shall be made to such Holder without interest.

Undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. The Applicants shall make reasonable efforts to locate Holders of Proven Claims for which distributions were undeliverable. All claims for undeliverable distributions must be made on or before the date that is 90 days after the Initial Distribution Date, the applicable Interim Distribution Date or the Final Distribution Date as the case may be, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions or claims thereon and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred.

(i)	Withholding Taxes

In connection with the CCAA Plan, all distributions made hereunder by the Disbursing Agent shall be made net of all applicable Taxes. Notwithstanding any other provision of the CCAA Plan, each Affected Unsecured Creditor with a Proven Claim that is to receive a distribution pursuant to the CCAA Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed by any Governmental Entity (including income, withholding and other Tax obligations on account of such distribution), and no distribution shall be made to or on behalf of such Affected Unsecured Creditor pursuant to the CCAA Plan unless and until such Affected Unsecured Creditor has made arrangements satisfactory to the Disbursing Agent and the Applicants for the payment and satisfaction of such Tax obligations. The Disbursing Agent shall be authorized to take any and all actions as may be necessary or appropriate to comply with such withholding and reporting requirements. All amounts withheld on account of Taxes shall be treated for all purposes as having been paid to the Affected Unsecured Creditor in respect of which such withholding was made, provided such withheld amounts are remitted to the appropriate Governmental Entity.

(j)	Multiple Affected Claims

Subject to Section 4.4 of the CCAA, for voting and distribution purposes, in respect of all Affected Creditors and their rights in respect of Affected Claims: (i) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Claim will be recognized; (ii) each Affected Claim and all guarantees by an Applicant of such Affected Claim will be treated as multiple Affected Claims against the Applicants; and (iii) any joint obligation of any Applicant with another Applicant will be treated as two separate Affected Claims against the Applicants, provided that the aggregate recovery on account of any Proven Claim or Allowed Claim (as defined under the U.S. Plan) from all sources, including distributions under the CCAA Plan, the U.S. Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, surety indemnity, joint and several obligations or otherwise, shall not exceed 100% of the underlying indebtedness, liability or obligation giving rise to such Claim.

(k)	No Double Recovery on Allowed Cross-border Claims

To the extent that any Claim is both a Proven Claim against a Cross-border Debtor under the CCAA Plan and an Allowed Claim (as defined in the U.S. Plan) against the same Cross-border Debtor under the U.S. Plan (each an “Allowed Cross-border Claim”), (i) there shall only be a single recovery on account of such Allowed Cross-border Claim under the CCAA Plan and the U.S. Plan, and (ii) the aggregate distribution which such Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan.

(l)	Guarantees and Similar Covenants

No Person who has a Claim under any guarantee, surety, indemnity solidary or joint and several obligations or otherwise in respect of any Claim which is settled, compromised, released or otherwise dealt with under the CCAA Plan or who has any right in respect of, or to be subrogated to, the rights of any Person in respect of a Claim which is compromised under the CCAA Plan shall be entitled to any greater rights than the Affected Unsecured Creditor whose Claim is settled, compromised, released, or otherwise dealt with under the CCAA Plan.

(m)	Payment of Servicer Fees

The Applicants shall reimburse any Indenture Trustees for reasonable and necessary services performed by it (including reasonable attorneys’ fees and document out-of-pocket expenses) in connection with the making of distributions under this CCAA Plan to Holders of Proven Claims, without the need for approval by the Court. To the extent that there are any disputes that the Applicants are unable to resolve with the Indenture Trustees, Applicants shall report to the Court as to whether there are any unresolved disputes regarding the reasonableness of the Indenture Trustees’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Court for resolution.

(n)	Special Provisions Regarding Allowed Insured Claims

In the event an Insured Claim Creditor does not agree to relinquish and waive any right to any Claim, other than the Allowed Insured Claim, arising from an incident or occurrence alleged to have occurred prior to the Implementation Date and having given rise to such Allowed Insured Claim, the whole in accordance with “The CCAA Plan – Compromise and Arrangement – Treatment of Affected Unsecured Creditors”, distributions under the CCAA Plan to such Insured Claim Creditor will be in accordance with the treatment provided under the CCAA Plan for the Affected Unsecured Creditor Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to such Insured Claim Creditor thereof under any Insurance Contracts and applicable Law; provided, however, that (i) no distributions shall be made on account of any Allowed Insured Claim that is payable pursuant to an Insurance Contract until the Insured Claim Creditor has exhausted all remedies with respect to such Insurance Contract; and (ii) distributions to Insured Claim Creditor by any Insurer shall be in accordance with the provisions of the applicable Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy an Allowed Insured Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Allowed Insured Claim will be expunged to the extent of any agreed upon amount.

Required Approvals

The conditions to implementation of the CCAA Plan include a number of approvals, orders and consents that must be obtained. Some of the material approvals are described below. If any of these approvals is not obtained, subject to the right of the Applicants to waive any condition, the CCAA Plan will not be implemented.

(a)	Affected Unsecured Creditor Approval

The Applicants will seek approval of the CCAA Plan by the affirmative vote of the Required Majorities of the Affected Unsecured Creditors with Voting Claims in each Affected Unsecured Creditor Class, the whole subject to the No Vote Occurrence described in “The CCAA Plan – Description of the CCAA Plan – No Vote Occurrence”. Any resolution, including the Resolution, to be voted on by each Affected Unsecured Creditor Class at the Creditors’ Meeting to approve, amend, vary or supplement the CCAA Plan will be decided by the Required Majorities on a vote by ballot and any other matter submitted for a vote at the Creditors’ Meeting shall be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his sole and absolute discretion, to hold such vote by way of ballot, provided, however, that each vote of a 15.5% Senior Unsecured Notes Creditor by way of ballot or show of hands in respect of the ACCC Affected Unsecured Creditor Class shall be deemed to be a vote in respect of such 15.5% Senior Unsecured Notes Creditor’s 15.5% Senior Unsecured Notes Claims comprised in each of the ACI Affected Unsecured Creditor Class, Saguenay Forest Products Affected Unsecured Creditor Class, ACNSI Affected Unsecured Creditor Class and 15.5% Guarantor Applicant Affected Unsecured Creditor Classes. The result of any vote will be binding on all Affected Unsecured Creditors in the relevant Affected Unsecured Creditor Class, whether or not any such Affected Unsecured Creditor is present and voting (in person or by proxy) at the Creditors’ Meeting.

(b)	No Shareholder Approval or Dissent Rights

Shareholder approval is not required for a reorganization under Section 191 of the CBCA. Section 191 also provides that a shareholder is not entitled to dissent rights in respect of reorganization thereunder.

(c)	Court Approval

The CCAA Plan has been filed with the Court pursuant to the CCAA. The CCAA requires that the CCAA Plan be sanctioned by the Court following approval by the Affected Unsecured Creditors. The Sanction Hearing in respect of the Sanction Order, at which the Court’s sanction of the CCAA Plan under the CCAA and Section 191 of the CBCA will be sought, is scheduled to take place at 10:00 a.m. on —, 2010 subject to the approval of the Affected Unsecured Creditors being obtained. Interested persons should consult their legal advisors with respect to the legal rights available to them in relation to the CCAA Plan and the Sanction Hearing. In the event that the Sanction Hearing is adjourned, postponed or otherwise rescheduled, only those Persons listed on the Applicants’ service list published on the Monitor’s website at www.ey.com/ca/abitibibowater are required to be served with notice of the adjourned, postponed or rescheduled date.

The authority and discretion of the Court is very broad under the CCAA. Counsel for the Applicants has advised that they will ask the Court to consider, among other things, the fairness of the terms and conditions of the CCAA Plan. The Court may approve the CCAA Plan as proposed or as amended and subject to such terms and conditions, if any, as the Court thinks fit. If the Sanction Order is granted, any interested person may appeal the provisions of the Sanction Order, with leave of the Court or the Québec Court of Appeal, within 21 days of the date on which the Sanction Order is granted.

Conditions Precedent to Implementation of CCAA Plan

The implementation of the CCAA Plan by the Applicants is subject to the following conditions precedent which, except for the condition set out in (i) below and as otherwise would be in violation of applicable Laws, may be waived in writing as provided in Section 8.6 “Waiver of Conditions” of the CCAA Plan:

(a)	the approval of the CCAA Plan by the Required Majorities shall have been obtained;

(b)	the Sanction Order sanctioning the CCAA Plan, in form and substance satisfactory to the Applicants and the Monitor, shall have been made and entered and the operation and effect of the Sanction Order shall not have been stayed, reversed or amended, and shall among other things: [NTD: Contents of Sanction Order to be confirmed.]

(i)	declare that: (i) the CCAA Plan has been approved by the Required Majorities of Affected Unsecured Creditors in conformity with the CCAA; (ii) the Applicants have complied with the provisions of the CCAA and the Orders made in the CCAA Proceedings in all respects; (iii) the Court is satisfied that each Applicant has neither done nor purported to do anything that is not authorized by the CCAA; and (iv) the CCAA Plan and the transactions contemplated thereby are fair and reasonable, and in the best interests of the Applicants, the Affected Unsecured Creditors and the other stakeholders of the Applicants (having considered, among other things, the composition of the vote, what creditors would receive in liquidation or sale as compared to the CCAA Plan, alternatives to the CCAA Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest);

(ii)	order that the CCAA Plan (including the settlements, compromises, arrangements, reorganizations, corporate transactions and releases set out therein and the transactions, including the Restructuring Transactions and reorganization contemplated thereby) is sanctioned and approved pursuant to Section 6 of the CCAA and, as at the Implementation Date, will be effective and will enure to the benefit of and be binding upon the Applicants, the Affected Unsecured Creditors and all other Persons stipulated in the CCAA Plan or in the Sanction Order, if any;

(iii)	declare that the Restructuring Transactions shall be effected, subject to Section 6.2 of the CCAA Plan, in the manner and the sequence as set forth in the Restructuring Transactions Notice;

(iv)	declare that all Proven Claims determined in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol and the Creditors’ Meeting Order are final and binding on the Applicants and all Affected Unsecured Creditors;

(v)	declare that, subject to the performance by the Applicants of its obligations under the CCAA Plan and in accordance with Section 8.1 of the CCAA Plan, all contracts, leases, agreements and other arrangements to which the Applicants are a party and that have not been terminated or repudiated pursuant to the Initial Order will be and remain in full force and effect, unamended, as at the Implementation Date, and no Person who is a party to any such contract, lease, agreement or other arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect, by reason of:

•

any event that occurred on or prior to the Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults, events of default, or termination events arising as a result of the insolvency of the Applicants);

•	the insolvency of the Applicants or any affiliate thereof or the fact that the Applicants or any affiliate thereof sought or obtained relief under the CCAA, the CBCA or the Bankruptcy Code;

•	any of the terms of the CCAA Plan, the U.S. Plan or any action contemplated therein, including the Restructuring Transactions Notice;

•	any settlements, compromises or arrangements effected pursuant to the CCAA Plan or the U.S. Plan or any action taken or transaction effected pursuant to the CCAA Plan or the U.S. Plan; or

•

any change in the control of the Applicants or any affiliate thereof arising from the implementation of the CCAA Plan (including the Restructuring Notice) or the U.S. Plan and declare that any consent required under any such contracts, leases, agreements or other arrangements in respect of any such change of control be deemed satisfied;

(vi)	declare that the Stay of Proceedings under the Initial Order continues until the Implementation Date;

(vii)	approve all conduct of the Chief Restructuring Officer and the Monitor in relation to the Applicants and the U.S. Debtors and bar all Claims against them arising from or relating to the services provided to the Applicants and the U.S. Debtors prior to the date of the Sanction Order, save and except any liability or obligation arising from a breach of its duties to act honestly, in good faith and with due diligence;

(viii)	confirm the releases contemplated by Subsections 6.4(a), 6.4(b) and 6.4(c) of the CCAA Plan;

(ix)	enjoin the commencement or prosecution, whether directly, derivatively or otherwise, or any demands, claims, actions, causes of action, counterclaims, suits, or any indebtedness, liability, obligation or cause of action released and discharged pursuant to the CCAA Plan;

(x)	order that the BI DIP Lenders Charge will be released and discharged as of the Implementation Date upon receipt of acknowledgements from each of the BI DIP Lenders and the BI DIP Agent of payment in full of all BI DIP Claims; and

(xi)	order that all CCAA Charges, other than the BI DIP Lenders Charge, will be released and discharged as of the Implementation Date or earlier upon receipt of acknowledgements of payment in respect of the Claims secured thereby or adequate alternate arrangements satisfactory to the parties in whose favour such charges operate;

(c)	any other Order deemed necessary or desirable by ABH from the Bankruptcy Court, including an Order approving the CCAA Plan in the Chapter 15 Proceedings, or any other jurisdiction shall have been obtained;

(d)	all applicable appeal periods in respect of the Sanction Order and any other Order made by the Bankruptcy Court pursuant to Subsection 8.5(c) shall have expired and any appeals therefrom shall have been finally disposed of by the applicable appellate tribunal;

(e)	the Exit Loan Facilities and all related agreements and other documents shall have become effective subject only to the implementation of the CCAA Plan;

(f)	the Backstop Agreement shall not have been terminated;

(g)	the following agreements, or any subsequent amendments, shall have been executed and ratified by all Unions, in a form and substance satisfactory to the Applicants:

(i)	Memorandum of Agreement between ABH and the Communications, Energy and Paperworkers Union of Canada dated March 7, 2010; and

(ii)	Memorandum of Agreement between ABH and the Syndicats affiliés à la FTPF/CSN des usines de Clermont, Alma, Kénogami et Laurentide dated March 13, 2010;

(h)	the following regulations shall have been adopted into in a form and substance satisfactory to the Applicants:

(i)	a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and

(ii)	a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans;

(i)	all relevant Persons shall have executed, delivered and filed all documents and other instruments that, in the opinion of the Applicants, acting reasonably, are necessary to implement the provisions of the CCAA Plan and/or the Sanction Order;

(j)	subject to Subsections 8.5(l) and 8.5(m) of the CCAA Plan, all applicable approvals, certificates, rulings, permits, consents, notices and orders of, and all applicable submissions and filings with any or all Governmental Entities and stock exchanges having jurisdiction for the completion of the transactions contemplated by the CCAA Plan (including the transactions contemplated in Section 8.5 of the CCAA Plan as conditions to the implementation of the CCAA Plan) shall have been obtained or made, as the case may be, by the Applicants, in each case to the extent deemed necessary or advisable by the Applicants in form and substance satisfactory to the Applicants;

(k)	the shares of New ABH Common Stock shall be generally freely tradable in Canada under applicable Canadian securities Laws, except for restrictions on resale or transfer imposed by the Canadian securities authorities or the TSX on “control distributions” (as such term is defined in National Instrument 45-102 - Resale of Securities) and provided that in respect of the first trade of such securities, such trade is effected with no unusual effort being made to prepare the market or to create a demand for the securities that are subject to the trade, no extraordinary commission or consideration paid to a person or company in respect of the trade and if the selling securityholder is an insider or officer of Reorganized ABH or any Reorganized Debtors, the selling securityholder has no reasonable grounds to believe that any of Reorganized ABH or the Reorganized Debtors is in default of Canadian securities Laws;

(l)	all applicable approvals or consents from Governmental Entities in relation to the issuance or the assignment of Timber Supply and Forest Management Agreements or tenure agreements, as the case may be, shall have been obtained by the Applicants or waived by such Governmental Entity on terms satisfactory to the Applicants; and

(m)	all conditions precedent to the implementation of the U.S. Plan but for the implementation of the CCAA Plan shall have been satisfied or waived.

CCAA Plan Releases

Releases by the Applicants

As at the Final Restructuring Transactions Time and subject to the provisions of Subsection 5.1(2) of the CCAA, each Applicant will be deemed to forever release, waive and discharge any and all demands, claims, actions, causes of action, counterclaims, suits, rights, obligations, debts, sums of money, accounts, covenants, damages, judgments, expenses, liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature (including interest thereon and costs, fees or other amounts in respect thereof) (collectively, the “Obligations”) (other than the rights of the Applicants to enforce the CCAA Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder or pursuant hereto (including the Restructuring Transactions and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Rights Offering or pursuant thereto) whether reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to any Claims, the CCAA Plan, the U.S. Plan, the Rights Offering, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases that could be asserted by or on behalf of the Applicants against: (i) present or former directors, officers and employees of the Applicants, including the Chief Restructuring Officer and any director, officer or employee of any Applicant sitting on a committee constituted in connection with the CCAA Proceedings at the request of such Applicant, in each case in their respective capacities as of the Implementation Date; (ii) the agents, legal counsel, financial advisors and other professionals of the Applicants, in each case in their respective capacities as of the Implementation Date; (iii) the Monitor, its legal counsel and its current officers, directors; (iv) the BI DIP Lenders and the BI DIP Agent, each in their capacities as such, and each of their respective counsel; (v) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility; (vi) the Ad Hoc Unsecured Noteholders Committee; (vii) the Unsecured Creditors’ Committee, (viii) the Indenture Trustees, and, where applicable, with respect to each of the above named parties, such party’s present and former advisors, principals, employees, officers, directors, representatives, financial advisors, legal counsel, accountants, investment bankers, consultants, agents and other representatives or professionals.

Releases by Others

As at the Final Restructuring Transactions Time, (i) the Applicants, (ii) the subsidiaries of Reorganized ABH, (iii) the Monitor, (iv) the Chief Restructuring Officer, (v) the BI DIP Lenders and the BI DIP Agent, each in their capacity as such, (vi) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (vii) the Ad Hoc Unsecured Noteholders Committee, (viii) the Unsecured Creditors’ Committee, (ix) the Indenture Trustees, and (x) in each case, their respective present and former advisors, principals, employees, officers, directors, representatives, financial advisors, legal counsel, accountants, investment bankers, consultants, agents and other representatives or professionals (collectively, the “Released Parties”) will be released and discharged from any and all Obligations, whether reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise, that any Person (including the Holders, the Applicants and the U.S. Debtors, as applicable, and any Person who may claim contribution or indemnification against or from them) may be entitled to assert (including any and all Claims in respect of potential statutory liabilities of the Released Parties for which the Initial Order authorized the granting of a CCAA Charge or Claims for which Released Parties who are directors are by law liable in their capacity as directors for the payment of such Claims, but other than the rights of Persons to enforce the CCAA Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto (including the Restructuring Transactions and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Rights Offering or pursuant thereto) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to, any Claims, the CCAA Charges, the CCAA Plan, the U.S. Plan, the Rights Offering, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases, provided that nothing herein will release or discharge such Released Party if the Released Party is judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct or to have been grossly negligent or, in the case of directors or officers, in respect of any claim referred to in Subsection 5.1(2) of the CCAA.

[Releases by Unionized Employees]

[As at the Final Restructuring Transactions Time, each and every one of the current and former Unionized Employees will be deemed to forever release, waive and discharge any and all Obligations (including any remedies to challenge transfers which may fall within the scope of any bulk sales, fraudulent conveyance or similar statute) against the Released Parties, whether reduced to judgement, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the Unions bargaining, negotiation, settling, granting of concessions or compromising grievances or Claims of any nature whatever with the Applicants in connection with, directly or indirectly, the CCAA Plan, the U.S. Plan, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases that could be asserted by or on behalf of the Unionized Employees, the Unions or any Persons acting on behalf of such Unionized Employees or Unions against the Released Parties.]

[Releases by the Bridgewater Entities]

[As at the Final Restructuring Transactions Time, each and every one of the Bridgewater Entities will be deemed to forever release, waive and discharge any and all Obligations (including any remedies to challenge transfers which may fall within the scope of any bulk sales, fraudulent conveyance or similar statute) against the Released Parties, whether reduced to judgement, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise, that the Bridgewater Entities may be entitled to assert (including any and all Claims in respect of potential statutory liabilities of the Released Parties for which the Initial Order authorized the granting of a CCAA Charge or Claims for which Released Parties who are directors are by law liable in their capacity as directors for the payment of such Claims, but other than the rights of the Bridgewater Entities to enforce the CCAA Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to, any Claims, the CCAA Charges, the CCAA Plan, the U.S. Plan, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases, provided that nothing herein will release or discharge such Released Party if the Released Party is judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct or to have been grossly negligent or, in the case of directors or officers, in respect of any claim referred to in Subsection 5.1(2) of the CCAA.]

[Releases by the 15.5% Senior Unsecured Notes Indenture Trustee]

[As at the Final Restructuring Transactions Time, [the 15.5% Senior Unsecured Notes Indenture Trustee on behalf of each of the 15.5% Senior Unsecured Notes Creditors] will be deemed to forever release, waive and discharge any and all Obligations (including any remedies to challenge transfers which may fall within the scope of any bulk sales, fraudulent conveyance or similar statute) against the Bridgewater Entities, whether reduced to judgement, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise, that the 15.5% Senior Unsecured Notes Creditors may be entitled to assert (other than the rights of the 15.5% Senior Unsecured Notes Indenture Trustee and the 15.5% Senior Unsecured Notes Creditors to enforce the CCAA Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Bridgewater Entities, the subject matter of, or the transactions or events giving rise to, any Claims of any nature whatsoever with the 15.5% Senior Unsecured Notes Creditors that could be asserted by on behalf of the 15.5% Senior Unsecured Notes Creditors against the Bridgewater Entities, provided that nothing herein will release or discharge such Bridgewater Entities if the Bridgewater Entities are judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct or to have been grossly negligent.]

Injunction Related to Releases

The Sanction Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the CCAA Plan.

Waiver of Defaults

From and after the Final Restructuring Transactions Time, except in cases where the CCAA Plan requires that the Holders of the applicable Claims (including Proven Secured Claims) be paid in full on the Implementation Date on conditions that such Claims are repaid in full on the Implementation Date, all Persons shall be deemed to have waived any and all defaults of the Applicants (except for defaults under the securities, contracts, instruments, releases and other documents delivered under the CCAA Plan or entered into in connection herewith or pursuant hereto) then existing or previously committed by the Applicants or caused by the Applicants, directly or indirectly, or non-compliance with any covenant, positive or negative pledge, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and the Applicants arising from the filing by the Applicants under the CCAA or the transactions contemplated by the CCAA Plan, and any and all notices of default and demands for payment under any instrument, including any guarantee arising from such default, shall be deemed to have been rescinded.

Cancellation, Assignment, Transfer or Other Alienation of Canadian Unsecured Notes, Canadian Secured Notes, ACCC Term Loan Documents, BCFPI Secured Bank Documents and Agreements

As at the Final Restructuring Transactions Time, except as otherwise specifically provided for in the CCAA Plan or the U.S. Plan, or as contemplated to be effected as part of the Restructuring Transactions and, in cases where the CCAA Plan requires that the Holders of the applicable Claims (including Proven Secured Claims)

be paid in full on the Implementation Date on the condition that such Claims are paid in full on the Implementation Date: (a) the Canadian Unsecured Notes, the Canadian Secured Notes, the ACCC Term Loan Documents, the BCFPI Secured Bank Documents and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Applicants, shall be cancelled, assigned, transferred or otherwise alienated, as the case may be, in accordance with the Restructuring Transactions, (b) the obligations of, and Affected Claims and Secured Claims against, the Applicants under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Canadian Unsecured Notes, the Canadian Secured Notes, the ACCC Term Loan Documents, the BCFPI Secured Bank Documents and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Applicants, as the case may be, shall be released and discharged as between a Holder of an Affected Claim and Secured Claims and the Applicants, (c) any agreement (including the Canadian Unsecured Notes Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for purposes of (i) allowing such Servicer to make the distributions on account of such Affected Claims under the CCAA Plan and (ii) permitting such Servicer to maintain any rights or Liens it may have for fees, costs, expenses, indemnities or other amounts under such indenture or other agreement, (d) the immediately preceding provision shall not affect the discharge of Claims against the Applicants under the CCAA Plan or the U.S. Plan, or result in any expense or liability to the Applicants, (e) the Applicants shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer, other than the Monitor) for any fees, costs, or expenses incurred on and after the Final Restructuring Transactions Time except as expressly provided in Section 7.13 of the CCAA Plan, and (f) nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Court.

Cancellation of Liens

Except as otherwise provided in the CCAA Plan and except in cases where the CCAA Plan requires that Holders of the applicable Proven Secured Claims be paid in full on the Implementation Date, on condition that such Proven Secured Claims are paid in full on the Implementation Date, as at the Final Restructuring Transactions Time, in consideration for the distributions to be made on the Implementation Date pursuant to the CCAA Plan, all Liens, and rights related to any Claim, including those existing under the Canadian Secured Notes, the ACCC Term Loan Documents and the BCFPI Secured Bank Documents, the Securitization Facility, the BI DIP Facility Documents and the ULC DIP Facility shall be terminated, null and void and of no effect.

Treatment of Executory Contracts and Unexpired Leases

Except as otherwise provided in the CCAA Plan, as of the Final Restructuring Transactions Time, each Applicant shall be deemed to have ratified each executory contract and unexpired lease to which it is a party (other than in respect of Claims arising from such contract or lease which will be Affected Claims and, therefore, settled, compromised, released or otherwise dealt with pursuant to the CCAA Plan), unless such contract or lease: (i) was previously repudiated or terminated by the Applicants; (ii) previously expired or terminated pursuant to its own terms; or (iii) was amended as evidenced by a written agreement with the Applicants, and in such case the amended contract or lease shall be deemed ratified.

Confirmation of CCAA Plan

Provided that the CCAA Plan is approved by the Required Majorities:

(a)	the Applicants shall seek the Sanction Order for the approval of the CCAA Plan; and

(b)	subject to the Sanction Order being made in form and substance acceptable to the Applicants and the satisfaction of the conditions to the implementation of the CCAA Plan set forth in Section 8.5 of the CCAA Plan, the CCAA Plan shall be implemented by the Applicants and shall be binding upon each of the Applicants and all Persons referred to in Section 2.1 of the CCAA Plan.

Paramountcy

From and after the Implementation Date, any conflict between the CCAA Plan and/or the covenants, warranties, representations, terms, conditions, provisions or obligations, express or implied, of any contract, mortgage, security agreement, and/or indenture, trust indenture, loan agreement, commitment letter, agreement for sale, the by-laws of the Applicants, lease or other agreement or undertaking, written or oral and any and all amendments or supplements thereto existing between one or more of the Affected Unsecured Creditors and the Applicants as at the Implementation Date will be deemed to be governed by the terms, conditions and provisions of the CCAA Plan and the Sanction Order, which shall take precedence and priority. All Affected Unsecured Creditors shall be deemed irrevocably for all purposes to consent to all transactions contemplated in and by the CCAA Plan.

Modifications to the CCAA Plan

The Applicants, in consultation with the Monitor, reserve the right to file any modification of, or amendment or supplement to, the CCAA Plan by way of a supplementary plan or plans of reorganization, compromise or arrangement (or any one or more thereof) prior to the Creditors’ Meeting Date or at or before the Creditors’ Meeting, in which case any such supplementary plan or plans of reorganization, compromise or arrangement (or any one or more thereof), shall, for all purposes, be and be deemed to form part of and be incorporated into the CCAA Plan. The Applicants shall file any supplementary plans with the Court as soon as practicable. The Applicants shall give notice to Affected Unsecured Creditors of the details of any such modification, amendment or supplement at the Creditors’ Meeting prior to the vote being taken to approve the CCAA Plan. The Applicants may give notice of a proposed modification, amendment or supplement to the CCAA Plan at or before the Creditors’ Meeting by notice which shall be sufficient if given to those Creditors present at such meeting in person or by proxy. After the Creditors’ Meeting (and both prior to and subsequent to the obtaining of the Sanction Order), the Applicants, in consultation with the Monitor, may at any time and from time to time vary, amend, modify or supplement the CCAA Plan without the need for obtaining an Order or providing notice to the Affected Unsecured Creditors if the Monitor determines that such variation, amendment, modification or supplement is of an administrative nature and is not materially prejudicial to the interests of the Affected Unsecured Creditors under the CCAA Plan or the Sanction Order and is necessary in order to give effect to the substance of the CCAA Plan or the Sanction Order.

Failure to Implement the CCAA Plan

The Applicants are insolvent and unable to meet their debt and other obligations as they become due. If the CCAA Plan is not approved by the Required Majorities, subject to the terms of the current Stay of Proceedings under the CCAA, creditors of the Applicants would have the right to take steps to exercise their respective rights and remedies against the assets and property of the Applicants.

G. ARRANGEMENT WITH UNIONS

A significant number of ABH’s Collective Bargaining Agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009, as have those for the Calhoun, Tennessee and the Catawba, South Carolina facilities. ABH recently reached an agreement in principle with representatives of both the CEP and the CSN, subject to the resolution of multi-party pension deficit discussions that are continuing between the CCAA filers and various governments and unions in Canada, as further described below. The members of the CEP and the CSN have ratified that agreement (except for one local that has yet to hold its vote). On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The individual mill Collective Bargaining Agreements adopted in connection therewith will extend through April 27, 2014 in the case of Calhoun and Catawba and April 27, 2015 in the case of Coosa Pines and Augusta.

H. PENSION PLAN ARRANGEMENTS

It is a condition precedent to the Implementation of the CCAA Plan that the following regulations be adopted in a form and substance satisfactory to the Applicants: (i) a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and (ii) a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans.

I. SUMMARY OF U.S. PLAN

For a summary of the U.S. Plan, please refer to the Disclosure Statement which was sent to [Creditors] of the U.S. Debtors and is available on the Monitor’s website at www.ey.com/ca/abitibibowater.

VI. EXIT LOAN FACILITIES

It is a condition precedent to the CCAA Plan becoming effective that the Exit Loan Facilities be established, being the ABL Exit Financing Facility and the Term Loan Exit Financing Facility.

The Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Applicants and reasonably acceptable to the Unsecured Noteholders’ Committee, with respect to the Exit Loan Facilities in an aggregate amount up to $2.3 billion, less cash on hand and proceeds from the Rights Offering, and the Applicants will borrow funds under the Exit Loan Facilities in amounts which, together with such other Cash as is then available to the Applicants, will be sufficient to make all Cash distributions to be made under the CCAA Plan and the U.S Plan.

[NTD: To be prepared once terms of the Exit Loan Facilities have been agreed to.]

ABL Exit Financing Facility

—.

Term Loan Exit Financing Facility

—.

VII. RIGHTS OFFERING

The Plans provide that the Company may conduct a Rights Offering in an amount of not more than US$500 million, the proceeds of which will be used to fund distributions under the Plans and ongoing business operations after emergence. As presently contemplated, pursuant to the Rights Offering, Eligible Holders will receive a Subscription Right, in proportion to the estimated amount of all New ABH Common Stock to be issued under the U.S. Plan and the CCAA Plan on account of unsecured claims, entitling such creditor to purchase its Pro Rata share of up to US$500 million of convertible unsecured subordinated notes (the “Rights Offering Notes”) issued by Reorganized ABH, at a purchase price of $1 per Note. The number of Rights Offering Notes for which an Eligible Holder can subscribe depends on that Eligible Holder’s proportionate ownership of unsecured Claims.

The key terms of the Rights Offering, including the terms of the Rights Offering Notes and the procedures through which an Eligible Holder (a “Rights Offering Participant”) participates in the Rights Offering, are set forth in the Backstop Agreement that the Company has entered into with a group of their unsecured noteholders (the “Backstop Investors”), as summarized below.

Withdrawal or Reduction of Rights Offering

The Company may choose, in its sole discretion, to reduce the total amount of the Rights Offering, or cancel it entirely, at any time until the Implementation Date.

The number of Rights Offering Notes for which any Rights Offering Participant may subscribe in the Rights Offering is subject to adjustment under certain circumstances, depending on, among other things, the Company’s claims resolution process and requirements that must be satisfied for the Rights Offering to be exempt from the U.S. Securities Act pursuant to Section 1145 of the Bankruptcy Code.

Subscription Period

The Subscription Period shall begin when the Solicitation Agent distributes subscription forms (“Subscription Forms”) by mail to each Rights Offering Participant, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form and the payment of the purchase price. The Subscription Period shall expire at 4:00 p.m. (New York City time) on the —, 2010, or such later date as the Company may specify (the “Subscription Deadline”).

Subscription Procedures

To exercise Subscription Rights, each Rights Offering Participant must (i) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or prior to the Subscription Deadline; and (ii) pay in cash, by wire transfer in immediately available funds in valid US currency, an amount equal to the full purchase price for the number of Rights Offering Notes elected to be purchased by such Rights Offering Participant, or, in the case of securities held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with sufficient time for the bank or brokerage firm to effect the subscription through DTC on or prior to 5:00 p.m. (prevailing Eastern time) on the Subscription Deadline.

If either (i) the duly completed Subscription Form, or (ii) the wire transfer for the full amount of the purchase price for the Subscription Rights that a Rights Offering Participant chooses to exercise is not received by the Solicitation Agent on or prior to the Subscription Deadline, then the Rights Offering Participant is deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

The Company shall hold the payments they receive for the exercise of Right in a separate escrow account pending the issuance of the Rights Offering Notes on the Implementation Date. In the event that payments must, for any reason, be returned to the Rights Offering Participant, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Participant, without reduction, offset or counter-claim.

No Transfer; Detachment Restrictions; No Revocation

The Subscription Rights are not transferable or detachable from the underlying Claim on account of which the Rights Offering Participant is receiving the Right. Any such transfer, assignment, sale, or conveyance, hypothecation, license, lease, partition, pledge or grant of a security interest in the Subscription Rights or detachment, or attempted transfer or detachment, will be null and void and the Company will not treat any purported transferee of the Subscription Rights separate from the associated Claims as the holder of any Subscription Rights. Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Company or other Person specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Company.

Undersubscription; Backstop Agreement

To guarantee that the Subscription Rights Offering raises the funds the Company requires, the Company has entered into the Backstop Agreement, pursuant to which the Backstop Investors have agreed to purchase, on the Implementation Date, any Rights Offering Notes that remain unsubscribed for by the Rights Offering Participants. In exchange for this commitment, the Company has agreed to pay the Backstop Investors an amount equal to the greater of US$15 million and 6% of the total amount of the Rights Offering on the Implementation Date of the Plans (the “Backstop Commitment Payment”). The Backstop Investors may elect to receive the full amount of the Backstop Commitment Payment in New ABH Common Stock. The Company also has agreed to reimburse certain expenses of the Backstop Investors incurred in connection with the transaction.

Under the terms of the Backstop Agreement, the consent of the Backstop Investors is required with respect to certain events, including, without limitation, certain changes to the Plans. The obligations of the Backstop Investors are subject to the satisfaction or waiver of specified closing conditions, including, without limitation, entry of the [Sanction Order] in form and substance reasonably satisfactory to the Backstop Investors, the satisfaction or waiver of the conditions to effectiveness of the Plans and the consummation of the Exit Financing Facilities.

The Backstop Agreement is terminable if the Rights Offering is not consummated by an outside date of October 15, 2010 (or such later date as set forth in the Backstop Agreement) and upon certain other events. If the Backstop Agreement terminates, then, upon certain termination events, the Backstop Investors will be entitled to receive a termination payment, the amount of which depends on the timing of the termination, but which is, in any event, no more than the commitment payment.

Distribution of Rights Offering Notes

On, or as soon as reasonably practicable after, the Implementation Date, Reorganized ABH or other applicable Disbursing Agent shall distribute the Rights Offering Notes purchased by each Rights Offering Participant.

VIII. REORGANIZED ABH

Reorganized ABH

As part of the implementation of the CCAA Plan, Reorganized ABH will be organized under the laws of Canada or the United States and will emerge as the parent holding company under which the reorganized Applicants will be held directly or indirectly. Reorganized ABH will also be the parent holding company under which the reorganized U.S. Debtors will be held directly or indirectly.

Corporate Governance

As of the Implementation Date, the directors and officers of each Applicant that is not a Reorganized Debtor will cease to hold offices.

A search committee (the “Search Committee”), consisting of three members of the Unsecured Creditors’ Committee, three members of the Ad Hoc Unsecured Noteholders Committee, and one representative of the Company shall be formed to select the Board of Reorganized ABH. Among other things, the Search Committee shall be responsible for selecting the Board, determining the number of directors (including the number of independent directors, if any) comprising the Board, and defining the terms and other qualifications for such directors.

Management and Director Compensation and Incentive Plans and Programs

On or as soon as practicable after the Implementation Date, the Reorganized Debtors will adopt and implement a management stock incentive program, and such other management and director compensation and incentive programs as reasonably determined by the Applicants and Reorganized Debtors, as set forth in Plan Supplement [6] under the U.S. Plan; provided, however, that the Applicants and Reorganized Debtors shall reserve 8.5% on a fully diluted basis of the shares of New ABH Common Stock for issuance pursuant to such management and director compensation and incentive programs. As of the Implementation Date, all existing director and management compensation plans and programs set forth in Plan Supplement [6A] under the U.S. Plan shall remain in effect and the plans and programs set forth in Plan Supplement [6B] under the U.S. Plan shall be terminated.

Employee Compensation and Benefit Programs

As of the Implementation Date, all of the Applicants’ existing retirement income plans, welfare benefit plans, severance policies and other employee-related plans and programs set forth in Plan Supplement [7A] under the U.S. Plan, shall remain in effect, as amended, and the plans and programs set forth in Plan Supplement [7B] under the U.S. Plan shall be terminated. After the Implementation Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement retirement income plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable Law.

Litigation Committee

A litigation committee comprised of —, — and — will be established (the “Litigation Committee”). The members of the Litigation Committee shall supervise and provide direction/instructions to the management in connection with all matters involving the NAFTA Proceedings on behalf of the Company in accordance with the principles set out in the NAFTA Proceedings Agreements.

IX. RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS CIRCULAR, AFFECTED UNSECURED CREDITORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE CCAA PLAN AND PRIOR TO DETERMINING WHETHER TO SUBSCRIBE FOR NEW RIGHTS OFFERING NOTES AS PART OF THE RIGHTS OFFERING. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE COMPANY, REORGANIZED ABH, ABH, THE APPLICANTS, THE CCAA PLAN OR ITS IMPLEMENTATION OR THE RIGHTS OFFERING IN CONNECTION THEREWITH.

Risks Relating to the CCAA Plan and its Implementation

Consummation of the CCAA Plan is subject to creditor acceptance and court approval.

The Applicants have operated their business and managed their assets under the supervision of the Court since the beginning of the CCAA Proceedings. Before it can be consummated, the CCAA Plan must have been approved by the Required Majorities and sanctioned, after notice and a hearing on any objection, by the Court in form and substance satisfactory to the Applicants. The consummation of the CCAA Plan is also subject to the Bankruptcy Court’s confirmation of the U.S. Plan, which that court will grant, after notice and a hearing, only if all the statutory requirements for confirmation have been met, including the acceptance by the required vote of affected creditors. For more information on the plan voting, sanctioning and confirmation, see “Creditors’ Meeting and Voting Instructions” and “The CCAA Plan”.

There can be no assurance that the CCAA Plan will be approved by the required majority of affected creditors, and that even if approved, the Court will sanction the CCAA Plan. Furthermore, the U.S. Plan is subject to a similar process in the Chapter 11 Proceedings and there can no assurance that the affected creditors will approve the U.S. Plan and that, even if so approved, the Bankruptcy Court will confirm the U.S. Plan. The failure of any of these conditions will delay the consummation of the CCAA Plan.

The Implementation of the CCAA Plan is subject to a number of other significant conditions.

Although the Company believes that the Implementation Date may occur as soon as — (—) Business Days after the Sanction Order, there can be no assurance as to such timing. The occurrence of the Implementation Date is subject to certain conditions precedent as described in the CCAA Plan, including, among others, the effectiveness of the Exit Loan Facilities, the Backstop Agreement not having been terminated, the receipt or filing or all applicable approvals or applications with applicable Government Entities, certain agreements with unions having been executed and ratified and regulations for funding relief in respect of certain of the Company’s pension plans in Ontario and Québec shall have been adopted to the satisfaction of the Applicants. Failure to meet any of these conditions could result in the CCAA Plan not being consummated or the Sanction Order being vacated.

If the CCAA Plan is not consummated, any settlement or compromise embodied in the CCAA Plan (including the fixing or limiting to an amount certain any Claim), the assumption or rejection of executory contracts or leases effected by the CCAA Plan, and any document or agreement executed pursuant to the CCAA Plan, shall be null and void.

If any of the conditions to consummation are not satisfied or an alternative plan is not approved, the Applicants may be forced to liquidate.

If any of the conditions above, including Court sanction, Bankruptcy Court confirmation and the satisfaction of the implementation conditions, are not satisfied and the CCAA Plan is not consummated, or an alternative plan is not approved, there can be no assurance that the CCAA Proceedings and the Chapter 11 Cases will continue, or that an alternative plan of reorganization, if any, would be on comparable terms for the Affected Unsecured Creditors. The most likely alternative to a continuation of the CCAA Proceedings and the Chapter 11 Cases, which itself could be protracted, is liquidation. For more information on the potential risks involved in a protracted reorganization, please see “Undue delay in confirmation may significantly disrupt the operations of the Company.” below. In the event of the Applicants’ liquidation, there is a substantial risk that there would be very little recovery for the Affected Unsecured Creditors. For additional information, see Appendix F – “Liquidation Analysis” attached to this Circular for a hypothetical liquidation analysis of the Applicants.

The actual Proven Claims may differ from the estimated Affected Claims and adversely affect the percentage recovery of Affected Claims.

The estimated Claims set forth in the Circular are based on various assumptions, and the actual allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of Claims may vary from the estimated Claims contained in the Circular. Such differences may materially and adversely affect, among other things: the percentage recoveries to holders of Proven Claims under the CCAA Plan; the Applicants’ ability to consummate the CCAA Plan; the Company’s ability to realize the Financial Projections; and the Company’s need to raise additional debt or equity financing.

Undue delay in confirmation may significantly disrupt the operations of the Company.

Although the CCAA Plan and the U.S. Plan are designated to minimize the length of these proceedings, it is not possible to predict the amount of time the Company may spend in the CCAA Proceedings or to provide any assurance as to whether or not the Plans will be confirmed, as further described above. The continuation of the CCAA Proceedings or the Chapter 11 Cases, particularly if the CCAA Plan or the U.S. Plan are not approved or confirmed in the time frame currently contemplated, could materially and adversely affect the Company’s operations and relationships with its customers, vendors, service providers, employees, regulators and partners. Also, transactions outside the ordinary course of business are subject to the prior approval of the Court and/or the Bankruptcy Court, which may limit the Company’s ability to respond timely to certain events or take advantage of certain opportunities. In addition, if confirmation and consummation of the CCAA Plan do not occur expeditiously, the CCAA Proceedings could result in, among other things, increased costs, professional fees, and similar expenses. Prolonged CCAA Proceedings may also make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Company’s financial reorganization instead of focusing on the operation of the Company’s businesses.

The Company may not achieve the financial performance projected in the CCAA Plan.

The Financial Projections attached as Appendix G to this Circular are the projection of future performance of the Company operations on a consolidated basis through fiscal year 2014, after giving effect to the CCAA Plan and do not purport to represent what the Company’s actual financial position will be upon emergence from the CCAA Proceedings or represent what the fair value of the Company’s assets and liabilities will be at the

Implementation Date. These Financial Projections are based on numerous estimates of values and assumptions including the timing, confirmation and consummation of the CCAA Plan in accordance with its terms, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and some or all of which may not materialize. These estimates and assumptions are based on management judgment based on facts available and determinations made at the time the Financial Projections were prepared, and may turn out to have been incorrect overt time, which could have a material effect on the Company’s ability to meet the Financial Projections. It is also not possible to predict with certainty that the actions taken in connection with the restructuring based on the estimates and assumptions will result in an improved financial and operating condition that ensures the long-term viability of the enterprise.

In addition, unanticipated events and circumstances occurring subsequent to the date hereto may affect the actual financial results of the Company’s operations and its ability to realize the Financial Projections. Among other things, see “Risk Factors – Risks Relating to the Company’s Financial Condition” and “Risks Related to the Company’s Business”.

Except as otherwise specifically and expressly stated herein, this Circular does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Circular. The Applicants do not intend to update the Financial Projections; thus, the Financial Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

Certain liabilities will not be fully extinguished as a result of the sanction of the CCAA Plan by the Court.

While a significant amount of the Applicants’ current liabilities will be discharged upon exit from the CCAA Proceedings, a number of obligations may remain in effect following implementation of the CCAA Plan. Various agreements and liabilities will remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly operated by the Company and other contracts that, even if modified during the CCAA Proceedings, will still subject the Applicants to substantial obligations and liabilities.

Risks Relating to the Company’s Financial Condition

The Company will require significant financing in order to emerge from creditor protection and thereafter.

The establishment of the Exit Loan Facilities, including the ABL Exit Financing Facility and the Term Loan Exit Financing Facility and the Rights Offering, is a condition to consummation of the CCAA Plan. There can be no assurance at this time that this financing will be available, or that it will be available but on terms that are not favorable to the Company, in which case the Company’s emergence from creditor protection could be delayed indefinitely or the Company may be forced to accept unfavorable terms that could affect its ability to succeed in the future. As described above under “Undue delay in confirmation may significantly disrupt the operations of the Company.”, such a delay could have important consequences for the extent of the recovery, if any, available for Affected Creditors and the Company’s ability to meet the Financial Projections.

The Company cannot provide any assurance that it will be able to obtain financing in the future if and when required, or that it will be able to obtain financing on favorable terms. The Company’s profitability and ability to generate cash flow will likely depend upon its ability to successfully implement its business strategy and meet or exceed the results forecasted in the Financial Projections, but the Company cannot ensure that it will be able to accomplish these results if it does not have the appropriate financing to do so.

The Company expects that its future sources of financing, including the Exit Loan Facilities, will include covenants and other provisions that will restrict the Company’s ability to engage in certain financing transactions and operating activities.

The Company’s degree of leverage may limit its financial and operating activities.

The Company’s substantial indebtedness could adversely affect its financial health and limit its operations. Its historical capital requirements have been considerable and its future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within its control. The Company’s substantial level of indebtedness has, in the past, had important consequences, including: limiting its ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of its growth strategy, or other purposes; limiting its ability to use operating cash flow in other areas of its business because they must dedicate a substantial portion of these funds to service the debt; increasing its vulnerability to general adverse economic and industry conditions; limiting its ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting its ability or increasing the costs to refinance indebtedness; and limiting its ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom they can transact as well as the volume of those transactions. These consequences, and others, could similarly impact the Company’s business and operations after the Implementation Date.

The Company’s financial results may be volatile and may not reflect historical trends.

Following the Company’s emergence from the CCAA Proceedings and the Chapter 11 Cases, it expects that its financial results may continue to be volatile as asset impairments, asset dispositions and restructuring activities (including mill and paper machines closures and idlings), as well as continuing global economic uncertainty, may significantly impact the Financial Projections. As a result, the Company’s historical financial performance is likely not indicative of its financial performance post-consummation. In addition, upon emergence from the CCAA Proceedings and the Chapter 11 Cases, the amounts reported in the Company’s subsequent financial statements may materially change relative to its historical financial statements, including as a result of revisions to its operating plans pursuant to the CCAA Plan and the U.S. Plan.

The Company will be required to adopt fresh start accounting.

As part of the Company’s emergence from the CCAA Proceedings and the Chapter 11 Cases, it will be required to adopt fresh start accounting. Accordingly, the Company’s assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of the Company’s assets and liabilities may differ materially from the recorded values of assets and liabilities in the Financial Projections. The Company’s financial results after the application of fresh start accounting may also be different from historical trends.

Risks Related to the Company’s Business

Developments in alternative media could continue to adversely affect the demand for the Company’s products, especially in North America, and the Company’s responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including the company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The Company’s newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by it. The demand for certain of the Company’s products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 5.6% in 2005, 6.1% in 2006, 10.3% in 2007, 11.2% in 2008 and 25.3% in 2009. Third-party forecasters indicate that these declines in newsprint demand could continue in 2010 or beyond due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades.

One of the Company’s responses to the declining demand for its products has been to curtail its production capacity. It may become necessary to curtail even more production or permanently shut down even more machines or facilities. Such further curtailments and shutdowns would become increasingly likely as North American newsprint demand continues to decline or if market conditions otherwise worsen. Curtailments or shutdowns could result in goodwill or asset impairments and additional costs at the affected facilities, and could negatively impact the Company’s cash flows and materially affect its results of operations and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on the Company’s liquidity, financial position and results of operations.

Trends discussed in the immediately preceding risk factor continue to impact the operations of the Company’s newsprint customers. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with the Company, which could result in a larger claim arising prior to the date of filing of such customer.

Currency fluctuations may adversely affect the Company’s results of operations and financial condition, and changes in foreign currency exchange rates can affect the Company’s competitive position, selling prices and manufacturing costs.

The Company competes with North American, European and Asian producers in most of its product lines. The Company’s products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of the Company’s manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, and particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect the Company’s competitive position compared to many of its competitors.

The Company is particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on the Company’s production and sales volume, the proportion of its production and sales that occur in Canada, the proportion of its financial assets and liabilities denominated in Canadian dollars, its hedging levels and the magnitude, direction and duration of changes in the exchange rate. The Company expects exchange rate fluctuations to continue to impact costs and revenues; however, it cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from US$1.02 in March 2008 to US$0.77 in October 2008 and back to US$0.95 as of December 31, 2009. Based on exchange rates and operating conditions projected for 2010, and prior to the impact of the Company’s plan or plans of reorganization, the Company projects that a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease its pre-tax income for 2010 by approximately $22 million.

[If the Canadian dollar continues to remain strong versus the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in the Company’s evaluation of long-lived assets for impairment and, consequently, result in asset impairment charges.]

The Company may not be successful in its strategy of increasing its share of coated and specialty papers and competing in growth markets with higher returns.

One of the components of the Company’s long-term strategy is to improve its portfolio of businesses by focusing on coated and specialty papers and competing more aggressively in growth markets with higher returns. There are risks associated with the implementation of this strategy, which is complicated and involves a substantial number of mills, machines and personnel. To the extent the Company is unsuccessful in achieving this strategy, its results of operations may be adversely affected.

The Company faces intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on its business, financial condition or results of operations.

The Company competes with numerous forest products companies, many of which have greater financial resources than it does. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than the Company. The markets for the Company’s products are all highly competitive. Actions by competitors can affect the Company’s ability to sell products and can affect the volatility of the prices at which products are sold. While the principal basis for competition is price, the Company also competes on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among its customers. With fewer customers in the market for the Company’s products, its negotiation position with these customers could be weakened. In addition, the CCAA Proceedings and the Chapter 11 Cases may be used by the Company’s competitors in an attempt to divert existing customers or may discourage future customers from purchasing the Company’s products under long-term agreements.

In addition, the Company’s industry is capital intensive, which leads to high fixed costs. Some of the Company’s competitors may be lower-cost producers in some of the businesses in which the Company operates. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for the Company’s exported products. The Company believes that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of its hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect the Company’s competitive position in the products it manufactures and, consequently, its sales, operating income and cash flows. The Company may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on the Company’s business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, the Company’s products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. Most of its paper and wood products are commodities that are widely available from other producers and even its coated and specialty paper are susceptible to these fluctuations. Because the Company’s commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products the Company manufactures and distributes and, consequently, its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008 and 2009, the Company experienced lower demand and decreased pricing for its wood products due to a weaker U.S. housing market. As a result, during 2008, the Company announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Québec and British Columbia and during 2009, the Company continued its wood products’ operating rate at extremely low levels. The Company is not expecting any significant improvements in the U.S. housing market in 2010, but transaction prices have shown some improvement in early 2010. As such, the Company is continuing to conduct an in-depth review of its wood products business with the objective of selling non-core assets, consolidating facilities, and curtailing or closing non-contributing operations. Curtailments or shutdowns could result in asset impairments at the affected facilities and could materially affect the results of operations or financial condition.

The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material used in the Company’s business. The Company uses both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for its paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its outstanding timber from natural disasters or other causes. Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts.

Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the prices of old newspapers have ranged from a high of $195 average per ton during the third quarter of 2008 to a low of $76 average per ton during the first quarter of 2009 and averaged $131 per ton during the fourth quarter of 2009. There can be no assurance that prices of recycled fiber will remain at their current level. Any sustained increase in fiber prices would increase the Company’s operating costs and it may be unable to increase prices for its products in response.

Although the Company believes that the balance of fiber supply between its internal sources and the open market is adequate to support its current wood products and paper and pulp production requirements, there can be no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If the Company’s cutting rights pursuant to the forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition or operating results could suffer.

An increase in the cost of the Company’s purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing the Company’s margins.

The Company’s operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. The Company buys energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting the Company’s results of operations. The availability of raw materials and energy may also be disrupted by many factors outside the Company’s control, adversely affecting its operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility.

The Company is a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect the Company’s financial condition or results of operations. The volume and value of timber that it can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its standing timber from natural disasters or other causes. Also, the Company can provide no assurance that it will be able to maintain its rights to utilize water or to renew them at conditions comparable to those currently in effect.

For the Company’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine the Company’s ability to increase prices. Consequently, the Company may be unable to pass along increases in its operating costs to its customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce the Company’s operating margins and potentially require it to limit or cease operations of one or more of its machines.

The Company could experience disruptions in operations or increased labor costs due to labor disputes.

The Company believes it is the largest employer in the Canadian forest products sector and has the sector’s largest representation by unions. A significant number of the Company’s collective bargaining agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009, as have those for the Calhoun, Tennessee and the Catawba, South Carolina facilities. The Company recently reached an agreement in principle with representatives of both the CEP and the CSN, subject to the resolution of multi-party pension deficit discussions that are continuing between the Applicants and various governments and unions in Canada. The members of the CEP and the CSN have ratified that agreement (except for one local that has yet to hold its vote). The final resolution of the foregoing matters is a condition to the consummation of the CCAA Plan.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The employees at the Mokpo facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; the Company served the six-month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility on June 19, 2009.

While negotiations with unions have in the past resulted in collective bargaining agreements, as is the case wit any negotiation, we may not be able to reach satisfactory agreements, which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs. We could therefore experience a disruption of our operations or higher ongoing labor costs, which could affect our business, financial condition or results of operations.

The Company’s operations require substantial capital and it may not have adequate capital resources to provide for all of its capital requirements.

The Company’s businesses are capital intensive and require that it regularly incurs capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify its equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of its current products. If the Company’s available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, it would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. Current global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. The Company may not be able to obtain additional funds on favorable terms or at all. If the Company cannot maintain or upgrade its equipment as it requires, it may become unable to manufacture products that compete effectively. At this time, the Company cannot predict the impact of the CCAA Proceedings and the Chapter 11 Cases on its capital expenditure program.

Changes in laws and regulations could adversely affect the Company’s results of operations.

The Company is subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by the Company and adversely affect its results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require the Company to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, the Company’s compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which the Company’s products are manufactured or sold could adversely affect the Company’s results of operations.

The Company manufactures products in Canada, the United States and South Korea and sells products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and

Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on the Company’s costs and the prices of, and demand for, its products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing the Company’s products, pricing and sales volume, directly affecting the results of operations. Such changes could also affect the availability or cost of insurance.

The Company may be required to record additional environmental liabilities.

The Company is subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure, forestry operations, endangered species habitat, and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, the Company may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from its current or former properties. The Company may incur liability under these laws without regard to whether the Company knew of, was responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from its property, or at properties where the Company arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties. As a result of the above, the Company may be required to record additional environmental liabilities.

The Company is subject to physical and financial risks associated with climate change.

The Company’s operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect the Company’s woodlands or cause variations in the cost for raw materials such as fiber. Changes in precipitation resulting in droughts could adversely affect the Company’s hydroelectric facilities’ production, increasing its energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or the Company’s electricity production, it may also impact costs and revenues. Furthermore, should financial markets view climate change as a financial risk, the Company’s ability to access capital markets or to receive acceptable terms and conditions could be affected.

The Company may be required to record additional long-lived asset impairment charges.

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, the Company evaluates the carrying value of the asset group in relation to its expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

It is possible that the Company could record additional non-cash long-lived asset impairment charges in future periods when there is a trigging event.

The Company has net liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions.

As of December 31, 2009, the Company’s defined benefit pension plans were under-funded by an aggregate of approximately $424 million on a financial accounting basis. The Company’s future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and demographic experience (e.g., mortality and retirement rates) and any changes in government laws and regulations. Any adverse change to any of these factors may require the Company to increase its cash contributions to its pension plans and those additional contributions could have a material adverse effect on the Company’s cash flows and results of operations.

We obtained an order from the Court on May 8, 2009 specifying that the payment of special contributions for past service to Canadian pension plans maintained by Abitibi and Bowater could be suspended. Abitibi and Bowater continue to make their respective Canadian pension plan contributions for current service costs.

The determination of projected benefit obligations and the recognition of expenses related to the Company’s pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using the Company’s historical experience applied to our target allocation of investments in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third-party actuarial consultants and adjusted as necessary. Any deterioration in the global securities markets could impact the value of the assets included in the Company’s defined benefit pension plans, which could materially impact future minimum cash contributions.

It is a condition to the consummation of the CCAA Plan that the following regulations be adopted in a form and substance satisfactory to the Applicants: (i) a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and (ii) a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans. The Company cannot predict if those conditions will be satisfied. For additional information on the conditions to emergence, see above under “The CCAA Plan - Description of the CCAA Plan - Conditions Precedent to Implementation of CCAA Plan”.

The Company may not be compensated for the expropriation of certain assets by the Government of Newfoundland and Labrador.

On December 16, 2008, following the Company’s December 4, 2008 announcement of the permanent closure of its Grand Falls newsprint mill, Newfoundland passed legislation under Bill 75 to expropriate, among other things, all of the Company’s timber rights, water rights, leases and hydroelectric assets in Newfoundland, whether partially or wholly owned through its Subsidiaries and affiliated entities. Newfoundland also announced that it does not plan to compensate the Company for the loss of the water and timber rights, but has indicated that it may compensate the Company for certain of its hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, the Company filed a Notice of Arbitration under NAFTA, which asserts that the expropriation was arbitrary, discriminatory and illegal. The Company’s claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although the Company believes that the Government of Canada will be required to compensate it for the fair market value of the expropriated assets, there can be no assurance that it will and the Company has not recognized an asset for such claim in its Consolidated Financial Statements. The Company continues to reach out to the Government of Canada in an effort to come to a negotiated settlement and avoid protracted NAFTA proceedings.

The Company could be compelled to remediate certain sites it formerly owned and/or operated in the province of Newfoundland and Labrador.

On March 31, 2010, the Court dismissed a motion for declaratory judgment brought by Newfoundland, awarding costs in favor of the Company, and thus confirmed its position that the five orders the province issued under section 99 of its EPA on November 12, 2009 are subject to the stay of proceedings pursuant to the CCAA Proceedings. Newfoundland’s orders could have required the Company to proceed immediately with the environmental remediation of various sites it formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. If Newfoundland requests an extension to the applicable court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request the Company can contest, and if the Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. Newfoundland sought leave to appeal the Court’s judgment to the Québec Court of Appeal, which was denied on May 18, 2010.

The continued decline in the global economy may significantly inhibit the Company’s ability to sell assets.

Non-core asset sales have been and may continue to be a source of additional liquidity, subject to the approval of the Court, the Bankruptcy Court and the Monitor, as applicable, until such time as the Company emerges from the CCAA Proceedings. The Company periodically reviews timberlands and other assets and sells such assets as a source of additional liquidity. However, as a result of the current global economy and credit conditions, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, the Company may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all. No assurances can be provided that the Court, the Bankruptcy Court and the Monitor, as applicable, will approve such sales or as to the timing of any such approvals.

The Company could lose any or all of its equity interest in Augusta Newsprint Company.

On June 15, 2009, the Company filed a motion with the Bankruptcy Court to reject the Call Agreement in respect of ANI, an indirect subsidiary of Woodbridge and the Company’s partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out ANI at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The Bankruptcy Court granted the Company’s motion on October 27, 2009 and approved its rejection of the Call Agreement. The Company’s counterparties to the Call Agreement filed a notice of appeal with the Bankruptcy Court on November 3, 2009. If the Bankruptcy Court does not uphold the Bankruptcy Court’s judgment and a forced sale is consummated, there can be no assurance that the Company would be able to recover any or all of its 52.5% equity interest in the Augusta Newsprint Company, which as of December 31, 2009, was approximately $42 million.

Also, on March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing the Augusta Newsprint Company. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. The U.S. Debtors filed an objection to the motion on April 9, 2010. The motion is now pending before the Bankruptcy Court and a hearing is scheduled for May 26, 2010.

Risks Relating to the New ABH Common Stock

The CCAA Plan exchanges senior securities for equity.

If the CCAA Plan is implemented, Affected Unsecured Creditors with Proven Claims will receive New ABH Common Stock. Thus, in agreeing to the CCAA Plan, certain of such holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for New ABH Common Stock, which will be subordinated to all future creditor and non-equity based Claims.

There is no existing trading market for the New ABH Common Stock.

There is no existing trading market for the New ABH Common Stock nor is it known with certainty whether or when a trading market will develop. Although the Applicants anticipate that the New ABH Common Stock will be listed or quoted on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and/or the TSX, there can be no assurance that such shares will be accepted for listing by the relevant governing body. The lack of liquidity for the New ABH Common Stock may make it more difficult for Reorganized ABH to raise additional capital, if necessary, and it may affect the price volatility of the New ABH Common Stock. There can also be no assurance that a holder will be able to sell its New ABH Common Stock at a particular time or that the prices such holder receives when it sells will be favorable. Future trading prices of the New ABH Common Stock will depend on many factors, including the operating performance and financial condition of Reorganized ABH.

Reorganized ABH does not intend to pay dividends with respect to the New ABH Common Stock in the foreseeable future

For the foreseeable future, Reorganized ABH does not anticipate paying any dividends with respect to the New ABH Common Stock. Any future determination to pay dividends will be at the discretion of the board of directors of Reorganized ABH and will be dependent on then-existing conditions, including the financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors of Reorganized ABH considers relevant.

The trading price for the New ABH Common Stock may be depressed following the Implementation Date.

Following the Implementation Date, recipients of New ABH Common Stock under the CCAA Plan may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities. Further, the possibility that recipients of New ABH Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New ABH Common Stock.

Upon consummation of the Plan, there may be significant holders of the New ABH Common Stock.

Upon consummation of the CCAA Plan, certain holders of Claims will receive distributions of the New ABH Common Stock representing a substantial percentage of the outstanding shares of the New ABH Common Stock. If certain holders of Claims obtain a sufficiently sizeable position of New ABH Common Stock, such holders could be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of Reorganized ABH board members. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized ABH and, consequently, impact the value of the New ABH Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of the New ABH Common Stock may sell all or a large portion of its shares of the New ABH Common Stock in a short period of time may adversely affect the trading prices of the New ABH Common Stock.

The Discussion of Entreprise Valuation of the estimated range of going concern enterprise value, and the estimated recoveries to holders of Affected Claims, are not intended to represent the trading value of the New ABH Common Stock.

The Discussion of Entreprise Valuation is based on the Financial Projections developed by the Applicants with the assistance of their financial advisors and investment bankers and on certain generally accepted valuation principles. It is not intended to represent the trading values of the Company’s securities in public or private markets. The Discussion of Estimated Valuation of Company upon Reorganization is based on numerous assumptions (the realization of many of which are beyond the Company’s control), including the Company’s successful reorganization, an assumed Implementation Date on or about —, the Company’s ability to achieve the operating and financial results included in the Financial Projections, the Company’s ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if the Company realizes the Financial Projections, the trading market values for the New ABH Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage, and concentrated selling by recipients of these securities.

The New ABH Common Stock may be issued in odd lots.

Holders of Proven Claims may receive odd lot distributions (i.e., less than 100 shares or units) of New ABH Common Stock under the CCAA Plan or under the U.S. Plan. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

Restrictions on transfer.

Holders of New ABH Common Stock issued pursuant to the CCAA Plan who are deemed to be “underwriters” as defined in Section 1145(b) of the Bankruptcy Code, and those holders who are deemed to be

“affiliates” or “control persons” within the meaning of the U.S. Securities Act and the rules promulgated thereunder, will be unable to transfer or to sell their New ABH Common Stock except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of Section 1145(b), (b) an effective registration of such securities under the U.S. Securities Act and under equivalent state securities or “blue sky” Laws, or (c) pursuant to the provisions of Rule 144 or Regulation S under the U.S. Securities Act or another available exemption from the registration requirements of the U.S. Securities Act. Similarly, under Canadian securities Laws, New ABH Common Stock held by “control persons” will generally not be freely tradable in Canada and will be subject to resale restrictions.

Risk Factors Relating to the Rights Offering – Generally

[NTD : To follow.]

Risk Factors Relating to the Rights Offering Notes

[NTD : To follow.]

X. INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARIES ARE OF A GENERAL NATURE ONLY AND ARE NOT INTENDED TO BE, NOR SHOULD THEY BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. CONSEQUENTLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSIDERATIONS IN RESPECT OF THE CCAA PLAN HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES

A. CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

[NTD: To be updated based on CCAA Plan and Restructuring Developments and Rights Offering. The present summary assumes that the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes will be issued by Reorganized ABH, as incorporated under US law.]

The following is a summary of the principal Canadian federal income tax consequences of the CCAA Plan to an Affected Unsecured Creditor who, at all relevant times for purposes of the ITA, deals at arm’s length with and is not affiliated with ABH, the Subsidiaries and Reorganized ABH, holds its Affected Unsecured Claims as capital property and will hold its New ABH Common Stock, the Subscription Right and the Rights Offering Notes as capital property. The Affected Unsecured Claims, the New ABH Common Stock, the Subscription Right and the Rights Offering Notes will generally be considered to be capital property to an Affected Unsecured Creditor unless either the Affected Unsecured Creditor holds (or will hold) such securities in the course of carrying on a business, or the Affected Unsecured Creditor has acquired (or will acquire) such securities in a transaction or transactions considered to be an adventure in the nature of trade. This summary does not address the Canadian federal income tax consequences of the receipt of any fees or payments by the Backstop Investors in connection with the Backstop Commitment.

This summary does not apply to (i) an Affected Unsecured Creditor an interest in which is a “tax shelter investment” as defined in the ITA, (ii) an Affected Unsecured Creditor that is a “financial institution” for purposes of the “mark-to-market” rules as defined in the ITA, (iii) an Affected Unsecured Creditor that is a “specified financial institution” as defined in the ITA, (iv) an Affected Unsecured Creditor that has made the “functional currency” reporting election, or (v) a Canadian Holder (as defined below) in relation to which ABH or Reorganized ABH is a “foreign affiliate” as defined in the ITA. Such Affected Unsecured Creditor should consult with their own tax advisors.

This summary is based on the current provisions of the ITA, the regulations thereunder (the “Regulations”) and the understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. The summary also takes into account all specific proposals to amend the ITA and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the

“Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by way of judicial, governmental or legislative action or decisions, nor does it address any provincial, territorial or foreign tax legislation or considerations.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax consequences and is not intended to be, nor should it be construed as, legal or tax advice to any particular Affected Unsecured Creditor. Affected Unsecured Creditors are urged to consult their own tax advisors as to the tax consequences to them of the CCAA Plan in their particular circumstances.

For purpose of the ITA, all amounts, including cost, proceeds of disposition, interest or dividends received and accrued must be determined in Canadian currency at applicable exchange rates as determined in accordance with the ITA. The amount of interest and any capital gain or capital loss of an Affected Unsecured Creditor may be affected by fluctuations in Canadian dollar exchange rates.

Residents of Canada

This portion of the summary applies to an Affected Unsecured Creditor who, for the purposes of the ITA and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be resident of Canada (“Canadian Holder”). Certain Canadian Holders whose Affected Unsecured Claims might not otherwise qualify as capital property may, in certain circumstances, treat such Affected Unsecured Claims as capital property by making an irrevocable election pursuant to subsection 39(4) of the ITA. However, the New ABH Common Stock, the Subscription Right and the Rights Offering Notes are not “Canadian securities” as defined in the ITA for the purpose of the irrevocable election under subsection 39(4) of the ITA and, therefore, this election will not apply to the New ABH Common Stock, the Subscription Right and the Rights Offering Notes.

Exchange of the Affected Unsecured Claims

A Canadian Holder will be considered to have disposed of Affected Unsecured Claims upon the exchange of such Affected Unsecured Claims for (i) Cash or (ii) New ABH Common Stock and the Subscription Right, as the case may be. Under the CCAA Plan, the (i) Cash or (ii) New ABH Common Stock and the Subscription Right, as the case may be, will be allocated first to the principal amount of the Affected Unsecured Claims, and the balance, if any, to the accrued interest with respect to the Affected Unsecured Claims.

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Affected Unsecured Claims up to the [Implementation Date] or that became receivable or was received on or before the [Implementation Date], to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest on the Affected Unsecured Claims received or receivable by such Canadian Holder in the taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for the taxation year or a preceding taxation year. In addition, if such Canadian Holder has not otherwise included interest on the Affected Unsecured Claims in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Affected Unsecured Claims up to the end of any “anniversary day” (as defined in the ITA) in that taxation year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year. Generally, a Canadian Holder should be entitled to deduct in computing income for the year of disposition, amounts that were including in computing the Canadian Holder’s income for the year of disposition or a preceding taxation year as interest in respect of the Affected Unsecured Claims, to the extent that such amounts were not received or receivable by the Canadian Holder and were not deducted by the Canadian Holder in computing income for the year of disposition or a preceding taxation year.

In general, a Canadian Holder will realize a capital gain (or capital loss) on the exchange of the Affected Unsecured Claims equal to the amount by which, in the case of Cash received, such amount of cash received or in the case of the New ABH Common Stock and the Subscription Right, the amount equal to the aggregate of the fair market value at the time of the exchange of the New ABH Common Stock and the Subscription Right, and in both cases, net of any amount included in the Canadian Holder’s income as interest, exceeds (or is exceeded by) the adjusted cost base to the Canadian Holder of such Affected Unsecured Claims, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized is described below under the heading “Taxation of Capital Gains and Capital Losses”.

The adjusted cost base of the New ABH Common Stock and the Subscription Right to the Canadian Holder will be equal to the fair market value at the time of the exchange of such New ABH Common Stock and the Subscription Right.

Dividends on New ABH Common Stock

Any dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is an individual (including a trust) will be included in the individual’s income and will not be subject to the gross-up and dividend tax credit rules in the ITA. Dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is a corporation will be included in computing the corporation’s income and generally will not be deductible in computing the corporation’s taxable income.

U.S. tax, if any, payable by a Canadian Holder in respect of dividends received on the New ABH Common Stock may be eligible for a foreign tax credit or deduction under the ITA to the extent and under the circumstances described in the ITA. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Disposition of New ABH Common Stock

A Canadian Holder will realize a capital gain (or capital loss) on a disposition or deemed disposition of New ABH Common Stock equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such New ABH Common Stock, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

Exercise of the Subscription Right under the Rights Offering

No gain or loss will be realized on the exercise of the Subscription Right under the Rights Offering. The cost to a Canadian Holder of the Rights Offering Notes acquired on the exercise of the Subscription Right will be equal to the aggregate of the adjusted cost base of the Subscription Right, if any, and the price paid to acquire the Rights Offering Notes under the Rights Offering.

[On the subscription of the Rights Offering Note, Canadian Holder will receive an Upfront Payment from Reorganized ABH. The Canadian federal income tax consequences to a Canadian Holder of the receipt of the Upfront Payment are unclear and, consequently, Canadian Holders should consult their own tax advisors.]

Taxation of Interest on the Rights Offering Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest (including PIK Interest) accrued or deemed to accrue on the Rights Offering Notes to the end of the taxation year or that became receivable or was received by it before the end of that taxation year, to the extent such amounts have not otherwise been included in such Canadian Holder’s income for the year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest (including PIK Interest) on the Rights Offering Notes received or receivable by such Canadian Holder in that taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for that taxation year or a preceding taxation year. In addition, if such Canadian Holder has not otherwise included interest on the Rights Offering Notes in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Rights Offering Notes up to the end of any “anniversary day” (as defined in the ITA) in that year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year.

Sale, Redemption or Repayment of the Rights Offering Notes

On a disposition or a deemed disposition of the Rights Offering Notes (otherwise than on a conversion described under the heading “Exercise of Conversion Rights under the Rights Offering Notes”), including repayment or redemption by Reorganized ABH, a Canadian Holder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition or that became receivable or was received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year.

Any amount paid to a Canadian Holder as a penalty or bonus because of the redemption or repayment of all or part of the principal amount of the Rights Offering Notes will be deemed to be received by the Canadian Holder as interest on the Rights Offering Notes and will be required to be included in computing the Canadian Holder’s income as described above, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, interest that would otherwise have been paid or payable by Reorganized ABH on the Rights Offering Notes for periods ending after the payment of such amount.

In general, a disposition or a deemed disposition of the Rights Offering Notes will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Canadian Holder’s income as interest, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of the Rights Offering Notes, plus any reasonable costs of disposition. Any such capital gain (or capital loss) will be subject to the treatment described below under the heading “Taxation of Capital Gains and Capital Losses”.

Exercise of Conversion Rights under the Rights Offering Notes

Upon the conversion of a Rights Offering Note pursuant to the Conversion Rights under the Rights Offering Notes, the Canadian Holder will be deemed not to have disposed of the Rights Offering Note and, accordingly, will not be considered to realize a capital gain (or capital loss) on such conversion.

On the conversion of a Rights Offering Note, a Canadian Holder will generally be required to include in computing its income for the taxation year in which the conversion occurs all interest that accrued on the Rights Offering Note to the date of conversion (including any PIK Interest), except to the extent that such interest has otherwise been included in the Canadian Holder’s income for that taxation year or a preceding taxation year.

The adjusted cost base to a Canadian Holder of the New ABH Common Stock acquired on the conversion of a Rights Offering Note will generally be equal to [the aggregate of] the adjusted cost base to the Canadian Holder of the Rights Offering Note immediately before the conversion [and the fair market value of any New ABH Common Stock issued to the Canadian Holder in satisfaction of the payment of interest accrued on the Rights Offering Note to the date of conversion]. The adjusted cost base of New ABH Common Stock so acquired must be averaged with the adjusted cost base to the Canadian Holder of all New ABH Common Stock then held as capital property by the Canadian Holder for the purpose of calculating the adjusted cost base of such New ABH Common Stock.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “Taxable Capital Gain”) realized by a Canadian Holder for a taxation year must be included in the Canadian Holder’s income in the year. A Canadian Holder is required to deduct one-half of any capital loss (an “Allowable Capital Loss”) realized in the taxation year from Taxable Capital Gains realized in that year, and Allowable Capital Losses in excess of Taxable Capital Gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year, from net Taxable Capital Gains realized in such years to the extent and under the circumstances described in the ITA.

Alternative Minimum Tax

Individuals (other than certain trusts) may be subject to an alternative minimum tax under the ITA upon realizing net capital gains.

Additional Refundable Tax

A Canadian Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of interest, certain dividends and Taxable Capital Gains.

Foreign Investment Entity and Offshore Investment Fund Property Rules

Former Bill C-10 contained proposed amendments to the ITA that would have introduced new rules regarding the taxation of certain interests in non-resident entities that constitute “foreign investment entities” and repealed certain existing tax rules with respect to “offshore investment fund property” (as defined in the ITA). However, Bill C-10 was not passed into law. As part of the March 4, 2010 Federal Budget (the “2010 Federal Budget”), the Minister of Finance (Canada) announced that, rather than implementing the previously proposed rules regarding foreign investment entities, it would retain existing tax rules with respect to “offshore investment fund property”, with certain limited enhancements. Based on counsel’s understanding of the facts, including certain representations made to counsel by ABH, New ABH Common Stock, the Subscription Right and the Rights Offering Notes should not be an offshore investment fund property. Provided the New ABH Common Stock, the Subscription Right and the Rights Offering Notes are not an offshore investment fund property at any relevant time in the future, an investment by a Canadian Holder in the New ABH Common Stock, the Subscription Right and the Rights Offering Notes will not be subject to the provisions in the ITA relating to investments in offshore investment fund property.

Even if a New ABH Common Stock, the Subscription Right and the Rights Offering Notes were an offshore investment fund property, the existing offshore investment fund property rules would not apply to a particular Canadian Holder provided that none of the main reasons for the Canadian Holder acquiring the New ABH Common Stock, the Subscription Right and the Rights Offering Notes was to derive a benefit from portfolio interests in assets in such a way that the income, profits and gains from such assets would be significantly less than the tax under Part I of the ITA that would have been payable by the Canadian Holder if the Canadian Holder had acquired the assets directly. Canadian Holders should consult their own advisors with respect to whether they satisfy this test.

Foreign Property Reporting

The ITA and the Regulations require a “specified Canadian entity” as defined in the ITA to file an information return disclosing prescribed information where, at any time in a taxation year, the total cost amount of “specified foreign property” as defined in the ITA of the entity exceeds $100,000. For these purposes, a “specified Canadian entity” includes, with some exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the ITA. The New ABH Common Stock, the Subscription Right and the Rights Offering Notes will be “specified foreign property” to a specified Canadian entity. In the 2010 Federal Budget, the Canadian Minister of Finance proposed that the existing reporting requirements with respect to “specified foreign property” be expanded so that more detailed information be available for audit use. Revised legislation reflecting such proposal has not yet been released. The reporting rules in the ITA are complex and this summary does not purport to explain all circumstances in which reporting may be required by any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors regarding these reporting requirements including any expansion thereof pursuant to the afore-mentioned 2010 Federal Budget proposal.

Eligibility for Investments

Provided the New ABH Common Stock are listed on a “designated stock exchange” as defined in the ITA (which currently includes the NASDAQ, the NYSE and the TSX), the New ABH Common Stock, if issued on the [Implementation Date], would be qualified investments under the ITA and the Regulations for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSAs”) (collectively, the “Investment Plans”). The Rights Offering Notes will be qualified investments under the ITA and the Regulations for Investment Plans (other than a deferred profit sharing plan for which an employer is Reorganized ABH, or is an employer with whom Reorganized ABH does not deal at arms’ length within the meaning of the ITA) provided that the New ABH Common Stock are, on the [Implementation Date], listed on a designated stock exchange. The Subscription Right will be qualified investments under the ITA and the Regulations for Investment Plans if the Rights Offering Notes are qualified investments and if Reorganized ABH is not an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Investment Plan and Reorganized ABH deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Investment Plan.

Should any particular New ABH Common Stock, Rights Offering Note or Subscription Right, not meet the conditions hereabove mentioned in order to be considered a qualified investment, Canadian Holders should consult their own tax advisors regarding the application of those rules under the ITA and the Regulations in their particular circumstances.

Notwithstanding the foregoing, if the New ABH Common Stock, the Subscription Right and the Rights Offering Notes are “prohibited investments” for purposes of a TFSA, or if an “advantage” (as defined in the ITA) in relation to a TFSA is extended to the Canadian Holder or a person who does not deal at arm’s length with the Canadian Holder, the Canadian Holder of such account will be subject to penalty taxes as set out in the ITA, and, based on Tax Proposals, other tax consequences may result. Generally, the New ABH Common Stock, the Subscription Right and the Rights Offering Notes will not be a “prohibited investment” for a trust governed by a TFSA provided that the Canadian Holder of the TFSA deals at arm’s length with Reorganized ABH for purposes of the ITA and does not have a “significant interest” (within the meaning of the ITA) in Reorganized ABH or in any corporation, partnership or trust that does not deal at arm’s length with Reorganized ABH for purposes of the ITA. Canadian Holders of a TFSA are advised to consult their own tax advisors in this regard.

On April 30, 2010, the Minister released Tax Proposals that may impact TFSAs. Canadian Holders should consult their own tax advisors regarding the impact of these Tax Proposals.

Non-Residents of Canada

This portion of the summary applies to an Affected Unsecured Creditor that, for the purposes of the ITA and any applicable income tax treaty or convention and at all relevant times, is not and will not be deemed to be resident in Canada and does not use or hold the Affected Unsecured Claims and will not use or hold the New ABH Common Stock, the Subscription Right and the Rights Offering Notes in carrying on a business in Canada (a “Non-Resident Holder”). In addition, this summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

Exchange of the Affected Unsecured Claims

Upon the exchange by a Non-Resident Holder of the Affected Unsecured Claims for (i) Cash or (ii) New ABH Common Stock and the Subscription Right, as the case may be, no taxes will be payable under the ITA by such a Non-Resident Holder.

Disposition of New ABH Common Stock

A disposition by a Non-Resident Holder of New ABH Common Stock will not be subject to Canadian tax unless such New ABH Common Stock constitute “taxable Canadian property” to the Non-Resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Based on Bill C-9 An Act to implement certain provisions of the budget tabled in Parliament on March 4, 2010 and other measures introduced for first reading by the Minister of Finance in the House of Commons on March 29, 2010, the New ABH Common Stock will generally not be considered to be taxable Canadian property to a Non-Resident Holder unless at any time during the sixty-month period immediately preceding the time of disposition, (1) not less than 25% of the issued shares of any class of shares of Reorganized ABH were owned by or belonged to the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length or any combination thereof, and (2) more than 50% of the fair market value of issued shares of Reorganized ABH was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the ITA), (iii) “timber resource properties” (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Consequences relating to the Subscription Right and the Rights Offering Notes

No Canadian tax consequences should arise in relation to the Subscription Right and to the Rights Offering Notes, unless the Subscription Right and the Rights Offering Notes constitute taxable Canadian property to the Non-Resident Holder and relief from taxation is not available under applicable tax treaty or convention. The Subscription Right and the Rights Offering Notes will constitute taxable Canadian property to a Non-Resident Holder only if the New ABH Common Stock constitute taxable Canadian property to a Non-Resident Holder. Non-Resident Holders should consult their own tax advisors as to the Canadian tax consequences relating to the Subscription Right and the Rights Offering Notes.

Consequences to the Company

The exchange of Affected Unsecured Claims for Cash or for New ABH Common Stock and the Subscription Right, as the case may be, will result in the settlement or extinguishment of the Affected Unsecured Claims. The “forgiven amount”, as defined in the ITA, arising from the settlement or extinguishment will reduce, in prescribed order, certain tax attributes of the relevant Subsidiaries that are resident in Canada for purposes of the ITA (“Canadian Subsidiaries”), including non-capital losses, net capital losses, cumulative eligible capital, undepreciated capital cost of depreciable property and the adjusted cost base of certain capital property (the “Tax Shield”). Generally, one half of the amount by which the forgiven amount exceeds the Tax Shield (such amount, the “Excess”) will be required to be included in the relevant Canadian Subsidiaries income for the taxation year in which the [Implementation Date] takes place, unless the Excess was otherwise assigned by such relevant Canadian Subsidiaries to other Canadian Subsidiaries that are “eligible transferees” as defined in the ITA for reduction of such other Canadian Subsidiaries’ Tax Shield.

B. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain significant United States federal income tax consequences of the Plans to the Company and certain Holders. This description is for informational purposes only and, due to a lack of certain facts and of definitive judicial or administrative authority or interpretation, uncertainties exist with respect to various U.S. tax consequences of the Plans, as discussed herein. Only the principal consequences of the Plans for the Company and Holders are described below.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury Regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plans. No rulings or determinations of the U.S.

Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plans and the discussion below is not binding on the IRS or such other authorities. In addition, a significant amount of time may elapse between the date of this Circular and the consummation of the Plans. Events occurring after the date of the Circular, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plans. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plans to the Company or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

Except as otherwise specifically stated herein, this summary does not address any estate, gift, state, local, or foreign law tax consequences of the Plans. Furthermore, this discussion does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding Claims as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”, U.S. expatriates, persons subject to the alternative minimum tax, and dealers or traders in securities or currencies.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (i) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a Holder that is: (1) a nonresident alien individual; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized under the laws of the United States or any state thereof or the District of Columbia; or (3) a trust or estate other than a trust or estate described in the immediately preceding paragraph.

If a partnership or other pass-through entity is a Holder, the tax treatment of a partner or other owner generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of pass-through entities that are Holders should consult their own tax advisors regarding the tax consequences of the Plans.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLANS ARE COMPLEX. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER. NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. EACH HOLDER IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PLANS, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS ANY APPLICABLE FOREIGN TAX LAWS, TO A HOLDER’S PARTICULAR SITUATION, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

TREASURY DEPARTMENT CIRCULAR 230. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER APPLICABLE TAX LAW; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS DESCRIBED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

U.S. Federal Income Tax Consequences to the Company

Generally, absent an exception, to the extent U.S. indebtedness is compromised or satisfied for less than its adjusted issue price, a U.S. corporation will realize cancellation of debt (“COD”) income. However, a debtor is not required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”). Instead, as the price for the exclusion of COD income under the foregoing rule, the Tax Code requires the debtor to reduce its tax attributes by the amount of COD income which is excluded from gross income as of the first day of the taxable year following the taxable year in which the discharge of indebtedness occurs.

As a result of consummation of the U.S. Plan, the Company’s aggregate outstanding indebtedness will be substantially reduced. The Company expects to realize substantial COD income in connection with the U.S. Plan. The amount of such COD income realized by the Company will depend on the value of the New ABH Common Stock and Subscription Rights. The Company expects to rely on the Bankruptcy Exception to exclude any COD income realized as the discharge of indebtedness would occur pursuant to the U.S. Plan. The Company’s tax attributes will be reduced by the amount of COD income realized pursuant to complex ordering rules that apply to consolidated groups.

Alternative Taxable Asset Sale Transaction

The Company is currently considering whether it would be in its best interests to undergo a taxable sale and transfer, without recourse and subject to liabilities, substantially all of the assets owned by it and used in connection with the Company’s business and operations, other than any retained assets (the “Business Assets”) to a newly established company (“NewCo”) as an alternative to the steps described above. NewCo would be formed as a wholly-owned second-tier subsidiary of another newly established holding company (“NewCo Holdings”). The Unsecured Creditors of the Company would then receive stock of NewCo Holdings in partial satisfaction of their claims. As a result of the taxable sale, Newco would obtain an aggregate tax basis in its Business Assets (including any stock of subsidiaries) equal to their fair market value as of the Effective Date and would not succeed to any tax attributes of the Company. The Company would recognize gain (or loss) upon the transfer to NewCo in an amount equal to the difference between the fair market value of its Business Assets and its tax basis in such assets. In addition, the Company (but not NewCo) would be subject to the attribute reduction rules described above. To the extent the Company recognizes any gain from this transaction, net operating loss carryforwards may be available to offset such gains. Because the Company’s Business Assets will have been sold to NewCo, the Company does not anticipate holding any Business Assets that would be subject to tax basis reduction in the year following the COD income realization.

Applicable High-Yield Discount Obligations

It is expected that the Rights Offering Notes issued pursuant to the terms of the Rights Offering will be issued with significant original issue discount (“OID”) and will be considered “applicable high yield discount obligations” (“AHYDOs”). If the Rights Offering Notes are AHYDOs, the Company will not be allowed a deduction for interest (including OID) accrued on the Rights Offering Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt issued by the Company or by a person deemed to be related to the Company under Section 453(f)(1) of the Tax Code, which are considered paid only when the stock or debt is redeemed for cash or property other than such stock or debt). In addition, depending upon the yield to maturity on the Rights Offering Notes, the Company may not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time. The deferral or disallowance of deductions for payments of interest or OID on the Rights Offering Notes may reduce the amount of cash available to the Company to meet its obligations under the Rights Offering Notes.

U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain U.S. federal income tax consequences of the transactions contemplated by the Plans to U.S. Holders of New ABH Common Stock, Subscription Rights and Rights Offering Notes issued upon the Exercise of any Subscription Rights. U.S. Holders should consult their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences of the transactions contemplated by the Plans.

The U.S. federal income tax consequences to a U.S. Holder (including the character, timing and amount of income, gain or loss recognized) will depend on, among other factors: (a) the manner in which the Holder acquired the Claim; (b) the length of time the Holder has held the Claim; (c) whether the Holder acquired the Claim at a discount; (d) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in current or prior years; (e) whether the Holder has previously included in taxable income accrued but unpaid interest with respect to the Claim; (f) the treatment of the Rights Offering; and (g) the Holder’s method of accounting.

Consequences with respect to Affected Unsecured Claims Assigned to ABH

Under Section 351 of the Tax Code, no gain or loss shall be recognized if property is transferred to a corporation by a group of persons solely in exchange for stock in such corporation and immediately after the exchange such persons hold 80% of the stock of the transferee corporation. However, indebtedness of the transferee corporation which is not evidenced by a security shall not constitute acceptable property for purposes of these rules. Accordingly, the 80% test will be met only if less than 20% of the New ABH Common Stock is received in exchange for debt of ABH that is not evidenced by a security. In general, debt instruments with an initial term of less than five years are not treated as securities, whereas debt instruments with initial terms of greater than ten years are treated as securities. Debt instruments with terms between five years and ten years raise more complex issues. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security. The Company believes that the amount of New ABH Common Stock received in exchange for Affected Unsecured Claims of ABH that do not constitute securities for U.S. federal income tax purposes will be below the 20% threshold above which non-recognition treatment would be jeopardized.

Subject to the discussion above, Holders of the Affected Unsecured Claims that assign all or a portion of such Affected Unsecured Claims to ABH and receive New ABH Common Stock generally should not recognize gain and will not be permitted to recognize loss for U.S. federal income tax purposes as a result of the assignment of such portion of the Affected Unsecured Claims to ABH. Holders may, however, recognize gain, but not loss, with respect to the Subscription Rights received, as applicable, in an amount equal to the lesser of (x) the excess of the fair market value of the New ABH Common Stock and Subscription Rights received by the Holder over the Holder’s adjusted tax basis in its Affected Unsecured Claims surrendered, and (y) the fair market value of the Subscription Rights received by the Holder. Holders generally will take a basis in New ABH Common Stock and Subscription Rights equal to the sum of (i) the adjusted basis Holders had in the Affected Unsecured Claims assigned to ABH, (ii) any gain recognized with respect to the receipt of Subscription Rights, and (iii) any cash paid to exercise the Subscription Rights. The aggregate basis should initially be allocated among the New ABH Common Stock and Subscription Rights – first to the Subscription Rights to the extent of fair market value and the remaining balance to the New ABH Common Stock. The holding period of the New ABH Common Stock received should generally be the same as the holding period of the Affected Unsecured Claims contributed to ABH.

NOTE THAT IN CONNECTION WITH THE ASSIGNMENT OF AFFECTED UNSECURED CLAIMS TO ABH, HOLDERS WILL BE REQUIRED TO PROVIDE ABH WITH INFORMATION REGARDING THE HOLDERS’ TAX BASIS AND HOLDING PERIOD IN THE AFFECTED UNSECURED CLAIMS. ABH IS REQUIRED TO OBTAIN THIS INFORMATION SO THAT ABH CAN COMPLY WITH ITS OWN TAX REPORTING AND RETURN FILING OBLIGATIONS, WHICH, IN THE CASE OF A SECTION 351 TRANSACTION SUCH AS THE ONE DESCRIBED ABOVE, DEPEND ON CERTAIN INFORMATION RELATED TO THE HOLDERS’ TAX BASIS AND HOLDING PERIOD.

(a)	Accrued Interest

A portion of the consideration (whether stock or other consideration) received by Holders of the Claims may be attributable to accrued but unpaid interest with respect to such Claims. Such amount should be taxable to a Holder as ordinary interest income if the accrued interest has not been previously included in the Holder’s gross income for U.S. federal income tax purposes. Conversely, a Holder generally recognizes a deductible loss to the extent that any accrued interest was previously included in income and is not paid in full. If the fair value of the consideration received by Holders of the Claims is not sufficient to satisfy fully all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear.

The Company will allocate for U.S. federal income tax purposes all distributions in respect of any Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest, pursuant to the Plans. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes. However, no assurance can be given that the IRS will not challenge such allocation. If a distribution with respect to a Claim is allocated entirely to the principal amount of such Claim, a Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the Holder’s gross income. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plans, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

(b)	Market Discount

The market discount provisions of the Tax Code may apply to certain Holders. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, its revised issue price) exceeds the holder’s adjusted tax basis in the debt obligation immediately after such holder’s acquisition of the debt obligation by more than a statutory de minimis amount. Gain recognized by a holder upon a disposition of a “market discount bond” generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the holder’s period of ownership, unless the holder elected to include accrued market discount in taxable income currently. Absent such an election, a holder of a market discount bond is required under the market discount rules of the Tax Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond. In such circumstances, the holder will be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

To the extent the debt instruments held by a Holder had been acquired with market discount and are exchanged for New ABH Common Stock in a Section 351 exchange, any market discount that accrued on such debt instruments but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New ABH Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instruments.

Ownership and Disposition of New ABH Common Stock

(a)	Distributions of Cash or Property on New ABH Common Stock

Generally, the gross amount of any distribution of Cash or property made with respect to New ABH Common Stock will be includible by a Holder in gross income as dividend income to the extent that such distributions are paid out of the current or accumulated “earnings and profits” of ABH as determined under U.S. federal income tax principles. A distribution that is treated as a dividend for U.S. federal income tax purposes may qualify for the seventy percent (70%) dividends-received deduction if such amount is distributed to a Holder that is a corporation and that satisfies certain holding period and taxable income requirements, and may qualify for an eighty percent (80%) dividend-received deduction if such corporate Holder holds twenty percent (20%) or more of the outstanding stock (by voting power and value) of the distributing corporation.

A distribution in excess of ABH’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of a Holder’s adjusted tax basis in New ABH Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New ABH Common Stock). To the extent that such distribution exceeds a Holder’s adjusted tax basis in New ABH Common Stock the distribution generally will be treated as capital gain, subject to the “Market Discount” rules discussed above, and will be treated as long-term capital gain if the Holder’s holding period in such stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

(b)	Sale, Exchange or Other Taxable Disposition of New ABH Common Stock

Upon the sale, retirement or other taxable disposition of a share of New ABH Common Stock, a Holder generally will recognize gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received and the Holder’s adjusted tax basis in such New ABH Common Stock, subject to the “Market Discount” rules discussed above. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition, the Holder held the share of New ABH Common Stock, for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations, as discussed below in “Limitations on Use of Capital Losses”.

Limitations on Use of Capital Losses

A Holder who recognizes capital losses as a result of consummation of the Plans or upon a subsequent disposition of New ABH Common Stock, will be subject to limitations on the use of such capital losses. For a non-corporate taxpayer, capital losses may be used to offset any capital gains (without regard to holding periods), and also to offset ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns), or (2) the excess of the capital losses over the capital gains. A non-corporate taxpayer may carry over unused capital losses and apply them against future capital gains and, as set forth in the preceding sentence, a portion of such taxpayer’s ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, and may carry over unused capital losses for the five years following the capital loss year.

Exercise or Expiration of the Subscription Rights

A U.S. Holder generally will not recognize gain or loss upon the exercise of a Subscription Right. Rights Offering Notes that a U.S. Holder acquires pursuant to the exercise of the Subscription Rights will have a tax basis equal to the Holder’s adjusted basis in the Subscription Rights so exercised, increased by any amount paid to exercise the Subscription Rights. The holding period for the Rights Offering Notes that a U.S. Holder acquires pursuant to the exercise of the Subscription Rights will commence on the date following the date of exercise (or possibly on the date of exercise). If the Subscription Rights are allowed to lapse unexercised, a U.S. Holder will have a capital loss equal to such holder’s adjusted basis in the Subscription Rights, which will be treated as a long-term capital loss if the Holder’s holding period in the Subscription Rights exceeds one year as of the date of the expiration. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses”.

Treatment of Upfront Payment under Backstop Agreement

At the time the Rights Offering Notes are issued, pursuant to the Backstop Commitment, the Company shall cause the Upfront Payment to be paid back to Eligible Holders from the proceeds of the sale of such Rights Offering Notes. The tax treatment of this Upfront Payment is not entirely clear, and the amount of the Upfront Payment received [may] be treated as fee income to an Eligible Holder.

Ownership, Conversion and Disposition of Rights Offering Notes received upon Exercise of Subscription Rights

(a)	Payments of Interest on Rights Offering Notes

Each payment of qualified stated interest (as defined below) on a New Note (including any amount withheld as backup withholding tax) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

(b)	Original Issue Discount

(i)	Generally

A note with a term that exceeds one year will be treated as issued with OID if it has a term of more than one year and the “stated redemption price at maturity” of the note exceeds its “issue price” by more than the de minimis amount of  1/4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of the note to its maturity.

The “stated redemption price at maturity” of the Rights Offering Notes will exceed the “issue price” of the Rights Offering Notes by more than a de minimis amount, and the Rights Offering Notes will therefore constitute discount notes issued with OID. Following is a summary of the OID rules and their application to the Rights Offering Notes.

The “issue price” of a note generally is the first price at which a substantial amount of the issue of which the note is a part is sold to persons other than bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers.

The “stated redemption price at maturity” of a note generally is the total amount of payments provided by the note other than “qualified stated interest” payments. Generally, an interest payment on a note is “qualified stated interest” if it is paid in cash (or property of the issuer other than debt) and is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. Qualified stated interest payable on the Rights Offering Notes will be taxable to a U.S. Holder when accrued or received in accordance with such holder’s normal method of accounting.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of a note, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval between payments.

Because the Rights Offering Notes will be issued with OID, a U.S. Holder will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of a holder’s method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID includible in income by a U.S. Holder will equal the sum of the “daily portions” of the OID with respect to the Rights Offering Notes for each day on which a U.S. Holder owns the Rights Offering Notes during the taxable year. Generally, a U.S. Holder determines the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the Rights Offering Note at the beginning of the accrual period and its “yield to maturity”

over

•	the aggregate amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a Rights Offering Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the Rights Offering Notes. If an interval between payments of qualified stated interest on a Rights Offering Note contains more than one accrual period, then, when a U.S. Holder determines the amount of OID allocable to an accrual period, such U.S. Holder must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a U.S. Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a U.S. Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

OID will be calculated based on the assumption that interest on the Rights Offering Notes will be paid in Cash. It is not entirely clear what adjustments would be required if the Company were to pay interest in kind instead of in Cash.

(ii)	Election to Treat All Interest as OID (Constant Yield Method)

A U.S. Holder may elect to include in gross income all interest that accrues on a Rights Offering Note using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest. If a U.S. Holder makes this election in respect of its Rights Offering Notes, when such holder applies the constant-yield method:

•	the issue price of a Rights Offering Note will equal its cost;

•	the issue date of a Rights Offering Note will be the date it is acquired; and

•	no payments on a Rights Offering Note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Rights Offering Note for which it is made. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on a Rights Offering Note without IRS consent.

(iii)	Applicable High Yield Discount Obligations

As indicated above, the Company expects that the Rights Offering Notes will constitute AHYDOs for U.S. federal income tax purposes. Consequently, to the extent the Company has current or accumulated earnings and profits, the disqualified portion of OID, as defined above, generally will be treated as a dividend to a U.S. Holder that may be subject to a dividends received deduction for corporate U.S. Holders. The dividends-received deduction is subject to a number of complex limitations. U.S. Holders are urged to consult their own tax advisor regarding the U.S. federal income tax consequences of holding Rights Offering Notes that are considered AHYDOs.

(c)	Treatment of New Rights Offering Notes issued in respect of Rights Offering Notes

A newly distributed Rights Offering issued in respect of an existing Rights Offering Note received in lieu of Cash interest on the existing Rights Offering Note is aggregated with the existing Rights Offering Note and will be treated as part of the existing Rights Offering Note with respect to which it was issued. Thus, the initial issue price of a newly distributed Rights Offering Note issued in respect of an existing Rights Offering Note likely will be determined by allocating the adjusted issue price, at the time of distribution, of the underlying Rights Offering Note between the newly distributed Rights Offering Note and the underlying Rights Offering Note in proportion to their respective principal amounts. A portion of the basis of such Rights Offering Note will be allocated to such newly issued Rights Offering Note and OID on such newly issued Rights Offering Note will accrue in the same manner as described above in the case of such Rights Offering Note. A U.S. Holder’s holding period for any newly issued Rights Offering Notes issued with respect to an original Rights Offering Note will likely be identical to its holding period for the original Rights Offering Note.

(d)	Conversion of Rights Offering Notes

In general, a U.S. Holder will not recognize income, gain or loss upon conversion of Rights Offering Notes into shares of New ABH Common Stock, except that the receipt of cash in lieu of a fractional share of New ABH Common Stock will result in capital gain or loss (as described below).

A U.S. Holder’s tax basis in New ABH Common Stock received upon conversion of Rights Offering Notes (other than in respect of accrued interest) will equal its adjusted basis in the Rights Offering Notes so converted, less any portion of such holder’s tax basis allocable to Cash received in lieu of a fractional share. The holding period will include the period during which a U.S. Holder held the Rights Offering Notes prior to conversion. Cash received in lieu of a fractional share of New ABH Common Stock should be treated as a payment in exchange for the fractional share, and a U.S. Holder generally will recognize taxable gain or loss on the receipt of Cash in lieu of a fractional share in an amount equal to the difference between the amount of Cash received and such holder’s tax basis in the fractional share.

(e)	Constructive Dividends

An increase in the conversion rate of the Rights Offering Notes may, depending on the circumstances, be deemed to be a distribution to a U.S. Holder. Any deemed distribution will be taxed in the same manner as an actual distribution. A U.S. Holder may be deemed to receive a taxable dividend if the conversion rate of the Rights Offering Notes is adjusted as described under the terms of the Rights Offering. A U.S. Holder’s tax basis in a Note would be increased by the amount of any such deemed dividend.

(f)	Sale, Exchange or Retirement of the Rights Offering Notes

Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and its adjusted tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will be the amount that such holder paid for the Subscription Right, increased by the amount of the price paid to convert the Subscription Right and any OID previously included in income, decreased by the amount of any payments (other than payments of qualified stated interest) on the Note. Any capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition of the Note, a holder held the Note for more than one year. Long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%. For taxable dispositions on or after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses”.

Information Reporting and Backup Withholding

Certain payments (“Reportable Payments”) generally are subject to information reporting by the payor to the IRS. Moreover, Reportable Payments are subject to backup withholding (currently at a rate of twenty eight percent (28%)) under certain circumstances. Under the backup withholding rules set forth in the Tax Code, a Holder receiving a payment or distribution of cash or other property pursuant to the Plans, pursuant to distributions on New

ABH Common Stock or certain payments of principal of, and interest on, a Note, and the proceeds of disposition of a Note before maturity may be subject to backup withholding with respect to such payment or distribution unless it: (i) is an exempt recipient, such as a corporation, and when required, demonstrates this exemption, or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the Holder’s U.S. federal income tax liability, and it may obtain a refund of excess amounts withheld under the backup withholding tax rules by timely filing an appropriate claim for refund with the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

This subsection applies to a Holder who is a Non-U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Each non-U.S. Holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to its participation in the transactions contemplated by the Plans and its ownership of New ABH Common Stock, Subscription Rights and any Rights Offering Notes issued upon the Exercise of the Subscription Rights, including any reporting requirements.

Tax Consequences of Ownership of the New ABH Common Stock and Subscription Rights.

As discussed above, it is expected that the assignment of a portion of the Affected Unsecured Claims to ABH and the receipt by Holders of New ABH Common Stock and Subscription Rights should constitute a Section 351 transaction under the Tax Code, and accordingly, no gain or loss for U.S. federal income tax purposes should be realized or recognized by Non-U.S. Holders transferring such Claims to ABH, except to the extent of the value of the Subscription Rights received, as discussed in more detail above.

Subject to the discussion below in “Information Reporting and Backup Withholding,” any gain or loss realized by a Non-U.S. Holder in connection with the assignment of the Claim to ABH, receipt of New ABH Common Stock and Subscription Rights, as applicable, pursuant to the Plans should not be subject to U.S. federal income tax unless:

•

the gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains within the U.S.), in which case the gain or loss will be treated in the manner described below in “Effectively Connected Income and Loss;”

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year that includes the date of the assignment of the Claim to the Debtors, and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to thirty percent (30%) tax (subject to possible reduction if provided by treaty); or

•	the Non-U.S. Holder is subject to the Tax Code provisions applicable to certain former citizens or residents.

Distributions on New ABH Common Stock

Distributions of cash and property that ABH makes in respect of New ABH Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions of cash and property that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding at a thirty percent (30%) rate unless a reduced rate is prescribed by an applicable income tax treaty. If the amount of a distribution exceeds ABH’s current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in the New ABH Common Stock and thereafter will be treated as gain from the disposition of such share of New ABH Common Stock, subject to tax as described below in “Sale, Exchange or Disposition of New ABH Common Stock, Subscription Rights and Rights Offering Notes”.

In order to obtain a reduced rate of U.S. withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Each Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under a treaty.

The U.S. federal withholding tax described above will not apply to dividends paid to a Non-U.S. Holder if such dividends represent U.S. trade or business income for the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., as the dividends will be subject to tax as described below under “Effectively Connected Income and Loss”.

Ownership of the Rights Offering Notes Issued upon Exercise of the Subscription Rights

Subject to the discussion below in “Information Reporting and Backup Withholding,” payments of interest on a Note (including OID) to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business generally will not be subject to U.S. federal income tax if:

•	the Non-U.S. Holder does not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the Company’s voting stock;

•

the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership under applicable rules of the Tax Code;

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, as described below, is fulfilled with respect to the beneficial owner of the Note.

The certification requirement described above will be fulfilled if either (A) a Non-U.S. Holder provides to the Company or its paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to such holder’s non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Note on behalf of the beneficial owner and provides a statement to the Company or its paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. beneficial owner or from another financial institution acting on behalf of such beneficial owner and furnishes the Company or its paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on a holder’s particular circumstances.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) a Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such Non U.S. Holder’s conduct of a United States trade or business and such holder provides a properly completed IRS Form W-8ECI (or successor form).

Effectively Connected Income and Loss

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and if dividends received in respect of New ABH Common Stock; gain or loss realized on the disposition of a share of New ABH Common Stock, Subscription Rights or Rights Offering Notes; or fee income received for participating in the Rights Offering are

“effectively connected” with the conduct of such U.S. trade or business, any such dividends, gain or loss realized by a Non-U.S. Holder will be subject to full net-basis U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a “branch profits tax” on earnings and profits effectively connected with such U.S. trade or business (subject to certain adjustments) at a rate of thirty percent (30%), unless the branch profits tax is reduced or eliminated by an applicable income tax treaty. Even though any such effectively connected income would be subject to income tax, and might also be subject to branch profits tax, it would not be subject to withholding tax if the Non-U.S. Holder satisfied the applicable certification requirements described above. Non-U.S. Holders should discuss the applicability of the “effectively connected” rules with their tax advisors.

Sale, Exchange or Disposition of New ABH Common Stock, Subscription Rights and Rights Offering Notes

Subject to the discussion below concerning backup withholding, if a Non-U.S. Holder owns New ABH Common Stock and Subscription Rights (or Rights Offering Notes issued upon conversion of Subscription Rights), the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange or other taxable disposition of such New ABH Common Stock and Subscription Rights (or Rights Offering Notes), unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met;

•	such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (see “Effectively Connected Income and Loss”).

Information Reporting and Backup Withholding

Unless certain exceptions apply, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends and interest paid to the Non-U.S. Holder (whether such dividend income is subject to U.S. withholding tax or is exempt from such tax pursuant to an income tax treaty). Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Under current U.S. federal income tax law, backup withholding tax will not apply to payments of dividends and interest by the Company or its paying agent if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form), or otherwise establishes its eligibility for an exemption, provided that the Company or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of information reporting and backup withholding in such holder’s particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

XI. OTHER CONSIDERATIONS

A. NEW ABH COMMON STOCK AND RIGHTS OFFERING NOTES

The definitive terms of the Rights Offering Notes and the New ABH Common Stock will be made available on the website of the Monitor, at www.ey.com/ca/abitibibowater, no later than —, 2010. The Applicants will announce by way of press release the posting of such documents on the website maintained by the Monitor concurrently with such posting.

B. CANADIAN SECURITIES LAW CONSIDERATIONS

Canadian securities Laws provide for a specific statutory exemption from the prospectus requirements when securities are issued or distributed in connection with either (i) a reorganization or arrangement that is under a statutory procedure, or (ii) a reorganization or arrangement that (a) is described in an information circular made pursuant to applicable regulations or in a similar disclosure record and the information circular or similar disclosure record is delivered to each security holder whose approval of the reorganization or arrangement is required before it can proceed and (b) is approved by the security holders referred to in (a). The Applicants believe that the issuance and distribution of the New ABH Common Stock under the CCAA Plan to any Canadian resident and of Subscription Rights to Rights Offering Participants pursuant to the Rights Offering fall within one of the statutory exemptions under Canadian securities Laws described in this paragraph and are thus exempt from the prospectus requirements under Canadian securities Laws.

The issuance and distribution of Rights Offering Notes upon the exercise of the Subscription Rights by the Rights Offering Participants and of New ABH Common Stock upon the conversion of such Rights Offering Notes in accordance with their respective terms also fall within statutory exemptions under Canadian securities Laws and are thus exempt from the prospectus requirements. For the purposes herein, the New ABH Common Stock (including the New ABH Common Stock issuable upon the conversion of Rights Offering Notes) and the Rights Offering Notes issuable upon the exercise of the Subscription Rights are referred to as the “New Securities”.

Under Canadian securities Laws, once issued, the New Securities will, except for “control distributions” described below, be generally freely tradeable in Canada without the need for the holder of such New Securities to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided (i) the issuer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade, and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that the issuer is in default of securities legislation. Reorganized ABH will not have been a reporting issuer for any period prior to the Implementation Date. However, ABH is currently a reporting issuer in each of the provinces of Canada and it is currently anticipated that, at the Implementation Date, it will remain a reporting issuer and will have been a reporting issuer for the four months preceding the Implementation Date in each of the provinces of Canada. Under Canadian securities Laws, a holder of New Securities may include the period of time that ABH was a reporting issuer in a jurisdiction of Canada immediately prior to the Implementation Date in determining the period of time that Reorganized ABH was a reporting issuer in a jurisdiction of Canada immediately preceding the trade by such holder.

If the resale or trade of the New Securities constitutes a “control distribution”, then any resale or trade of the New Securities would require either (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject New Securities freely tradeable in such Canadian jurisdiction(s), (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of the New Securities, or (iii) the giving of notice and filing of a prescribed form with the CSA at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or (ii) each person or company in a combination of persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities Laws, the Applicants make no representation concerning the right of any Person to trade in the New Securities in Canada. The Applicants recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities in Canada in compliance with applicable Canadian securities Laws.

C. UNITED STATES SECURITIES LAW CONSIDERATIONS

Federal

The New ABH Common Stock to be issued under the CCAA Plan to any person subject to the U.S. securities laws and the exercise of the Subscription Rights by Eligible Holders has provided in the CCAA Plan but not the Unsubscribed Rights Offering Notes, Excluded Rights Offering Notes or Rights Offering Notes received by Persons deemed to be “underwriters”, as defined in Section 1145(b) of the Bankruptcy Code will be issued in reliance upon Section 3(a)(10) of the U.S. Securities Act which, among other things, exempts from the registration requirements thereof securities issued in exchange for one or more outstanding securities, claims or property interests where the terms and conditions of the issuance and exchange have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is required by the CCAA to conduct a hearing to determine the fairness of the terms and conditions of the CCAA Plan, including the proposed issuance of securities thereunder. The Court has granted the Creditors’ Meeting Order, as set out in Appendix D to this Circular, and subject to the approval of the CCAA Plan by the Affected Unsecured Creditors, the Court will hold a hearing on the fairness of the CCAA Plan on or about —, 2010 prior to entering the Sanction Order.

The New ABH Common Stock received under the CCAA Plan and the exercise of the Subscription Rights by Eligible Holders as provided in the CCAA Plan, but not the Unsubscribed Rights Offering Notes or Excluded Rights Offering Notes, will be freely transferable under United States federal securities Laws, except that the New ABH Common Stock and the Rights Offering Notes received by Persons who are deemed to be “underwriters”, including holders who are deemed to be “affiliates” (as such terms are defined under the U.S. Securities Act) of ABH within 90 days before, or after, the Implementation Date, or “control persons” may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Regulation S promulgated under the U.S. Securities Act or as otherwise permitted under the U.S. Securities Act. Sales under Rule 144 require compliance, during prescribed periods following the acquisition of securities as a result of the implementation of the CCAA Plan, with certain holding periods, volume limitations and current public information and manner of sale requirements. Persons whom may be deemed to be “affiliates” of an issuer generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, such issuer and may include officers and directors of such issuer as well as principal shareholders of such issuer. Parties who believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel concerning the availability of the exemptions provided by Rule 144 or Regulation S.

The Backstop Parties will also receive securities of Reorganized ABH. Reorganized ABH will rely on Section 4(2) of the U.S. Securities Act and, to the extent applicable, Regulation D promulgated thereunder, to exempt the offering, sale and issuance of the Rights Offering Notes to the Backstop Parties. Section 4(2) exempts from the registration requirements of the U.S. Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration requirements of the U.S. Securities Act private offerings by an issuer of securities to “accredited investors”, as such term is defined under Regulation D, and to certain other qualified investors.

State

The issuance and delivery of the New ABH Common Stock, pursuant to the CCAA Plan, the exercise of the Subscription Rights by Eligible Holders as provided by the CCAA Plan and the issuance of the Rights Offering Notes to the Backstop Parties will not be registered under the securities Laws of any state of the United States. Such securities will be issued in reliance upon applicable exemptions under state securities Laws. Affected Unsecured Creditors are advised that the resale of the New ABH Common Stock and the Rights Offering Notes may be subject to certain registration requirements or other restrictions imposed by various states’ “blue sky” Laws. ABH does not provide any advice with respect to the applicability of, or compliance with, any such blue sky Laws and urges all Affected Unsecured Creditors to consult their own advisors concerning whether they may freely trade the New ABH Common Stock and the Rights Offering Notes in compliance with the blue sky Laws of the state in which they reside.

D. STOCK EXCHANGE LISTING

Reorganized ABH and the Applicants shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and/or the Toronto Stock Exchange. See “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”.

Any such listing will be conditional upon Reorganized ABH fulfilling all the initial requirements of these exchanges, including distribution of these securities to a minimum number of public holders. There can be no assurance that listing will be achieved and, if achieved, that such listing will continue or that a trading market will develop or be sustained for the listed securities.

XII. RECOMMENDATION OF THE MONITOR

[NTD: To follow.]

XIII. RECOMMENDATION OF THE APPLICANTS

[NTD: To follow.]

XIV. LEGAL MATTERS

Certain legal matters in connection with the CCAA Plan will be passed upon on behalf of ABH and the Applicants by Stikeman Elliott LLP, as to matters of Canadian law. ABH and the Applicants have been represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP as to matters of U.S. law.

XV. QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact — at:

—

DATED at Montreal, this — day of —, 2010.

—

XVI. AUDITORS, TRANSFER AGENTS AND REGISTRAR

[NTD: To be inserted.]

APPENDIX A

APPLICANTS

Abitibi-Consolidated Inc.

Abitibi-Consolidated Company of Canada

3224112 Nova Scotia Limited

Marketing Donohue Inc.

Abitibi-Consolidated Canadian Office Products Holdings Inc.

3834328 Canada Inc.

6169678 Canada Incorporated.

4042140 Canada Inc.

Donohue Recycling Inc.

1508756 Ontario Inc.

3217925 Nova Scotia Company

La Tuque Forest Products Inc.

Abitibi-Consolidated Nova Scotia Incorporated

Saguenay Forest Products Inc.

Terra Nova Explorations Ltd.

The Jonquière Pulp Company

The International Bridge and Terminal Company

Scramble Mining Ltd.

9150-3383 Québec Inc.

Abitibi-Consolidated (U.K.) Inc.

Bowater Canadian Holdings Incorporated.

Bowater Canada Finance Corporation

Bowater Canadian Limited

3231378 Nova Scotia Company

AbitibiBowater Canada Inc.

Bowater Canada Treasury Corporation

Bowater Canadian Forest Products Inc.

Bowater Shelburne Corporation

Bowater LaHave Corporation

St. Maurice River Drive Company Limited

Bowater Treated Wood Inc.

Canexel Hardboard Inc.

9068-9050 Québec Inc.

Alliance Forest Products (2001) Inc.

Bowater Belledune Sawmill Inc.

Bowater Maritimes Inc.

Bowater Mitis Inc.

Bowater Guérette Inc.

Bowater Couturier Inc.

A-1

APPENDIX B

RESOLUTION

Intentionally omitted; to be included upon filing with the court.

B-1

APPENDIX C

PLAN OF REORGANIZATION AND COMPROMISE

(See Exhibit 99.2 of the current report on Form 8-K dated May 28, 2010)

C-1

APPENDIX D

CREDITORS’ MEETING ORDER

Intentionally omitted; to be included upon filing with the court.

D-1

APPENDIX E

CLAIMS PROCEDURE ORDERS

Intentionally omitted; to be included upon filing with the court.

E-1

APPENDIX F

LIQUIDATION ANALYSIS

[NTD: To be prepared by the Monitor.]

F-1

APPENDIX G

FINANCIAL PROJECTIONS

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated May [24], 2010 (as may be amended and supplemented from time to time according to its terms, the “Plan”) is not likely to be followed by the liquidation or need for further financial reorganization of the debtors or any successors to the debtors under the Plan. This condition is often referred to as the “feasibility” of the plan.

For purposes of determining whether the Plan meets this requirement, the financial advisors of the Company have analyzed the debtors’ ability to meet their obligations under the Plan. As part of that analysis, the debtors have prepared consolidated projected financial results for each of the years ending December 31, 2010 through and including 2014. These financial projections, and the assumptions on which they are based, are annexed hereto for your reference. See “Article VIII, Section B. Statutory Requirements for Confirmation of the Plan in Chapter 11 Cases – 3. Feasibility” in the Plan.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and in the Plan in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information set forth in ABH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other reports filed by ABH with the SEC filed prior to the Bankruptcy Court’s approval of the Disclosure Statement. These filings are available by visiting the SEC’s website at http://www.sec.gov.

The debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors (as defined in the Plan and CCAA Plan). The debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the debtors and the Reorganized Debtors do not intend to update or otherwise revise the Financial Projections, or to include such information in documents required to be filed with the SEC or otherwise make such information public to reflect events or circumstances existing or arising after the date of the Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THE DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE

PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE [X] OF THE PLAN “CERTAIN RISK FACTORS TO BE CONSIDERED” AND THE SECTION “RISK FACTORS” OF THIS CIRCULAR.

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN AND THE CCAA PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

Financial Projections

The Company1 prepared the Reorganized ABH Pro Forma Balance Sheet, Reorganized ABH Projected Balance Sheet, Reorganized ABH Projected Income Statement, Reorganized ABH Projected Cash Flow Statement and ACI, Donohue (for the purposes of this Exhibit, “D-Corp”), Bowater (for the purposes of this Exhibit, “BI”), Bowater Newsprint South Operations LLC (for the purposes of this Exhibit, “BNS”) and BCFPI Projected Financials (collectively, the “Financial Projections”) for the years 2010 through 2014 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by management with respect to the future performance of the Company’s operations. Although management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such Financial Projections and assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Company’s actual financial results and must be considered. The Financial Projections should be reviewed in conjunction with a review of these assumptions, including the accompanying qualifications and footnotes. The Company did not prepare the Financial Projections with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the FASB, particularly for reorganization accounting.

All dollar amounts in the Financial Projections are U.S. dollars unless otherwise indicated and any reference to “GAAP” refers to the generally accepted accounting principles in the United States of America.

1.	Accounting Policies

a. The Financial Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements (GAAP consolidated basis). The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“FASB ASC 852”). In addition, for comparative presentation purposes, the operations and cash flows for 2010 combine the predecessor company (January 1, 2010 through the Effective Date / Implementation Date) and successor company (assumed Effective Date / Implementation Date through December 31, 2010) to allow for a full year presentation.

2.	General Assumptions

a. Methodology - The Financial Projections are based upon the Company’s detailed operating forecast for 2010 – 2014 for the consolidated enterprise. The Financial Projections include the impact of the Company’s operating restructuring initiatives in 2010 both prior to and after the Effective Date and Implementation Date (as defined in the CCAA Plan). The Company’s Financial Projections have been updated where noted to match the projected cash flows used by Blackstone in the Company’s Enterprise Valuation.

[1]	Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Disclosure Statement or the Plan, as applicable.

b. Plan Consummation - The operating assumptions assume that the Effective Date / Implementation Date will be October 1, 2010.

c. Macroeconomic and Industry Environment – The Financial Projections are based on management’s view of North American and international market supply and demand, corresponding operating rates and pricing, and changes in the major cost inputs for the key pulp and paper grades in which it produces. Management’s view generally aligns with current industry information including RISI, a leading information provider for the global forest products industry, as well as general Wall Street equity research consensus views for major macroeconomic and industry cost drivers.

d. Exchange Rate – The CAD / USD exchange rate is assumed to be $.99 for the balance of 2010, falling to $.98 in 2011, $.96 in 2012, $.93 in 2013 and $.91 in 2014. These exchange rates projections are consistent with the assumptions used by Blackstone in the Company’s Enterprise Valuation.

3.	Adjusted September 30, 2010 Balance Sheet and Reorganized ABH Pro Forma Balance Sheet

The Adjusted September 30, 2010 Balance Sheet was developed based upon the December 31, 2009 audited balance sheet and projected results of operations and cash flows over the projected period to the assumed emergence date of October 1, 2010. On the Effective Date / Implementation Date, actual cash may vary from cash reflected in the Adjusted September 30, 2010 Balance Sheet because of variances in the Financial Projections and potential changes in cash needed to consummate the Plan and the CCAA Plan. The Reorganized ABH Pro Forma Balance Sheet contains certain pro forma adjustments as a result of consummation of the Plan and the CCAA Plan. The Reorganized ABH Pro Forma Balance Sheet also includes the debt (related to non-filed subsidiaries) and other obligations that will continue to remain outstanding after the Effective Date / Implementation Date and will be paid in the ordinary course of operations. The estimated pro forma adjustments regarding the reorganized equity value of the Company, its assets, or estimates of its liabilities as of the Effective Date / Implementation Date will be based upon the fair value of its assets and liabilities as of that date, which could be materially different than the values assumed in the foregoing estimates.

Reorganized ABH - Pro Forma Balance Sheet

In US$ million unless otherwise noted	Adjusted September 30, 2010	Exit Financing (A)	Cash Settlement (B)	Non-Cash Settlement (C)	Accounting Adjustments (D)	Pro Forma September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$707	$(419)	$(138)	—	—	$150
Accounts receivable	879	—	—	—	—	879
Inventories, net	588	—	—	—	—	588
Other current assets	121	—	—	—	—	121

Total current assets	$2,296	$(419)	$(138)	—	—	$1,738

Fixed assets, net	$3,763	—	—	—	$(896)	$2,866
Goodwill	53	—	—	—	(53)	—
Intangible assets, net	311	—	—	—	(311)	—
Other non-current assets	353	70	—	—	(47)	376
Pension assets	149	—	—	—	—	149

Total assets	$6,925	$(349)	$(138)	—	$(1,307)	$5,130

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and accrued liabilities	$297	—	—	—	—	$297
Short-term bank debt	496	(496)	—	—	—	—
Debtor-in-possession financing	206	(206)	—	—	—	—
Liabilities associated with assets held for sale	35	—	—	—	—	35
Administrative Claims	138	—	(138)	—	—	—

Total current liabilities not subject to compromise	$1,173	$(702)	$(138)	—	—	$332

Debt not subject to compromise	1,079	(837)	—	—	—	241
Pension and OPEB	—	—	—	391	—	391
Other long-term liabilities	55	—	—	—	—	55

Exit Financing Facilities	—	1,191	—	—	—	1,191

Liabilities Subject to Compromise (E)
A/P Trade subject to compromise	251	—	—	(251)	—	—
Rejected Exec Contracts subject to comp.	646	—	—	(646)	—	—
Pension and OPEB subject to compromise	391	—	—	(391)	—	—
Employee Claims and other LSTC	663	—	—	(663)	—	—
3rd party debt subject to compromise	5,685	—	—	(5,685)	—	—

Total LSTC	$7,636	—	—	$(7,636)	—	—

Total liabilities	$9,942	$(349)	$(138)	$(7,245)	—	$2,210

Shareholders’ equity / (deficit)	$(3,133)	—	—	$7,245	$(1,577)	$2,534

Non-controlling interests	$116	—	—	—	$270	$386

Total liabilities and shareholders’ equity	$6,925	$(349)	$(138)	—	$(1,307)	$5,130

A	Represents the exit financing in connection with the Company’s emergence from the Chapter 11 Cases and CCAA Proceedings and the associated repayment under the Plan and CCAA Plan, as applicable, of secured debt claims, including the Bowater Secured Bank Claims, BCFPI Secured Bank Claims, DIP Facility Claims, ACCC Term Loan Secured Claims, 13.75% Senior Secured Notes, Securitization Claims and Other Secured Claims. In connection with the Company’s reorganization and new exit financing, we have estimated the related transaction costs for the exit financing and capitalized these costs in other non-current assets on the balance sheet. These estimated transaction costs will be amortized to interest expense over the term of the new exit financing. Any capitalized transaction costs associated with our repaid secured debt will be written off.
B	Cash settlement represents cash payments required pursuant to the Plan and the CCAA Plan, including payment of Administrative Claims which include professional fees and claims pursuant to section 503(b)(9) of the Bankruptcy Code.
C	Reflects the cancellation or reinstatement of remaining liabilities subject to compromise pursuant to the Plan and the CCAA Plan.
D	Represents illustrative adjustments to book value to reflect the pro forma Equity Value of the Company. The book value adjustments in connection with this Reorganized ABH Pro Forma Balance Sheet do not reflect the formal implementation of reorganization accounting pursuant to FASB ASC 852. The final adjustments will be based upon the fair value of the assets and liabilities as of the Effective Date / Implementation Date and could impact different balance sheet accounts or be materially different than the values assumed in the foregoing estimates.
E	Claims levels are as reflected in the Plan and CCAA Plan, as applicable.

4.	Reorganized ABH Projected Income Statement

Reorganized ABH - Projected Income Statement

	3 Months Ended December 31,	Projected Year Ending December 31
	2010E	2010E Full-Year	2011E	2012E	2013E	2014E
In US$ million unless otherwise noted
Sales	$1,222	$4,663	$5,341	$5,480	$5,416	$5,474

Cost of sales, excluding depreciation, amortization and cost of timber harvested	(918)	(3,651)	(3,793)	(3,841)	(3,828)	(3,826)
Depreciation, amortization, and cost of timber harvested	(72)	(471)	(294)	(301)	(307)	(314)
Distribution costs	(140)	(544)	(563)	(568)	(570)	(572)
Selling and administrative expenses	(41)	(168)	(146)	(139)	(135)	(132)
Net gain on disposition of assets	—	55	—	—	—	—

Operating income / (loss)	$52	$(116)	$546	$631	$575	$631

Interest expense	(42)	(381)	(166)	(166)	(166)	(162)
Interest income	1	6	9	17	26	37
Partnership earnings (equity investments)	(0)	(2)	7	8	10	10

Income before reorganization items, income taxes and noncontrolling interests	$11	$(493)	$396	$489	$445	$516

Reorganization items, net	(4)	(141)	—	—	—	—

Income before income taxes and noncontrolling interests	$7	$(635)	$396	$489	$445	$516

Income tax benefit / (expense)	(31)	199	(89)	(91)	(51)	(62)
Net loss / (income) attributable to noncontrolling interests	(2)	3	(34)	(33)	(32)	(31)

Net (loss) income	$(26)	$(432)	$273	$364	$361	$423

a. Sales - Consolidated sales include sales from the Debtors’ primary operating segments: coated and specialty papers (“Commercial Printing Papers”, or “CPP”), market pulp, newsprint and wood products. The Financial Projections assume CPP demand is projected to increase over the next several years from its current low base, driving price increases from a cyclical trough in 2009. Pulp markets are assumed to remain volatile, with pricing rebounding to peak levels in 2012, then declining thereafter with global economic activity. Domestic newsprint demand is forecast to continue its secular decline over the projected period, partially mitigated by projected increases in export market demand. Newsprint prices are projected to improve from trough levels in 2009 and level off by 2012. Forecasted improvements in lumber demand assume a material recovery from trough levels in 2009 to peak levels in 2012 driven by a recovery in long-term U.S. housing starts.

b. Cost of Sales - Cost of Sales, including distribution costs, is projected to be approximately 89% of sales in 2010 and improve to approximately 80% of sales by 2014, driven primarily by the forecasted improvement in market demand and pricing as well as savings from negotiated labor cost reductions.

c. Selling, General, & Administrative Expenses - Selling, General & Administrative (“SG&A”) expenses are projected to decline to $132 million, or 2.4% of sales in 2014 from $168 million, or 3.5% of sales in 2009. SG&A has declined substantially since the Merger in 2007 ($332 million in 2008 and $198 million in 2009), and further SG&A reductions will result from anticipated reductions in headcount and a simplification of the Company’s organizational structure, amongst other efficiency gains.

d. Net income (loss) – The net income (loss) is expected to improve from a loss in 2010 to positive net income beginning in 2011. Improvements will be driven by the capital restructuring, which will result in lower interest expense, as well as cost reductions and improving market demand and pricing. These improvements will be partially offset by increased commodity inflation and expenses.

e. Reorganization Items - The 2010 Reorganization Items consist of actual and estimated postpetition fees for professional advisors, bank fees directly attributable to the bankruptcy filing and related capital restructuring. This amount excludes any gains or losses associated with the extinguishment of debt and revaluation of assets and liabilities under fresh-start reporting.

f. Interest Expense - For 4Q10 through 2014, interest expense projections are based on the Company’s estimated post-emergence capital structure assumed to be effective on October 1, 2010. Interest expense in 2010 prior to the Effective Date / Implementation Date is based on interest as disclosed in the Company’s financial statements for the first fiscal quarter of 2010 and as estimated for the Predecessor Company debt in accordance with GAAP for the period from April 1 through the Effective Date.

g. Income Taxes - Income tax benefit / (expense) was calculated based on the projected applicable statutory tax rates in the countries in which the Company operates. For U.S. operations, the federal tax rate was assumed to be 35%. State taxes were deemed to not be material over the Projection Period. For Canadian operations, the federal tax rate was assumed to be 30% in 2010, stepping down to 28% in 2011 and 26% in each subsequent year of the Projection Period.

U.S. taxable income in each projected year is adjusted downwards for the use of available post-emergence tax attributes preserved by the Company’s tax planning efforts. Post-emergence U.S. tax attributes such as net operating losses (“NOLs”), capital losses, tax credits, stock investments in subsidiaries and fixed assets take into account required attribute reduction due to discharge of indebtedness as a result of the chapter 11 restructuring proceedings. Projected taxable income after accounting for available tax shields is estimated to be approximately $50-90 million per year over the projected period.

Canadian taxable income in each projected year is projected to be zero after accounting for usage of available post-emergence tax attributes. Post-emergence Canadian tax attributes take into account required attribute reduction due to discharge of indebtedness under the CCAA Plan. Post-emergence attributes are primarily comprised of undepreciated capital cost (“UCC”), and to a lesser extent, NOLs and Scientific Research and Experimental Development expenses.

All tax-related projections conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company based upon consideration of tax attribute estimates provided by the Debtors and their tax advisors.

5.	Reorganized ABH Projected Balance Sheets

The Reorganized ABH Projected Balance Sheets set forth the projected financial position of the Company, after giving effect to the Adjusted September 30, 2010 Balance Sheet, the proposed reorganization and related pro forma adjustments in Section 3. The Reorganized ABH Balance Sheets were developed based upon the projected results of operations and cash flows over the Projection Period.

Reorganized ABH - Projected Balance Sheet

	Pro Forma	Projected Year Ending December 31,
	September 30, 2010	2010E	2011E	2012E	2013E	2014E
In US$ million unless otherwise noted

ASSETS
Current Assets:
Cash and cash equivalents	$150	$300	$618	$1,070	$1,579	$2,104
Accounts receivable	879	872	980	1,014	989	1,017
Inventories, net	588	608	621	620	618	617
Other current assets	121	115	115	115	115	115

Total current assets	$1,738	$1,895	$2,335	$2,820	$3,301	$3,854

Fixed assets, net	$2,866	$2,799	$2,615	$2,439	$2,247	$2,048
Unconsolidated Investments	66	65	65	66	70	75
Other non-current assets	311	306	269	260	250	244
Pension assets	149	159	227	297	377	453

Total assets	$5,130	$5,226	$5,511	$5,882	$6,245	$6,673

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and other accrued liabilities	$297	$422	$428	$431	$431	$434
Liabilities associated with assets held for sale	35	35	35	35	35	35

Total current liabilities not subject to compromise	$332	$456	$463	$466	$466	$469

Debt	241	241	241	241	241	241
Pension and OPEB	391	391	391	391	391	391
Other long-term liabilities	55	55	55	55	55	55

Exit Financing Facilities	1,191	1,191	1,191	1,191	1,191	1,191

Total liabilities	$2,210	$2,334	$2,341	$2,344	$2,344	$2,346

Shareholders’ equity / (deficit)	$2,534	$2,509	$2,782	$3,146	$3,508	$3,931

Non-controlling interests	$386	$383	$388	$392	$393	$396

Total liabilities and shareholders’ equity	$5,130	$5,226	$5,511	$5,882	$6,245	$6,673

6.	Reorganized ABH Statement of Cash Flow

The Reorganized ABH Statement of Cash Flow sets forth the Company’s forecasted changes in cash, after giving effect to the proposed reorganization.

Reorganized ABH - Projected Cash Flow Statement

	3 Months Ended December 31,	Projected Year Ending December 31,
	2010E	2011E	2012E	2013E	2014E
In US$ million unless otherwise noted

OPERATING ACTIVITIES
Net income / (loss)	$(26)	$273	$364	$361	$423
Adjustments to reconcile to net cash provided by / (used in) operating activities:
Depreciation, amortization, and cost of timber harvested	72	294	301	307	314
Deferred income taxes	6	—	—	—	—
Net income / (loss) attributable to noncontrolling interests	2	34	33	32	31
Net pension contributions	8	(49)	(52)	(62)	(58)
Net OPEB contributions	(18)	(19)	(18)	(18)	(17)
Equity investments net income	0	(7)	(8)	(10)	(10)
Amortization of financing costs	4	18	18	18	13
Changes in working capital:
Accounts receivable	6	(108)	(34)	25	(29)
Inventories	(19)	(13)	1	2	1
Accounts payable	124	7	3	(0)	3

Net cash provided by / (used in) operating activities	$160	$429	$608	$656	$671

INVESTING ACTIVITIES
Cash invested in fixed assets	(24)	(110)	(125)	(116)	(115)
Dispositions of assets	20	—	—	—	—
Other investing activities, net	(0)	27	(1)	(2)	(2)

Net cash provided by / (used in) investing activities	$(5)	$(83)	$(126)	$(117)	$(117)

FINANCING ACTIVITIES
Cash distributions attributable to non-controlling interests	(5)	(28)	(30)	(30)	(28)

Net cash provided by / (used in) financing activities	$(5)	$(28)	$(30)	$(30)	$(28)

Net increase / (decrease) in cash and cash equivalents	$150	$318	$452	$508	$526

Cash and cash equivalents:
Beginning of period	$150	$300	$618	$1,070	$1,579
End of period	$300	$618	$1,070	$1,579	$2,104

a.	Pension and Other Postretirement Benefit (“OPEB”) Contributions

i.	Pension

The Company has multiple contributory and non-contributory defined benefit pension plans covering substantially all of its employees. On an accounting basis, as of December 31, 2009 the qualified defined benefit retirement plans maintained by the Company had a funded status of approximately 93% (90% on a Pension Protection Act, or “PPA”, basis) and were under-funded by approximately $424 million. This includes a deficit under Canadian defined benefit plans of approximately CDN$ 1.4 billion as calculated on a solvency basis. Assuming that the Plan and CCAA Plan confirmed by the Bankruptcy Court and the Court, respectively, provide for the assumption of the qualified defined benefit retirement plans, the Company will likely be required to make significant cash contributions to these plans under applicable U.S. and Canadian laws over the next several years following emergence from bankruptcy in order to amortize the existing under-funding and satisfy current service obligations under the plans. Pension contributions will materially impact future cash flows that might otherwise be available for repayment of debt, capital expenditures, and other corporate purposes. All projected contributions referenced below are the amounts in excess of expense embedded in COGS and SG&A and appear in the Debtors’ projected Reorganized Statement of Cash Flow.

The projected contributions stated hereafter were provided by the Company’s pension advisors and conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company. These contributions for United States qualified plans are estimated to be approximately $16-27 million per year from 2010-2014 reflecting payments for both current and past service. Projected contributions also appear net of associated tax savings.

In connection with the CCAA Proceedings, the Court approved certain restrictions on the required cash contributions for the Canadian pension plans such that only current service costs were funded. In the Financial Projections, suspended contributions for past service costs have been resumed at estimated levels currently being negotiated with the relevant government authorities. Projected contributions for Canadian qualified plans are estimated to be approximately $35-44 million per year reflecting payments for both current and past service, net of associated tax savings.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and returns on pension plan assets, and could also be impacted by future changes in the laws and regulations applicable to pension plan funding as well as the ultimate conclusion of negotiations with the relevant government authorities.

ii.	OPEB

The Company also sponsors a number of OPEB plans for retirees.

Projected contributions for U.S. OPEB plans are estimated to be $7-8 million per year from 2010-2014 for both current and past service. These contribution levels assume an annual health care cost increase of 7.2% and a rate of compensation increase of 2.9%.

Projected contributions for Canadian OPEB plans are estimated to be approximately $8-9 million per year from 2010-2014 for both current and past service. These contribution levels assume a health care cost trend rate of 6.5% and a rate of compensation increase of 2.9%.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and rates of compensation increase, among other factors.

b.	Capital Expenditures

Capital expenditures are projected to range from $110 to $125 million per year. The projected capital plan is based on the Company’s expectation for average capital requirements through the cycle. Capital expenditures in 2011 are slightly lower than subsequent years to preserve shorter term liquidity. Priorities for capital expenditure include critical government / business requirements, project returns, facility / business ranking, equipment reliability and business judgment. No spending has been budgeted for capacity increases in the newsprint and CPP segments.

c.	Working Capital

i. Accounts receivable days sales outstanding (“DSOs”) vary based upon product line and destination, averaging approximately 55-60 DSOs. Domestic newsprint, which is approximately 45% of total sales have DSOs range from 33-37 days, while export sales are longer at 120-130 days. Specialty and Pulp DSOs range from 40-57 days while Lumber has the shortest sales cycle at 12-15 days. Changes in trade accounts receivable at emergence reflect the assumption that ACI’s accounts receivable securitization program is terminated at emergence and is not replaced.

ii. Accounts Payable: The current implied number of days for which trade accounts payable are outstanding is approximately 13 days. This is expected to rise gradually to approximately 30 days in the months after emergence from Chapter 11/ CCAA, as the Debtors begin to receive normalized trade terms from their trade creditors.

7.	ACI and D-Corp Summary EBITDA and Unlevered Free Cash Flow

ACI - EBITDA and Unlevered Free Cash Flow

($ in millions)	3 Mos. Ended:	Projected Year Ending December 31,
	Dec. 31, 2010	2011E	2012E	2013E	2014E
Revenue	$527	$2,353	$2,369	$2,419	$2,415

EBITDA	$44	$353	$355	$424	$436
% Margin	8.4%	15.0%	15.0%	17.5%	18.1%
Capital Expenditures	(12)	(52)	(59)	(56)	(58)
Pension / OPEB Contributions	(6)	(32)	(34)	(39)	(38)
Change in Working Capital	(219)	(58)	(1)	(1)	(6)
Cash Dividends to Non-Controlling Interests	0	0	0	(4)	(4)
Interest Income	0	2	5	11	17
Taxes	0	0	0	0	0
Other Items	(2)	27	(1)	(1)	(1)

Unlevered Free Cash Flow	$(194)	$239	$265	$335	$347

D-Corp - EBITDA and Unlevered Free Cash Flow

($ in millions)	3 Mos. Ended:	Projected Year Ending December 31,
	Dec. 31, 2010	2011E	2012E	2013E	2014E
Revenue	$64	$290	$290	$287	$286

EBITDA	$9	$82	$74	$76	$81
% Margin	14.1%	28.3%	25.4%	26.6%	28.3%
Capital Expenditures	(1)	(4)	(5)	(6)	(7)
Pension / OPEB Contributions	6	(19)	(19)	(26)	(21)
Change in Working Capital	267	(23)	(2)	0	(2)
Cash Dividends to Non-Controlling Interests	(5)	(23)	(22)	(19)	(17)
Interest Income	1	7	7	8	9
Taxes	0	0	0	0	0
Other Items	(0)	0	0	0	0

Unlevered Free Cash Flow	$277	$21	$34	$33	$43

8.	BI, BNS and BCFPI Summary EBITDA and Unlevered Free Cash Flow

BI - EBITDA and Unlevered Free Cash Flow

($ in millions)	3 Mos. Ended:	Projected Year Ending December 31,
	Dec. 31, 2010	2011E	2012E	2013E	2014E
Revenue	$346	$1,491	$1,514	$1,473	$1,495

EBITDA	$51	$290	$287	$233	$245
% Margin	14.8%	19.4%	19.0%	15.8%	16.4%
Capital Expenditures	(5)	(29)	(32)	(26)	(28)
Pension / OPEB Contributions	(9)	(3)	(2)	0	(1)
Change in Working Capital	56	(31)	(12)	14	(7)
Cash Dividends to Non-Controlling Interests	0	(5)	(9)	(8)	(7)
Interest Income	0	4	7	11	14
Taxes	(21)	(71)	(66)	(42)	(49)
Other Items	(2)	(1)	(1)	(1)	(1)

Unlevered Free Cash Flow	$71	$153	$173	$182	$166

BNS - EBITDA and Unlevered Free Cash Flow

($ in millions)	3 Mos. Ended:	Projected Year Ending December 31,
	Dec. 31, 2010	2011E	2012E	2013E	2014E
Revenue	$114	$456	$487	$446	$465

EBITDA	$12	$69	$98	$51	$62
% Margin	10.4%	15.0%	20.1%	11.5%	13.2%
Capital Expenditures	(3)	(14)	(16)	(12)	(8)
Pension / OPEB Contributions	(0)	(3)	(3)	(3)	(3)
Change in Working Capital	15	(2)	(8)	9	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	(9)	(18)	(26)	(9)	(13)
Other Items	0	0	0	0	0

Unlevered Free Cash Flow	$15	$33	$47	$37	$36

BCFPI - EBITDA and Unlevered Free Cash Flow

($ in millions)	3 Mos. Ended:	Projected Year Ending December 31,
	Dec. 31, 2010	2011E	2012E	2013E	2014E
Revenue	$174	$751	$820	$791	$813

EBITDA	$15	$73	$145	$123	$147
% Margin	8.3%	9.7%	17.6%	15.6%	18.0%
Capital Expenditures	(3)	(10)	(13)	(15)	(15)
Pension / OPEB Contributions	(2)	(11)	(12)	(13)	(13)
Change in Working Capital	(5)	0	(8)	5	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	0	0	0	0	0
Other Items	(1)	0	0	0	0

Unlevered Free Cash Flow	$4	$53	$113	$103	$117

APPENDIX H

ENTERPRISE VALUATION

In conjunction with formulating the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated May [24], 2010 (as may be amended and supplemented from time to time according to its terms, the “Plan”) and the CCAA Plan, the Company determined that it was necessary to estimate its consolidated value on a going-concern basis (the “Enterprise Value”). Accordingly, the Company, with the assistance of Blackstone, its financial advisors, has prepared the foregoing valuation.

In estimating the hypothetical range of the Enterprise Value of the Company, Blackstone:

a.	reviewed certain of the Company’s recent historical financial information;

b.	reviewed certain of the Company’s internal financial and operating data, which was prepared and provided to Blackstone by the Company’s management and which relates to the Company’s business and its prospects;

c.	met with the Company’s senior management team and discussed the Company’s operations and future prospects;

d.	considered certain economic and industry information relevant to the Company’s operating business;

e.	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate;

f.	reviewed certain publicly available financial data for, and considered the market value of, public companies that Blackstone deemed generally comparable to the operating business of the Company; and

g.	considered recent precedent transactions in the paper and forest products industry.

Although Blackstone reviewed the Company’s business, operating assets and liabilities and business plan, Blackstone assumed that the Financials Projections prepared by the Company’s management were reasonably prepared in good faith and on a basis reflecting the Company’s most accurate currently available estimates and judgments as to the future operating and financial performance of the Company. In addition, Blackstone did not independently verify the Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to holders of Allowed Claims/Proven Claims (as defined in the CCAA Plan) thereunder.

Blackstone’s estimated Enterprise Value of the Company does not constitute a recommendation to any holder of Allowed Claims / Proven Claims as to how such person should vote or otherwise act with respect to the Plan. Blackstone has not been asked to and does not express any view as to what the trading value of the Company’s securities would be when issued pursuant to the Plan or the CCAA Plan or the prices at which they may trade in the future.

Blackstone’s estimate of Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan and delivered under the CCAA Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Company set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Company, nor Blackstone, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Company, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Company’s industry and economic conditions generally, and other factors which generally influence the prices of securities.

As noted above, the estimate of the hypothetical range of Enterprise Values was calculated on a going-concern basis. The Plan and CCAA Plan are premised upon complete deconsolidation of the Company’s legal entities subject to those proceedings. As such, the values of the individual Debtors and Applicants (as defined in the CCAA Plan) and the Allowed Claims/Proven Claims against such Debtors and Applicants may affect what is available for distribution to the creditors of each such entity.

The following is a brief summary of certain financial analyses performed by Blackstone to arrive at its range of estimated Enterprise Values for the Company. Blackstone’s valuation analysis must be considered as a whole. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Enterprise Value.

i.	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based upon its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the Company’s unlevered after-tax free cash flows based on the Financial Projections (with certain adjustments noted in the Financial Projections section) plus an estimate for the value of the Company beyond the Projection Period, known as the terminal value. The terminal value is derived by applying a perpetuity growth rate to the average free cash flow generated over the Projection Period, discounted back to the assumed date of emergence by the Discount Rate.

ii.	Comparable Company Analysis

The comparable company valuation analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value) and minority interest. Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly EBITDA. Blackstone also examined enterprise values for each selected public company by including the pension underfunding of each company in enterprise value and then expressing those enterprise values as multiples of EBITDAP. In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage and business trends were examined. Based on these analyses, financial multiples and ratios are calculated to apply to the Company’s actual and projected operational performance.

iii.	Precedent Transactions Analysis

The precedent transactions analysis estimates value by examining public merger and acquisition transactions. The valuations paid in such acquisitions or implied in such mergers are analyzed as ratios of various financial results. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Company. Since precedent transaction analysis reflects aspects of value other than the intrinsic value of a company, there are limitations as to its applicability in determining the Enterprise Value. Nonetheless, Blackstone reviewed recent merger and acquisition transactions involving paper and forest products companies. Many of the transactions analyzed occurred in fundamentally different industry and credit market conditions from those prevailing in the marketplace and therefore may not be the best indication of value.

The valuation analysis assumes an Effective Date / Implementation Date of October 1, 2010 and is based on the Financial Projections provided by the Debtors’ management for 2010 – 2014, which are attached to this Disclosure Statement as Exhibit [B]. Based on these Financial Projections and solely for purposes of the Plan, Blackstone estimates that the Enterprise Value of the Company falls within a range of approximately $3,500 to $3,850 million with a mid-point estimate of $3,675 million. The Enterprise Valuation includes the proportionate share of value of investments in non-consolidated affiliates and the value of other assets.

Based on an assumed pro forma debt balance of approximately $1,250 million at the Effective Date / Implementation Date, including the Rights Offering at face value, the funded portion of the Exit Financing Facilities and the proportionate share of debt and long-term liabilities at the Company’s affiliates, Blackstone’s mid-point estimate of Enterprise Value implies a mid-point value for the New ABH Common Stock (the “Equity Value”) of approximately $2,425 million. The mid-point Equity Value assumes that there are no material differences between the face value and the fair value of the Rights Offering or other pro forma debt.